Exhibit 2.1

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) A TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAS BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

STOCK PURCHASE AGREEMENT

by and among

UNITED SILICON CARBIDE, INC.,

QORVO US, INC.,

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

and

ON SEMICONDUCTOR CORPORATION

(SOLELY FOR THE PURPOSES OF ARTICLE V AND SECTION 6.15)

Dated as of December 9, 2024

i

Exhibits

Exhibit A	Accounting Principles; Working Capital Calculation

Exhibit B	Business Employees

Exhibit C	Transitional Trademark License

Exhibit D	Transition Services Agreement

Exhibit E	[***]

Exhibit F	Lease Assignment and Assumption Agreement

Schedules

Schedule I	Pre-Closing Transferred Assets

Schedule II	Shared Contracts

Schedule III	Excluded Services

Schedule IV	Data Transfer Services

Schedule V	Reverse TSA Services

Disclosure Schedules

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 9, 2024, is by and among Qorvo US, Inc., a Delaware corporation (“Parent”), United Silicon Carbide, Inc., a Delaware corporation (the “U.S. Transferred Company”), Semiconductor Components Industries, LLC, a Delaware limited liability company (“Purchaser”), and, solely for the purposes of Article V and Section 6.15, ON Semiconductor Corporation, a Delaware corporation (“Guarantor”) (Parent, the U.S. Transferred Company and Purchaser, each a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, Parent, directly or indirectly through certain of its Affiliates (including the U.S. Transferred Company and Qorvo Philippines Silicon Carbide, Inc., a corporation organized under the Laws of the Philippines (the “Philippine Transferred Company”, and together with the U.S. Transferred Company, collectively, the “Transferred Companies” and each, a “Transferred Company”)), are engaged in the Business (as defined below);

WHEREAS, Parent beneficially holds (or prior to or at the Closing, shall hold), directly or indirectly, all outstanding shares of capital stock of the Transferred Companies (the “Transferred Shares”);

WHEREAS, Parent holds, directly or indirectly, the rights, titles or interests in or to certain assets that are not otherwise held by the Transferred Companies as of the date hereof, as set forth on Schedule I (the “Pre-Closing Transferred Assets”);

WHEREAS, Parent desires to sell and transfer, and Purchaser desires to purchase and acquire, all of Parent’s right, title and interest in and to the Transferred Shares for the consideration set forth in Section 2.2, subject to the terms and conditions of this Agreement (the “Share Sale”);

WHEREAS, prior to the Closing (as defined below) Parent desires to transfer to one or more of the Transferred Companies, and the Transferred Companies desires to acquire, all of Parent’s right, title and interest in and to the Pre-Closing Transferred Assets (the “Pre-Closing Asset Transfer”), and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, concurrently with the Closing, Parent, the U.S. Transferred Company and the other parties thereto shall have entered into the Asset Transfer Agreement, in substantially the form to be mutually agreed by the Parties (the “Asset Transfer Agreement”), to effect the Pre-Closing Asset Transfer;

WHEREAS, Parent desires to transfer and assign, and Purchaser desires to assume, all right, title and interest of Parent in and to that certain Office Lease, dated as of April 9, 2020, by and between U.S. Transferred Company, as tenant, and [***] as landlord, of the premises located at [***] (the “Original Lease”), as assigned by U.S. Transferred Company to Parent pursuant to that certain Assignment of Lease, dated as of April 21, 2023 (as assigned, together with the Original Lease and any exhibits, schedules and attachments thereto, the “NJ Office Lease Agreement”), and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, concurrently with the Closing, Parent, Purchaser, and the other parties thereto shall have entered into Lease Assignment and Assumption Agreement, the form of which is attached hereto as Exhibit F (the “Lease Assignment and Assumption Agreement”), to effect such assignment and assumption (the “NJ Lease Assignment”, and together with the Share Sale and the Pre-Closing Asset Transfer, the “Sale”);

WHEREAS, the respective boards of directors of Parent and Purchaser have approved and declared advisable the consummation of the Sale on the terms and subject to the conditions of this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Principles” shall mean the methods, policies, practices, procedures, classifications and methodologies set forth on Exhibit A; provided, that, the term “Accounting Principles” in respect of Taxes shall mean Law.

“Action” shall mean any claim, action, investigation, audit, complaint, demand, charge, suit, mediation, arbitration, litigation or proceeding by or before any Governmental Entity.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided, that, from and after the Closing, (a) none of the Transferred Companies shall be considered an Affiliate of Parent or any of Parent’s Affiliates and (b) none of Parent nor any of Parent’s Affiliates shall be considered an Affiliate of any Transferred Company.

“Affiliated Group” shall mean an affiliated, consolidated, combined or unitary group as defined in Section 1504 of the Code (or any analogous provision under state, local or non-U.S. income Tax Law).

“[***] Contract” means Contract No. [***], dated April 12, 2021, by and among U.S. Transferred Company, the [***] and [***], as amended, including by that certain Amendment of Solicitation/Modification of Contract, dated as of October 26, 2021, that certain Amendment of Solicitation/Modification of Contract, dated as of May 25, 2022, and that certain Amendment of Solicitation/Modification of Contract, dated as of July 31, 2024.

“Ancillary Agreements” shall mean the Transition Services Agreement, the Transitional Trademark License, [***] the Asset Transfer Agreement, the Lease Assignment and Assumption Agreement, Deed of Absolute Sale of Shares, and the certificates to be delivered pursuant to Section 10.2(d) and Section 10.3(c) of this Agreement.

“Anti-Bribery Laws” shall mean (a) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), (b) the United Kingdom Bribery Act of 2010 (as amended), (c) the U.S. Money Laundering Control Act of 1986 (as amended), and (d) other applicable Laws concerning anti-bribery, anti-corruption, and anti-money laundering applicable to the Business and its operations from time to time.

“Benefit Plan” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each other compensation or benefit plan, program or arrangement, including any employment agreement, offer letter, cash or equity-based bonus or incentive arrangement, severance or retention arrangement, vacation policy, pension or retirement plan, or health and welfare plan, whether or not in writing and whether or not funded (other than any plan, program, policy or agreement that is maintained by or to which contributions are mandated by a Governmental Entity), in each case, that is sponsored, maintained or contributed to by a Transferred Company or a member of the Parent Group for the benefit of the current Business Employees and directors, consultants or independent contractors (or their respective beneficiaries) of the Transferred Companies, or with respect to which a Transferred Company has any actual or contingent liability.

“BIR” shall mean the Philippine Bureau of Internal Revenue.

“Business” shall mean the semiconductor business of designing, developing, manufacturing or selling silicon carbide (“SiC”) power junction field effect transistors (“JFET”) or SiC power diodes, as currently designed, developed, produced, or sold by the Transferred Companies and Parent Group, as of the date hereof and as of immediately prior to the Closing.

“Business Acquisition” shall mean the acquisition of the U.S. Transferred Company by Parent pursuant to the Agreement and Plan of Merger, dated as of September 13, 2021, by and among Qorvo US, Inc., [***] the U.S. Transferred Company and [***] and any related Contracts therewith.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in Greensboro, North Carolina, Princeton, New Jersey or New York, New York, in each case, are required or authorized by Law to be closed.

“Business Employee” shall mean each individual who, as of the relevant date, (i) is employed by Parent or one of its Affiliates (other than the employees of the Philippine Transferred Company) and (ii) (A) spends more than 95% of his or her working time in the Business or (B) is otherwise mutually agreed by the Parties to be a Business Employee, in each case, as listed on Exhibit B.

“Business IP” shall mean, collectively, (i) the Intellectual Property owned or purported to be owned by the Transferred Companies and (ii) all Intellectual Property (excluding the Excluded IP) owned or purported to be owned by Parent or its Subsidiaries and primarily used by the Business.

“Business Material Adverse Effect” shall mean any event, change, development or effect that, individually or taken together, has, or would reasonably be expected to have, a material adverse effect on (a) the condition (financial or otherwise) or results of operations of the Business or the Transferred Companies, taken as a whole, or (b) the ability of Parent or the Transferred Companies to consummate the Sale or the transactions contemplated by this Agreement in accordance with this Agreement or applicable Law; provided, however, for purposes of clause (a), that no such event, change, development or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, or whether there would be, a “Business Material Adverse Effect”: (i) general conditions and trends in the industries or businesses in which the Business is operated or in which any of the Transferred Companies operates, including competition in geographic or product areas, (ii) general political, economic, regulatory, financial or capital markets conditions (including interest rates, exchange rates, tariffs, sanctions, trade wars, credit markets, or in respect of or as a result of any political elections) or changes therein or disruptions thereof in the United States or global financial, credit, banking, securities, debt, commodities or other capital markets, (iii) any act of civil unrest, war or the occurrence or escalation of any military attack or act of terrorism (including cyber terrorism or other cyber attacks), including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States, or any other Governmental Entity, of a national emergency or war, (iv) any conditions resulting from natural or manmade disasters, acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, declared or undeclared acts of war, or any escalation or worsening of any of the foregoing, epidemics, pandemics, disease outbreaks, or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, (v) compliance by Parent or the Transferred Companies with applicable Law, (vi) the failure of the financial or operating performance of the Transferred Companies to meet internal, Parent’s, Purchaser’s or any other Person’s projections, forecasts, budgets or other estimates, financial projections or forecasts for any period (provided, that, the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a “Business Material Adverse Effect”; provided, further, that, this clause (vi) shall not be construed as implying that any Person is making any representation or warranty hereunder with respect to any internal projections, forecasts, budgets or other estimates, financial projections or forecasts), (vii) any matter disclosed in the Disclosure Schedules, (viii) any action taken or omitted to be taken as expressly permitted by this Agreement or by express written request of Purchaser, (ix) the execution, negotiation, announcement, pendency or consummation of this Agreement and the Ancillary Agreements or the terms hereof or thereof (including the identity of Purchaser or its Affiliates and the plans or intentions of Purchaser or its Affiliates with respect to the conduct of the Business or the operations or strategy of the Business) or compliance with or performance under the terms hereof or thereof and the impact of any of the foregoing on any relationships (contractual or otherwise) with distributors, customers, suppliers, landlords, vendors, lessors, licensors, collaboration or joint venture partners, employees, regulators, governmental agencies or any other advisor or representative, or (x) changes in any Laws or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof, except, in the case of the foregoing clauses (i) through (iii), to the extent that the Business or the Transferred Companies, taken as a whole, as applicable, are disproportionately adversely affected thereby relative to other similarly situated Persons or businesses operating in the industries in which the Business operates (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or may be a Business Material Adverse Effect).

“Calculation Time” shall mean 11:59 p.m. (New York City time) on the day immediately prior to the Closing Date.

“Cash” shall mean, as of any time of determination, the aggregate amount of all cash, cash equivalents, wires transfers and drafts deposited or received and available for deposit, marketable securities, and other similar cash items of the Transferred Companies, in each case, together with any accrued interest thereon. Notwithstanding anything herein to the contrary, “Cash” shall be reduced by any issued but uncleared checks and increased by any deposits of cash, checks and wires in transit, in each case, as of such time of determination.

“Clean Team Agreement” shall mean the Clean Team Agreement, dated as of May 9, 2024, by and between Parent and Guarantor.

“Closing Cash Amount” shall mean the amount of Cash as of the Calculation Time, excluding any declared dividends and Cash extracted (or agreed to be extracted) from the Transferred Companies pursuant to Section 6.7 after the Calculation Time and as reduced for any payments made between the Calculation Time and immediately prior to the Closing which are used to pay Indebtedness or Transaction Expenses.

“Closing Indebtedness Amount” shall mean the amount of Indebtedness as of immediately prior to the Closing on the Closing Date.

“Closing Transaction Expense Amount” shall mean the amount of Transaction Expenses, to the extent unpaid and payable by a Transferred Company immediately prior to the Closing on the Closing Date.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Combined SiC Restricted Business” shall mean the business of designing, developing, manufacturing or selling products that contain silicon carbide (“SiC”) power junction field effect transistors (“JFET”) or SiC power diodes, in each case, co-packaged with other integrated circuits.

“Company Benefit Plan” shall mean each Benefit Plan that, as of immediately prior to the Closing, is sponsored, maintained or contributed to solely by a Transferred Company, other than any Benefit Plan that a Transferred Company is required to sponsor, maintain, or contribute to under Law.

“Competition Laws” shall mean, collectively, any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Confidentiality Agreement” shall mean the Confidentiality and Non-Disclosure Agreement, dated as of December 7, 2023, by and between Parent and Guarantor, as amended from time to time.

“Contract” shall mean any legally binding agreement, lease or sublease, contract, license or sublicense, arrangement, option, instrument or other agreement, arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) that is in effect, other than a Permit or Benefit Plan.

“Control” or “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by,” “controls,” “controlling” and “under common control with” shall have correlative meanings).

“Controlled Group Liability” shall mean any and all liabilities (a) under any multiemployer plan (as defined in Section 3(37) of ERISA), (b) under Title IV of ERISA, (c) under Section 302 of ERISA or Sections 412 and 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of ERISA Section 601 et seq., and Section 4980B of the Code, and (e) under corresponding or similar provisions of any foreign Law related to defined benefit pension plan funding requirements or post-termination medical insurance plan coverage.

“Deed of Absolute Sale of Shares” shall mean that certain agreement, substantially in the form mutually agreed by the Parties, pursuant to which the shares of the Philippine Transferred Company will be transferred to Purchaser.

“Delayed Transfer Employee” shall mean any Business Employee whose employment transfers or is intended to transfer to Purchaser or an Affiliate after the Closing Date. For clarity, no Philippines Entity Employee will be a Delayed Transfer Employee.

“DOL” shall mean the U.S. Department of Labor.

“eCAR” shall mean a Certificate Authorizing Registration from the BIR.

“Environmental Laws” shall mean any Law relating to the control of pollution or the protection of the environment or human health or safety (in relation to exposure to Hazardous Materials), including laws regulating the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials.

“Equity Interest” shall mean, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or stock appreciation, phantom stock or other similar rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean each entity that, together with the U.S. Transferred Company, would be treated as a “single employer” for purposes of Section 414 of the Code or Section 4001(b) of ERISA.

“Excluded IP” shall mean the Intellectual Property set forth on Section 1.1(a) of the Disclosure Schedules.

“Excluded Services” shall mean the services set forth on Schedule III.

“FDI Laws” shall mean any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.

“Foreign Plan” shall mean a Company Benefit Plan that is subject to any Law other than U.S. federal, state or local Law and is primarily for the benefit of an employee who resides or works primarily outside the U.S.

“Fraud” shall mean (i) a false representation of material fact in the making of the representations and warranties set forth in Articles III, IV or V of this Agreement or in any Ancillary Agreement; (ii) made with actual knowledge (not imputed or constructive knowledge) that such representation is false; (iii) with an intention to induce another Party to whom such representation is made to rely on such false representation to such other Party’s detriment; (iv) such other Party reasonably relies upon such false representation; and (v) such other Party suffers a Loss in connection with such reasonable reliance. For the avoidance of doubt, “Fraud” shall not include any type of constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud or negligent or reckless misrepresentation or omission.

“Fundamental Representations” shall mean those representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority Relative to this Agreement), Section 3.4 (Ownership of Transferred Shares; Title), Section 4.1(a) (Organization and Qualification), Section 4.2 (Authority Relative to this Agreement), Section 4.3 (Capitalization of the Transferred Companies) and Section 4.18 (Brokers).

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Global Trade Laws” shall mean the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations administered by the Office of Foreign Assets Control (“OFAC”); U.S. Customs Regulations, EU Council Regulations on export controls, including Nos. 428/2009, 267/2012; other EU Council sanctions regulations, as implemented in EU Member States; United Nations sanctions policies; the Buy American Act of 1933; all relevant regulations made under any of the foregoing; and other applicable economic sanctions, export control, or customs Laws imposed by a relevant Governmental Entity.

“Government Bid” shall mean any outstanding bid, offer or proposal which, if accepted or successful, would result in a Government Contract.

“Government Contract” shall mean any Contract (i) between the Transferred Companies and (a) a Governmental Entity, (b) any prime contractor of a Governmental Entity, or (c) any subcontractor at any tier with respect to any Contract of the type described in clause (a) or (b) above or (ii) that is included among the Pre-Closing Transferred Assets and of the type described in clause (a), (b), or (c) above.

“Governmental Entity” shall mean any foreign, domestic, federal, territorial, state or local governmental entity, court, tribunal, judicial or arbitral body, agency or instrumentality, or any regulatory, administrative or other department or agency of any of the foregoing, including any governmental entity having jurisdiction over the assessment, determination, reporting, collection or administration of any Taxes.

“Hazardous Material” shall mean any substance, material or waste that is defined, listed or regulated in any Environmental Law as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar import.

“Indebtedness” shall mean, without duplication, to the extent such amount is actually unpaid, (a) any indebtedness for borrowed money of any Transferred Company, whether or not evidenced by bonds, bankers’

acceptances, notes or debentures and similar instruments; (b) any obligations of any Transferred Company in respect of letters of credit, surety bonds or bank guarantees, in each case, to the extent funds have been drawn thereunder; (c) any obligations under capital leases recorded in the Business Financial Information as of September 30, 2024 with respect to which any Transferred Company is liable; (d) obligations of the Transferred Companies for the deferred but unpaid purchase price of property or services; (e) earnout obligations of the Transferred Companies or other forms of contingent payments in connection with any prior acquisition of capital stock or assets of another Person; and (f) any deferred compensation payable under a Benefit Plan on or after Close to a Business Employee that is accrued as a liability on the balance sheet of any Transferred Company with regard to such Business Employee and payable by such Transferred Company to such Business Employee after the Closing (including the employer portion of any payroll, social security, unemployment and similar Taxes incurred in respect of such obligations); provided, that, “Indebtedness” shall not include (1) any intercompany trade accounts between the Transferred Companies or between a Transferred Company and any member of the Parent Group arising in the ordinary course of business or any intercompany non-trade accounts between the Transferred Companies or between a Transferred Company and any member of the Parent Group, (2) any intercompany obligations for borrowed money among or between the Transferred Companies or between a Transferred Company and any members of the Parent Group, (3) any liabilities arising under or related to warranties made by the Transferred Companies in the ordinary course of business, (4) any items included in Working Capital or Transaction Expenses, (5) any liabilities or obligations arising from any financing, debt or other similar arrangements of Purchaser or its Affiliates, or (6) any liabilities or obligations incurred at the direction of Purchaser or its Affiliates.

“Indemnified Taxes” shall mean, without duplication, any and all (a) Taxes of Parent or for which Parent is liable for any Tax period, (b) Taxes of the Transferred Companies (or for which a Transferred Company is liable) for any Pre-Closing Tax Period, (c) Transfer Taxes which are the responsibility of Parent pursuant to Section 6.20 or Section 8.3, (d) Taxes of any Person for a Pre-Closing Tax Period by reason of a relationship existing prior to the Closing imposed on or in respect of a Transferred Company pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Tax Law), as transferee or successor, or by contract (other than agreements whose principal purpose is not related to Tax), (e) Taxes (including, for the avoidance of doubt, withholding Taxes) of Parent or any of its Affiliates with respect to the transactions contemplated by this Agreement or (f) Taxes arising out of any breach of any covenant or agreement of Parent contained in this Agreement. Notwithstanding the foregoing, Indemnified Taxes shall not include any Taxes to the extent such Taxes (A) were included as a reduction in the Closing Purchase Price through Estimated Working Capital or (B) arise from actions taken by Purchaser on the Closing Date following the Closing that are outside of the ordinary course of business, other than any such actions taken that (x) are taken at the request of Parent or any Subsidiary thereof or (y) are expressly provided for by this Agreement. For the avoidance of doubt, any reference to the Transferred Companies shall include the Philippine branch of the U.S. Transferred Company.

“Independent Accounting Firm” shall mean Deloitte & Touche LLP, or if such accounting firm is unable to accept such role, such other independent accounting firm that is mutually acceptable to Parent and Purchaser.

“Intellectual Property” shall mean any and all intellectual property rights in any jurisdiction anywhere in the world, including all U.S. or international statutory or common law rights throughout the world in, or arising out of the following: (a) all United States and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof and statutory invention registrations (“Patents”); (b) intellectual property rights in (i) trade secrets or (ii) know-how, and confidential information, proprietary processes, formulae, models, and methodologies, in each case, that derives independent economic value from not being publicly known (“Trade Secrets”); (c) trademarks, service marks, trade dress and trade names, and all goodwill associated therewith, and registrations and applications for registration thereof (“Marks”); (d) copyrights and copyright registrations and applications for registration thereof (“Copyrights”); (e) domain names and registrations therefor; (f) mask work rights; (g) intellectual property rights in Software or other Technology; and (h) all registrations and applications for registration, renewals, extensions and reversions, of any of the foregoing.

“Intentional and Willful Breach” shall mean a deliberate act or a deliberate failure to act with the knowledge that such act or failure to act would reasonably be expected to be a breach of this Agreement.

“IRS” shall mean the U.S. Internal Revenue Service.

“ISRA” means the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and its implementing regulations at N.J.A.C. 7:26B and 7:26C.

“Key Employees” shall mean [***] (each, a “Key Employee”).

“Key Transferred Employees” shall mean [***]

“Law” shall mean any federal, state, local or foreign law, statute, code, regulation, ordinance, rule, Order, judgment, injunction, decree, ruling, or other requirement or rule of law enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Liens” shall mean all liens, mortgages, pledges, charges, security interests, restrictions on transfer (other than restrictions on transfer arising under applicable securities Laws), purchase rights, options, or other similar encumbrances.

“Losses” shall mean, with respect to any Person, any liability, cost, damage, deficiency, penalty, fine or other loss or expense, whether or not arising out of a third-party claim, that are imposed, incurred or suffered by such Person; provided, however, that “Loss” shall not include any indirect or punitive damages, diminution in value or consequential damages.

[***]

“ODM” shall mean original design manufacturer.

“Off-the-Shelf Software” shall mean any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Transferred Companies or Parent or any of its Subsidiaries on a non-exclusive basis for a one-time license fee of less than $500,000 per license or an ongoing licensee fee of less than $250,000 per year, per vendor.

“Open Source License” shall mean a license that complies with the “Open Source Definition” of the Open Source Initiative (www.opensource.org), including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Creative Commons License, or that otherwise requires as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software: (a) be publicly disclosed or distributed in source code form, (b) be licensed in source code form for purposes of preparing derivative works or (c) be redistributed at no charge.

“Order” shall mean any outstanding order, judgment, writ, injunction, stipulation, award, determination or decree, in each case, entered by a Governmental Entity.

“Organizational Documents” shall mean, with respect to a Person, the certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or equivalent governing documents, as applicable, of such Person, and any amendment thereto entered into prior to the date hereof.

“Parent Group” shall mean Parent and its controlled Affiliates and their respective successors and assigns (other than any Transferred Company).

“Parent Material Adverse Effect” shall mean any event, change, development or effect that, individually or taken together, has, or would reasonably be expected to have, a material adverse effect on the ability of Parent or Guarantor to consummate the Sale prior to the Outside Date pursuant to this Agreement or of Parent or Guarantor to perform its obligations under this Agreement or any of the Ancillary Agreements.

“Parent Related Parties” shall mean Parent and its Affiliates, and its and their respective shareholders, members, managers, general or limited partners, officers, directors, employees, agents and Representatives, and each of their respective heirs, executors, administrators, and permitted successors and assigns.

“Parent’s Knowledge” or other similar phrases shall mean the knowledge that [***] have or should have had after reasonable inquiry of internal sources and employees reasonably likely to have relevant information.

“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, consents, or Orders of, or filings with, any Governmental Entity.

“Permitted Liens” shall mean, with respect to the Transferred Companies only, (a) statutory Liens of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens arising or incurred in the ordinary course of business for amounts that are not delinquent, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes, assessments or other governmental charges or levies that are not delinquent or that are being contested by appropriate Actions for which adequate reserves have been established in accordance with GAAP by the Transferred Companies or that may thereafter be paid without material penalty and for which appropriate reserves have been established in compliance with GAAP, (d) Liens disclosed on or reflected in the statements of Business Financial Information or other public registries or recording offices, (e) defects or imperfections of title or other Liens which, individually and in the aggregate, do not materially interfere with or impair the occupancy or use of the Business Leased Real Property for purpose for which it is currently used in connection with the Business, (f) leases, subleases and similar agreements with respect to the Business Leased Real Property, (g) Liens listed in, or otherwise set forth or described in, the applicable title insurance policies or the schedules thereto, which are not violated by the current use and operation of the Business Leased Real Property, and any easements, covenants, rights-of-way, restrictions of record and other similar charges which, individually and in the aggregate, do not materially interfere with or impair the occupancy or use of the Business Leased Real Property for purpose for which it is currently used in connection with the Business, (h) any conditions that would be shown by a current, accurate survey or physical inspection of any Business Leased Real Property, (i) zoning, building and other similar restrictions imposed by Governmental Entity having jurisdiction over the Business Leased Real Property, (j) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, (k) non-exclusive licenses, or other non-exclusive grants of rights, of Intellectual Property, (l) Liens incurred in the ordinary course of business securing liabilities that are not material to the Business as a whole, (m) Liens relating to intercompany borrowings among a Person and its wholly owned Subsidiaries, (n) any purchase money security interests, equipment leases or similar financing arrangements, (o) the other Liens set forth on Section 1.1(b) of the Disclosure Schedules, (p) Liens that will be released at or prior to Closing, (q) such other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money that do not detract from or diminish the value of, or impair the present use or operation of, the assets to which they relate, in each case, in such a way that would reasonably be expected to have a Business Material Adverse Effect or a Parent Material Adverse Effect, as applicable, (r) restrictions on the ownership or transfer of securities imposed by federal or state securities Laws, and (s) any other Liens caused by any act or omission of Purchaser or Purchaser’s Representatives.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Personal Information” shall mean (a) any information that, alone or in combination with other information can be reasonably used to specifically identify, or relate to a particular individual; and (b) any information that constitutes “personal information,” “personal data,” “personally identifiable information” or other similar terms under applicable Law.

“Philippine Transferred Company Liabilities” shall mean all Losses arising out of, resulting from, relating to or in connection with the ownership of the Philippine Transferred Company and any of the assets or liabilities held by the Philippine Transferred Company, in each case prior to the Closing, solely to the extent not included in the Working Capital as finally determined.

“Philippines Entity Employee” shall mean each current employee of the Philippine Company, including any such employee who is on sick leave, military leave, vacation, holiday, short term or long term disability or other similar leave of absence.

“Post-Closing Tax Period” shall mean any taxable periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable periods ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Purchaser Fundamental Representations” shall mean those representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority Relative to this Agreement) and Section 5.5 (Brokers).

“Purchaser Material Adverse Effect” shall mean any event, change, development or effect that, individually or taken together, has, or would reasonably be expected to have, a material adverse effect on the ability of Purchaser to consummate the Sale prior to the Outside Date pursuant to this Agreement or of Purchaser to perform its obligations under this Agreement or any of the Ancillary Agreements.

“Purchaser’s Knowledge” or other similar phrases shall mean the knowledge that [***] have or should have had after reasonable inquiry of internal sources and employees reasonably likely to have relevant information.

“Release” shall mean, with respect to Hazardous Materials, any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping or leaching into the environment.

“Representatives” of a Person shall mean any Affiliate of such Person and its and their respective officers, directors, employees, financial advisors, attorneys, accountants and other advisors and representatives.

“Restricted Business” shall mean, collectively, the Combined SiC Restricted Business and the Standalone SiC Restricted Business, as applicable.

“Restricted Country” shall mean any country or geographic region subject to comprehensive economic sanctions administered by the United States within the past five (5) years (including Cuba, Iran, Russia, North Korea, Syria, and the Crimea and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Restricted Party” shall mean any (a) Person on one or more of the Restricted Party Lists or (b) any Person owned or controlled by, or acting on behalf of, a Person on one or more of the Restricted Party Lists.

“Restricted Party Lists” shall mean the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; and similar lists of restricted parties maintained by other relevant Governmental Entities.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” shall mean any unlawful or unauthorized acquisition of, access to, loss, alteration, exfiltration, destruction, theft or disclosure of Personal Information.

“Shared Contract Obligations” shall mean those provisions and obligations under each Shared Contract to the extent they relate to the Business and are attributable to the period from and after the Closing.

“Shared Contract Rights” shall mean those provisions and rights under each Shared Contract to the extent that they relate to the Business and are attributable to the period from and after the Closing.

“Shared Contracts” shall mean the Contracts set forth on Schedule II.

“Software” shall mean computer programs (whether in source code, object code, or other form) and all documentation, including user manuals and training materials, related to any of the foregoing.

“Standalone SiC Restricted Business” shall mean the business of designing, developing, manufacturing or selling products that contain silicon carbide (“SiC”) power junction field effect transistors (“JFET”) or SiC power diodes, excluding any products that co-package any of the foregoing with any other integrated circuit.

“Standard Terms” shall mean Contracts entered into in the ordinary course of business by Parent or its controlled Affiliates (in each case, as related to the Business) or the Transferred Companies in connection with the operation of the Business, on the one hand, and (a) the customers, vendors or service providers of the Business or (b) the employees, contractors or consultants of the Business, for the development of Business IP or the protection of proprietary or confidential information, on the other hand, in each case of clauses (a) or (b), which do not materially differ in substance from the Contracts that have been made available to Purchaser.

“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, or (b) such first Person is a general partner or managing member.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (a) tax of any kind, including any U.S. federal, state, local, foreign or supranational income, net worth, profits, license, severance, occupation, windfall profits, diverted profits, capital gains, capital stock or other equity securities, transfer, registration, social security (or similar, including the Federal Insurance Contributions Act), production, franchise, gross income, gross receipts, payroll, sales, employment, unemployment, disability, severance, workers’ compensation, financial transaction, conveyance, documentary, use, property, excise, value added, ad valorem, estimated, stamp, property (real, tangible or intangible), commercial rent, premium, environmental, alternative or add-on minimum, base erosion minimum, or withholding tax, any customs duties or any other fees, charges, levies, excises, duties or assessments of any kind in the nature of (or similar to) taxes, together with any interest, penalties, inflation linkage or addition thereto, imposed under applicable Tax Law, and (b) any penalty imposed for the failure to file, properly to file or timely to file any Tax Return.

“Tax Return” shall mean any return, form, voucher, schedule, notice, certificate, document, election, declaration, report, claim for refund or information return or statement filed or required to be filed with any Governmental Entity relating to Taxes, including, in each case, any amendment thereof and any attachment thereto.

“Tax Sharing Agreement” shall mean any Tax sharing allocation or indemnification or similar agreement, provision or arrangement, other than any agreement, provision or arrangement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes.

“Technology” shall mean all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulae, algorithms, compositions, processes and techniques, data, mask works, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, software, computer hardware, electronic, electrical, and mechanical equipment, and all other forms of technology, tangible or intangible, whether or not protected or protectable as Intellectual Property, but, for clarity, excluding, in each case, Intellectual Property that may be embodied in or related to any of the foregoing.

“Transaction Expenses” shall mean, without duplication, to the extent unpaid at the Calculation Time, (a) all fees, costs and expenses incurred by or required to be paid by the Transferred Companies prior to or at the Closing solely in connection with the transactions contemplated by this Agreement, whether or not billed or accrued prior to the Closing (including the fees, costs, payments and expenses payable to (i) Ropes & Gray LLP; (ii) Citigroup Global Markets Inc. (“Citi”); and (iii) the cost of any data room provider, in each case, to the extent unpaid at the Calculation Time, in connection with the transactions contemplated by this Agreement), (b) except as provided in clauses (5) and (6) below, any change of control, retention, or other similar bonus payment obligations of the Transferred Companies, in each case, to the extent that such amounts become payable by the Transferred Companies to any current or former officers, directors, employees or other individual service provider of the Transferred Companies or Business solely as a result of the transactions contemplated hereby (for the avoidance of doubt, excluding any “double-trigger” payment resulting from the termination, after the Closing, of a service provider’s service with the Transferred Companies, Parent or any of its controlled Affiliates), and the amount of the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts, but only to the extent actually payable, and (c) any premiums (including any underwriting fees payable to an insurer), Taxes, brokers’ commissions and other similar costs, fees and expenses (including uninsured costs to pursue coverage under the R&W Insurance Policy) related to obtaining any R&W Insurance Policy obtained by Purchaser (for the avoidance of doubt, excluding any advisor fees and costs relating to the R&W Insurance Policy, including attorney’s fees, which shall be paid for by the Party who incurred such fees and costs); provided, that, if Parent or any of its Affiliates agrees to pay and be responsible for any expense of the Transferred Companies that would otherwise constitute a Transaction Expense, any such expense shall not be a Transaction Expense hereunder (provided, that, Parent or any of its Affiliates fully assumes, agrees to pay, and holds Purchaser harmless in respect of any such expense); provided, however, that “Transaction Expenses” shall exclude (1) any items included in Working Capital or Indebtedness, (2) any payments made or required to be made pursuant to arrangements entered into by, or at the direction of, Purchaser or any of its Affiliates, (3) any expenses of, or expenses initiated at the request of, Purchaser or any of its Affiliates, (4) any severance that Purchaser is obligated to pay to any Business Employee or reimburse Parent under Section 7.4 of this Agreement (including the employer portion of any payroll, social security, unemployment and similar Taxes imposed in respect of such amounts), (5) any items included in Indebtedness, and (6) any payments pursuant to Section 7.4 of this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts).

“Transitional Trademark License” shall mean a transitional trademark license agreement, between Purchaser and Parent, effective at Closing, the form of which is attached hereto as Exhibit C, including the initial Brand Guidelines (as defined therein) attached as Exhibit A thereto.

“Transition Services Agreement” shall mean a transition services agreement, between Purchaser and Parent, providing for the transitional services set forth therein, for the time periods and on the terms and conditions, including the cost for such services, set forth therein, effective at Closing, the form of which is attached hereto as Exhibit D.

“Treasury Regulations” shall mean the regulations promulgated under the Code.

“United States” or “U.S.” shall mean the United States of America, including any State thereof and the District of Columbia.

“Working Capital” shall mean, on a consolidated basis, (a) the current assets of the Transferred Companies and Pre-Closing Transferred Assets that are included in the line items of current assets specifically identified in Exhibit A, in each case, as of the Calculation Time less (b) the current liabilities of the Transferred Companies and Pre-Closing Transferred Assets that are included in the line items of current liabilities specifically identified in Exhibit A, in each case, as of the Calculation Time; and in each case, without duplication and without giving effect to the Sale, and calculated in accordance with the Accounting Principles; provided, that, in no event shall “Working Capital” include any amounts to the extent included in or with respect to (i) Indebtedness, Cash, or Transaction Expenses, (ii) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts to be settled or eliminated at or prior to the Closing pursuant to Section 6.8, (iii) intercompany liabilities between the Transferred Companies or any member of the Parent Group, or (iv) liabilities or payments that are expressly required to be paid at or following the Closing by Parent or any of its Affiliates pursuant to this Agreement; and provided, further, that in no event shall “Working Capital” include any amounts with respect to current or deferred income Tax assets or current or deferred income Tax liabilities.

“Working Capital Target” shall mean $[***].

Section 1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Term	Section / Article
245A Election	Section 8.4(b)
Acquisition Transaction	Section 6.16(a)
Affiliate Agreement	Section 4.20(b)
Agreement	Preamble
Asset Transfer Agreement	Recitals
Author	Section 4.13(e)
Base Purchase Price	Section 2.2(a)
Business Financial Information	Section 4.4(a)
Business Guarantees	Section 6.9
Business IT Systems	Section 4.14(a)
Business Leased Real Property	Section 4.19(b)
Cap	Section 9.4(b)
Claim Certificate	Section 8.5(b)
Closing	Section 2.1
Closing Date	Section 2.3(a)
Closing Purchase Price	Section 2.2(b)
Collective Bargaining Agreement	Section 4.6(a)(ix)
Competing Activity	Section 6.17(a)
Continuation Period	Section 7.5
D&O Indemnified Person	Section 6.10(a)
Data Room	Section 12.1(b)
Deductible	Section 9.4(a)
Disclosure Schedules	Article III
DQE Rejection Scenario	Section 6.24
eCAR	Section 8.3
Enforceability Exceptions	Section 3.2
Estimated Closing Cash Amount	Section 2.4
Estimated Closing Indebtedness Amount	Section 2.4

Term	Section / Article
Estimated Closing Statement	Section 2.4
Estimated Transaction Expense Amount	Section 2.4
Estimated Working Capital	Section 2.4
FAR	Section 4.25(a)
Final Allocation	Section 2.8(a)
Final Closing Statement	Section 2.6(c)
Final Purchase Price	Section 2.7(a)
Foreign National Employees	Section 7.7
Foreign Person	Section 5.10
Form of Agreement	Section 4.11(b)
Guarantor	Preamble
Inactive Business Employee	Section 7.1
Indemnified Parties	Section 9.3
Indemnified Party	Section 9.3
Indemnifying Parties	Section 9.3
Indemnifying Party	Section 9.3
Indemnity Agreement	Section 6.10(a)
Indemnity Claim	Section 9.6(a)
Initial Closing Statement	Section 2.5(a)
Insurance Policies	Section 4.16(a)
Invoices	Section 2.3(b)(i)(D)
Key Employee Agreement	Section 10.2(f)
Key Transferred Employee Agreement	Section 10.2(g)
Labor Union	Section 4.6(a)(ix)
Lease Assignment and Assumption Agreement	Recitals
Legal Restraints	Section 10.1(b)
Material Contracts	Section 4.6(a)
NJ Lease Assignment	Recitals
NJDEP	Section 6.24
Non-Assigned Asset	Section 6.5(c)
Non-Continuing Employee	Section 7.1
Notice of Disagreement	Section 2.6(a)
Original Lease	Recitals
Outside Date	Section 11.1(b)
Paid Time Off	Section 7.3
Parent	Preamble
Parent Group’s Counsel	Section 12.14
Parent Indemnified Parties	Section 9.3
Parent Indemnifying Party	Section 9.2
Parties	Preamble
Party	Preamble
Per Claim Threshold	Section 9.4(a)
Philippine Share Proxy	Section 2.3(b)(i)(H)
Philippine Transferred Company	Recitals
Post-Closing Tax Claim	Section 8.7(c)
Pre-Closing Asset Transfer	Recitals
Pre-Closing Tax Claim	Section 8.7(b)
Pre-Closing Tax Return	Section 8.6(a)
Pre-Closing Transferred Assets	Recitals
Princeton Property	Section 6.24
Proposed Allocation	Section 2.8(a)

Term	Section / Article
Purchaser	Preamble
Purchaser Indemnified Parties	Section 9.2
Purchaser Indemnifying Party	Section 9.3
Purchaser Material Adverse Effect	Section 10.3(a)
Purchaser Releasees	Section 6.12(b)
Purchaser Tax Indemnified Parties	Section 8.5(a)
R&W Insurance Policy	Section 9.5
R&W Proceeding	Section 9.6(d)
RAO	Section 6.24
Real Property Lease	Section 4.17(q), Section 4.19(b)
Registered IP	Section 4.13(a)
Resolution Period	Section 2.6(b)
Retention	Section 9.6(c)
Reverse TSA Services	Section 6.25(b)
Sale	Recitals
Severance Costs	Section 7.4
Share Sale	Recitals
Solvent	Section 5.7
Specified Event	Section 6.17(a)
Tax Claim	Section 8.7(a)
Tax Notice	Section 8.7(a)
Termination Notice	Section 11.2
Third-Party Claim	Section 9.6(b)
Top Customers	Section 4.23(b)
Top Distributors	Section 4.23(b)
Top Suppliers	Section 4.23(c)
Transfer of Shares	Section 2.1
Transfer Taxes	Section 8.3
Transferred Business Employee	Section 7.1
Transferred Companies Confidential Information	Section 4.13(d)
Transferred Companies Products	Section 4.22(a)
Transferred Shares	Recitals
U.S. Transferred Business Employees	Section 7.7
U.S. Transferred Company	Preamble

ARTICLE II

THE SALE

Section 2.1 Sale and Purchase of Transferred Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Parent shall transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Parent, all of Parent’s right, title and interest in and to the Transferred Shares, free and clear of all Liens (other than restrictions on ownership or transfer imposed by federal or state securities Laws) (the “Transfer of Shares”).

Section 2.2 Closing Purchase Price.

(a) The “Base Purchase Price” shall mean, in the aggregate, an amount in cash equal to $115,000,000.

(b) In full consideration for the Transferred Shares, at the Closing, Purchaser shall deliver to Parent (and/or one or more of Parent’s designees), in cash, by wire transfer of immediately available funds, an aggregate amount equal to (a) the Base Purchase Price, (b) (i) plus the amount, if any, by which the Estimated Working Capital exceeds the Working Capital Target or (ii) minus the amount, if any, by which the Estimated Working Capital is less than the Working Capital Target, (c) plus the Estimated Closing Cash Amount, (d) minus the Estimated Closing Indebtedness Amount, (e) minus the Estimated Transaction Expense Amount (the aggregate amount determined pursuant to this Section 2.2, the “Closing Purchase Price”).

Section 2.3 Closing.

(a) The Closing shall take place remotely via electronic exchange of documents and signature pages, and shall not occur before January 6, 2025, (i) on the date that is on or before the third (3rd) Business Day following the satisfaction or waiver of all conditions set forth in Article X (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents, or waived, on the Closing Date, but subject to the satisfaction or waiver of those conditions); provided, that, if the Closing would otherwise occur within fifteen (15) Business Days before the end of Purchaser’s fiscal quarter, it shall instead take place on the first (1st) Business Day of the following fiscal quarter; or (ii) at such other place, time or date as may be mutually agreed upon in writing by Parent and Purchaser. The date on which the Closing actually occurs is referred to as the “Closing Date”.

(b) Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions:

(i) Parent shall:

(A) on the Closing Date, deliver to Purchaser stock certificates representing the Transferred Shares, if applicable, in each case, free and clear of any Liens (other than restrictions on ownership or transfer imposed by federal or state securities Laws), accompanied by duly executed stock powers, or such other duly executed assignments or other instruments of transfer necessary and sufficient to transfer the Transferred Shares with all required stock transfer tax stamps affixed;

(B) on the Closing Date, deliver to Purchaser a duly executed counterpart to each of the Ancillary Agreements to which Parent (or its Affiliates, as applicable), or the U.S. Transferred Company is a party;

(C) on the Closing Date, deliver to Purchaser an IRS Form W-9 properly executed by Parent;

(D) at least two (2) Business Days prior to the Closing Date, Parent shall deliver to Purchaser invoices from the advisors or other service providers to the Transferred Companies with respect to the Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, and including the wire instructions of each such person (the “Invoices”);

(E) on or prior to the Closing Date, Parent shall deliver to Purchaser any resignation letters referred in Section 6.11;

(F) on the Closing Date, Parent shall deliver to Purchaser the certificate referred to in Section 10.2(d);

(G) on or prior to the Closing Date, deliver to Purchaser counterpart to the Deed of Absolute Sale of Shares for the transfer of the shares owned by Qorvo Asia, LLC in the Philippine Transferred Company to the Purchaser, substantially in the form mutually agreed on by the Parties;

(H) on or prior to the Closing Date, deliver to Purchaser an executed and duly notarized irrevocable proxy for the shares owned by Qorvo Asia, LLC in the Philippine Transferred Company in favor of the Purchaser (the “Philippine Share Proxy”), substantially in the form mutually agreed on by the Parties;

(I) on or prior to the Closing Date, deliver to Purchaser original notarized and apostilled declarations of trust executed by the nominee-directors of the Philippine Transferred Company over their respective shares in the Philippine Transferred Company, acknowledging that they are holding their shares of stock in trust for Qorvo Asia, LLC as beneficial owner of such shares; and

(J) on or prior to the Closing Date, deliver to Purchaser notarized and apostilled deeds of assignment of shares of stock to be executed on the Closing Date by the nominee-directors in favor of the persons to be nominated by Purchaser and letters of resignation by the current directors and corporate officers of the Philippine Transferred Company, effective as of the Closing Date.

(ii) On the Closing Date, Purchaser or an Affiliate of Purchaser shall:

(A) deliver to Parent (or to any Affiliate of Parent designated by Parent) by wire transfer of immediately available funds, to an account or accounts designated by Parent (or by such Affiliate) as provided in the Estimated Closing Statement an aggregate amount in cash equal to the Closing Purchase Price;

(B) deliver to Parent a duly executed counterpart to each of the Ancillary Agreements to which Purchaser or any of its Affiliates is a party;

(C) pay on behalf of the Transferred Companies all amounts as specified in the Invoices with respect to the then outstanding balance of all Transaction Expenses identified in the Estimated Closing Statement, by wire transfer of immediately available funds, to the account(s) designated by each Person to whom such Transaction Expenses are to be paid;

(D) deliver the certificate referred to in Section 10.3(c); and

(E) deliver to Qorvo Asia, LLC its counterpart to the Deed of Absolute Sale of Shares for the purchase by the Purchaser of the shares owned by Qorvo Asia, LLC in the Philippine Transferred Company and its nominee(s), substantially in the form mutually agreed on by the Parties.

Section 2.4 Closing Statement. Not less than four (4) Business Days prior to the anticipated Closing Date, Parent shall provide Purchaser with: a statement (such statement, the “Estimated Closing Statement”) setting forth Parent’s good faith estimate of each of (i) the Working Capital (the “Estimated Working Capital”), (ii) the Closing Cash Amount (the “Estimated Closing Cash Amount”), (iii) the Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), (iv) the Closing Transaction Expense Amount (the “Estimated Transaction Expense Amount”), (v) the resulting Closing Purchase Price based on such estimates and (vi) the account or accounts to which Purchaser shall transfer the Closing Purchase Price pursuant to Section 2.2(b) (and the amount to be transferred to each such account), to be prepared in accordance with the Accounting Principles and the terms of this Agreement and accompanied by such reasonable documentation (including supporting calculations, schedules and other financial books and records relating thereto) used by Parent and the Transferred Companies in connection with the preparation of the Estimated Closing Statement. During the period from the delivery of the Estimated Closing Statement until the Closing, Parent shall reasonably consider any comments on the Estimated Closing Statement from Purchaser in good faith and work in good faith to update the Estimated Closing Statement to resolve any differences that Parent and Purchaser may have with respect to any of the amounts or calculations set forth therein.

Section 2.5 Post-Closing Statements.

(a) Within ninety (90) days after the Closing Date, Purchaser shall prepare in good faith and deliver to Parent a reasonably detailed statement that sets forth (i) the Working Capital, (ii) the Closing Cash Amount, (iii) the Closing Indebtedness Amount, (iv) the Closing Transaction Expense Amount and (v) Purchaser’s calculation of the proposed resulting Final Purchase Price based thereon, together with reasonable detail of Purchaser’s calculations of such amounts (such statement, the “Initial Closing Statement”). The Initial Closing Statement shall be prepared in accordance with the Accounting Principles and the terms of this Agreement.

(b) Following the Closing through the date that the Final Closing Statement has become final and binding in accordance with Section 2.6(c), (x) Purchaser and its Representatives shall be permitted to access and review the books, records and work papers of Parent that are reasonably related to the calculations of the Estimated Working Capital, the Estimated Closing Cash Amount, the Estimated Transaction Expense Amount and the Estimated Closing Indebtedness Amount and (y) Parent and its Representatives shall be permitted to access and review the books, records and work papers of Purchaser (including the Transferred Companies) that are reasonably related to the calculations of the Working Capital, the Closing Cash Amount, the Closing Transaction Expense Amount and the Closing Indebtedness Amount. Each of Purchaser and Parent shall, and shall cause their respective controlled Affiliates and its and their respective employees, accountants and other Representatives to, cooperate with and assist Parent or Purchaser, as applicable, and their respective Representatives in connection with such review, including by providing access to such books, records and work papers and making available personnel to the extent requested, in each case, upon reasonable notice and during normal business hours.

(c) The purpose of determining the Closing Cash Amount, Closing Indebtedness Amount, Working Capital, and Closing Transaction Expenses Amount and the related Closing Purchase Price contemplated by this Section 2.5(c) is to measure the Closing Cash Amount, Closing Indebtedness Amount, changes in Working Capital and Closing Transaction Expense Amount as compared to Parent’s estimates prepared pursuant to Section 2.4, and such processes are not intended to (i) permit the introduction of different or new judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Cash Amount, the Closing Indebtedness Amount, the Working Capital and the Closing Transaction Expense Amount other than the provisions in this Agreement including the Accounting Principles or (ii) adjust for errors or omissions that may be found with respect to the Business Financial Information referenced in Section 4.4.

(d) Notwithstanding anything to the contrary in this Agreement, following the Closing through the date that the Final Closing Statement becomes final and binding in accordance with Section 2.6(c), no (i) Tax Returns filed after the Closing Date (or information set forth thereon) or amendment of any Tax Return after the Closing Date (or information set forth thereon), (ii) Action, audit or other proceedings with respect to Taxes that is commenced (or threatened) after the Closing Date or (iii) action taken by Purchaser or the Transferred Companies (or any of the Affiliates thereof) after the Closing Date, will be treated as informing the inclusion of any Tax liability to be included in the calculation of the Final Closing Statement.

Section 2.6 Reconciliation of Initial Closing Statement.

(a) Parent shall notify Purchaser in writing no later than sixty (60) days after Parent’s receipt of the Initial Closing Statement if Parent disagrees with the Initial Closing Statement, which notice shall describe the basis for such disagreement (the “Notice of Disagreement”). If no Notice of Disagreement is delivered to Purchaser within such sixty (60) day- period, then the Initial Closing Statement shall become final, binding and non-appealable upon the Parties in accordance with Section 2.6(c), absent manifest error, and the Closing Purchase Price in the Initial Closing Statement shall be deemed to be the Closing Purchase Price for all purposes of this Agreement (including determination of the amount of the Final Purchase Price under Section 2.7). If a Notice of Disagreement is delivered to Purchaser within such sixty (60) day period, then only such portions of the Initial Closing Statement that Parent does not identify or disagree with in the Notice of Disagreement shall become final and binding upon the Parties in accordance with Section 2.6(c).

(b) During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), Parent and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement.

(c) If, at the end of the Resolution Period, Parent and Purchaser have been unable to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement, Parent and

Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement to the Independent Accounting Firm. Within thirty (30) days after the Independent Accounting Firm’s selection, the Independent Accounting Firm shall make a final determination in accordance with the Accounting Principles and the definitions contained in this Agreement and based solely on the written submissions of the Parties and not an independent review, binding on the Parties to this Agreement, of the appropriate amount of each of the matters that remain in dispute solely to the extent indicated in the Notice of Disagreement that Parent and Purchaser have submitted to the Independent Accounting Firm. Other than the written submissions of the Parties as otherwise agreed by the Parties, Parent and Purchaser shall not engage in discussions with, or provide any materials or information to, the Independent Accounting Firm during the determination of the dispute. With respect to each disputed matter, such determination, if not in accordance with the position of either Parent or Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Parent in the Notice of Disagreement or by Purchaser in the Initial Closing Statement with respect to such disputed matter. For the avoidance of doubt, the Independent Accounting Firm shall not review or make any determination with respect to any matter other than the matters that remain in dispute to the extent indicated in the Notice of Disagreement and shall not consider any events or developments that occurred after the Closing. The Initial Closing Statement (x) as finally determined either through agreement of the Parties pursuant to Section 2.6(a) or Section 2.6(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.6(c), or (y) if no Notice of Disagreement is delivered pursuant to Section 2.6(a), then as determined pursuant to Section 2.6(a), shall be the “Final Closing Statement.”

(d) All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne on a proportionate basis by Parent, on the one hand, and Purchaser, on the other hand, based on the percentage which the portion of the contested amount not awarded to such Person bears to the amount actually contested. For example, if Parent disputes a total of $100 and the Independent Accounting Firm awards $60 in favor of Parent, Purchaser shall pay 60% of the fees of the Independent Accounting Firm. During the review by the Independent Accounting Firm, each of Purchaser and Parent shall, and shall cause its respective controlled Affiliates (including, in the case of Purchaser, the Transferred Companies) and its and their respective employees, accountants and other Representatives to, each make available to the Independent Accounting Firm interviews with such personnel, and such information, books and records and work papers, as may be reasonably requested by the Independent Accounting Firm to fulfill its obligations under Section 2.6(c). In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of an arbitrator, it being understood that in acting under this Agreement, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator.

Section 2.7 Post-Closing Adjustment.

(a) As used herein, the “Final Purchase Price” shall mean the Final Purchase Price as set forth on and calculated pursuant to the Final Closing Statement.

(b) If the Final Purchase Price is greater than the Closing Purchase Price, then, within five (5) Business Days after the determination of the Final Purchase Price, Purchaser shall pay to Parent (or one or more Affiliates designated by Parent), in cash, the amount by which the Final Purchase Price exceeds the Closing Purchase Price, by wire transfer of immediately available funds to the account or accounts designated by Parent to Purchaser.

(c) If the Final Purchase Price is less than the Closing Purchase Price, then, within five (5) Business Days after the determination of the Final Purchase Price, Parent shall pay to Purchaser (or one or more Affiliates designated by Purchaser), in cash, the amount by which the Final Purchase Price is less than the Closing Purchase Price, by wire transfer of immediately available funds to the account or accounts designated by Purchaser to Parent.

(d) The process set forth in Section 2.5, Section 2.6 and this Section 2.7 shall be the sole and exclusive remedy of any of the Parties and their respective Affiliates for any disputes related to the Working Capital, the

Closing Cash Amount, the Closing Indebtedness Amount, the Closing Transaction Expense Amount, the Final Purchase Price, and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties contained in this Agreement. No claim by Purchaser or any of its Affiliates for payment of any negative adjustment amount will be asserted against Parent, the Transferred Companies or any of their Affiliates.

Section 2.8 Purchase Price Allocation.

(a) Within one hundred and twenty (120) days of the determination of the Final Purchase Price, Parent shall prepare and deliver to Purchaser a proposed allocation (the “Proposed Allocation”) of the purchase price, as determined for U.S. federal income tax purposes and including any liabilities or other relevant items treated as consideration in the Sale for U.S. federal income tax purposes, among the Transferred Shares and the NJ Lease Assignment, in accordance with the Code, the Treasury Regulations promulgated thereunder and a methodology to be mutually agreed by the Parties. If Purchaser delivers a written objection within fifteen (15) days after receipt of the Proposed Allocation, then Purchaser and Parent shall negotiate in good faith to resolve any such objection and, if Purchaser and Parent cannot resolve such dispute within thirty (30) days of Parent’s receipt of Purchaser’s objection, then a nationally recognized accounting firm mutually acceptable to Purchaser and Parent shall resolve such dispute, with the costs of such resolution to be evenly split by Purchaser, on the one hand, and Parent, on the other hand, and the resolution of such dispute shall be final and binding on the Parties (such allocation as agreed to by Purchaser and Parent or as determined pursuant to such resolution, the “Final Allocation”).

(b) The Final Allocation, as adjusted to take into account any subsequent adjustments to the purchase price, as determined for U.S. federal income tax purposes and including such liabilities or other relevant items treated as consideration in the Sale for U.S. federal income tax purposes, shall be binding on the Parties and their respective Affiliates for U.S. federal income tax purposes. The Parties and their respective Affiliates shall report, act, and file all Tax Returns (including IRS Form 8594, if applicable) in a manner consistent with the Final Allocation and shall not take any Tax position contrary thereto unless otherwise required by a final “determination” within the meaning of Section 1313 of the Code.

Section 2.9 Withholding. Purchaser and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary, (a) any compensatory amounts payable pursuant to or as contemplated by this Agreement shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable, and (b) there shall be no U.S. federal income tax deduction or withholding in respect of the Closing Purchase Price and any payments pursuant to Section 2.7 payable to Parent, to the extent Parent delivers an IRS Form W-9 as described in Section 2.3(b)(i)(C), absent a change in law after the date hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING PARENT

Parent hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedules delivered by Parent and the Transferred Companies to Purchaser in connection with the execution of this Agreement (collectively, the “Disclosure Schedules”), as follows:

Section 3.1 Organization and Qualification. Parent is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of the State of Delaware. Parent has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

Section 3.2 Authority Relative to this Agreement. Parent has all necessary corporate or similar governance power and authority to authorize, execute, deliver and perform this Agreement and the Ancillary Agreements, to the extent Parent is a party to such Ancillary Agreement, and to consummate the Sale and the transactions contemplated by this Agreement and such Ancillary Agreements, as applicable, in accordance with the terms hereof and thereof, and except for the approval of the equityholders of Parent, no other corporate action on the part of Parent is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. No vote or other approval of the equityholders of Parent or any member of the Parent Group that will, at the Closing, be a party to any Ancillary Agreement is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the Organizational Documents of Parent or any member of the Parent Group that will, at the Closing, be a party to any Ancillary Agreement, the rules or requirements of any securities exchange or otherwise. This Agreement has been duly and validly executed and delivered by Parent, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, will constitute, and each Ancillary Agreement when executed and delivered by Parent, and, assuming the due authorization, execution and delivery of such Ancillary Agreement by Purchaser or its Affiliate as parties thereto, will constitute, a valid, legal and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

Section 3.3 Consents and Approvals; No Violations. Except as set forth on Section 3.3 of the Disclosure Schedules, assuming the truth and accuracy of the representations and warranties of Purchaser set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by Parent of this Agreement or the Ancillary Agreements to which Parent is a party or the consummation by Parent of the transactions contemplated hereby or thereby, except (a) compliance with any applicable requirements of any Competition Laws or (b) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Assuming compliance with the items described in clauses (a) and (b) of the preceding sentence, neither the authorization, execution, delivery or performance by Parent of this Agreement or the Ancillary Agreements to which Parent is a party nor the consummation by Parent of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of Parent’s Organizational Documents, (ii) result in a violation or breach of, result in any loss of rights or additional obligations under, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, amendment, cancellation or acceleration under any of the terms, conditions or provisions of any material Contract to which Parent or any of its respective properties or assets are bound, or (iii) violate any Law applicable to Parent or any of its properties or assets, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.4 Ownership of Transferred Shares; Title. Parent is the record or beneficial owner of the Transferred Shares it owns as set forth on Section 3.4 of the Disclosure Schedules, and Parent has good and valid title to the Transferred Shares it owns, free and clear of all Liens (other than restrictions on ownership or transfer imposed by federal or state securities Laws). At the Closing, Parent shall have full right, power and authority to transfer and deliver to Purchaser good and valid title to the Transferred Shares, free and clear of all Liens (other than restrictions on ownership or transfer imposed by federal or state securities Laws).

Section 3.5 Litigation. Except as set forth on Section 3.5 of the Disclosure Schedules, as of the date hereof, (a) there is no Action pending or, to Parent’s Knowledge, threatened in writing, against Parent, except as would not reasonably be expected to have a Parent Material Adverse Effect, and (b) Parent is not subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.6 No Other Representations or Warranties by Purchaser; No Reliance. Parent acknowledges and agrees that, except for the representations and warranties of Purchaser expressly set forth in Article V of this Agreement, any Ancillary Agreement, and any certificate delivered pursuant to Section 10.3(c), none of Purchaser or any of its Affiliates, or any other Person or entity on behalf of Purchaser or any of its Affiliates, has made or makes, and Parent and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to Purchaser or with respect to the accuracy or completeness of any other information provided or made available to Parent or its Affiliates or any of their respective Representatives by or on behalf of Purchaser or any Affiliate or Representative thereof. Without limiting the foregoing, in determining to enter into this Agreement, Parent acknowledges that Parent has not relied on any representation or warranty or other statement from Purchaser or the Guarantor not set forth in this Agreement.

Section 3.7 Disclaimer of Other Representation and Warranties by Parent. Except as provided in this Article III and Article IV of this Agreement (in each case, as qualified by the Disclosure Schedules), any Ancillary Agreement, and any certificate delivered pursuant to Section 10.2(d), Parent is not making and none of its Affiliates, directors, officers, managers, employees, equityholders, partners, members or other Representatives has made, or is making, any representation or warranty whatsoever to Purchaser or its Affiliates regarding Parent or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to Purchaser or its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE TRANSFERRED COMPANIES AND THE BUSINESS

Each of the Transferred Companies and Parent, on behalf of the Parent Group, hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date (except as set forth in the Disclosure Schedules), that with respect to Section 4.13 and Section 4.14, such representations and warranties are modified to reflect any Knowledge qualifiers expressly set forth in the R&W Insurance Policy. These Knowledge qualifiers shall be deemed incorporated into Section 4.13 and Section 4.14 to the same extent as provided in the R&W Insurance Policy, as follows:

Section 4.1 Organization and Qualification.

(a) Each Transferred Company is a corporation duly organized, validly existing, and in good standing, under the Laws of the jurisdiction of its organization. Each of the Transferred Companies, Parent and any Affiliate of Parent (to the extent related to the Business) has all requisite corporate or other organizational power and authority to own, lease or operate the properties and assets related to the Business and to carry on the Business as presently conducted. True, correct and complete copies of the Organizational Documents of the Transferred

Companies, as amended and in effect on the date of this Agreement, have been made available to Purchaser. None of the Transferred Companies is in default under, or in violation of, its Organizational Documents.

(b) Each of Parent and any Affiliate of Parent (to the extent engaged in the Business) and the Transferred Companies is duly qualified or licensed to transact business and is in good standing (to the extent good standing, or such concept or comparable status, is applicable in such jurisdiction) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary (which such jurisdictions as of the date of this Agreement are set forth on Section 4.1(b) of the Disclosure Schedules), except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to be material to the Business taken as a whole.

Section 4.2 Authority Relative to this Agreement. Each of the Transferred Companies, Parent and any Affiliate of Parent that is or will be a party to any Ancillary Agreement has all necessary corporate or similar governance power and authority to authorize, execute, deliver and perform this Agreement and, as of the execution of such Ancillary Agreement, each Ancillary Agreement to the extent a Transferred Company or Parent and any Affiliate of Parent is a party to such Contract, and to consummate the Sale and the transactions contemplated by this Agreement and the Ancillary Agreements, as applicable, in accordance with the terms hereof and thereof, and no other corporate action on the part of the Transferred Companies, Parent or any of its Affiliates is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the U.S. Transferred Company, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, will constitute, and each Ancillary Agreement when executed and delivered by a Transferred Company, and, assuming the due authorization, execution and delivery of such Ancillary Agreement by Purchaser or its Affiliates thereto, will constitute, a valid, legal and binding agreement of the applicable Transferred Company, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 Capitalization of the Transferred Companies.

(a) Except for the Philippine Nominee Shares, all of the Transferred Shares are duly authorized and validly issued and are owned beneficially and of record by a member or members of the Parent Group, and upon the consummation of the Closing, all of the Transferred Shares will be free and clear of all Liens attributable to Parent or the Transferred Companies (other than restrictions on ownership or transfer imposed by federal or state securities Laws). The Transferred Shares constitute all of the outstanding equity interests of the Transferred Companies.

(b) None of the Transferred Companies have any Subsidiaries.

(c) None of the Transferred Companies directly or indirectly own any equity, debt or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, or control, directly or indirectly, any other Person, and none of the Transferred Companies are, directly or indirectly, a party to, member of or partner in any partnership, joint venture or similar business entity. Except as set forth on Section 4.3(c) of the Disclosure Schedules, there are no (i) outstanding equity securities of the Transferred Companies, (ii) outstanding subscriptions, preemptive rights, restrictions on transfer, puts, pledges, warrants, calls options or other outstanding rights to acquire or obligations of the Transferred Companies to issue, or instruments convertible into or exchangeable for, or agreements or understandings with respect to any equity interests of the Transferred Companies, (iii) proxies, shareholder agreements, voting trusts, voting agreements or other Contracts in effect with respect to the sale, issuance or voting of any equity interests or shares of common stock (whether outstanding or issuable upon the conversion, exchange or exercise of outstanding shares of common stock) of the Transferred Companies, and no bonds, debentures, notes or other Indebtedness of the Transferred Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the equity interests or securities of the Transferred Companies may vote, (iv) obligations to redeem, repurchase or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any equity interests of the Transferred Companies, and (v) outstanding or authorized stock or unit options, restricted stock or units, restricted stock units, profit participation, profits interests, equity or unit appreciation rights, phantom equity interests or other similar rights with respect to capital stock of, or other equity or voting interests in, the Transferred Companies.

Section 4.4 Financial Information; Liabilities.

(a) Section 4.4(a) of the Disclosure Schedules sets forth the true and complete copies of balance sheet of the Business as of September 30, 2024 and September 29, 2023 and the related statements of profits and loss of the Business for the years ended March 30, 2024 and March 25, 2023 (the “Business Financial Information”). The Business Financial Information presents fairly in all material respects the financial position and related results of operations of the Business, as of the dates thereof or the periods then ended, and were derived from and are, in accordance with the books and records of the Parent Group, consistently applied, except that the Business has not operated on a separate standalone basis and historically have been reported within the consolidated financial statements of Parent and accordingly the Business Financial Information (A) may not necessarily be indicative of the conditions that would have existed or the results of operations that would have been achieved if the Business had been operated as an unaffiliated company and (B) includes estimated allocations of certain expenses for services and other costs attributable to the Business which may not necessarily reflect amounts that would be incurred on a standalone basis; provided, that, the statements of Business Financial Information and the foregoing representations and warranties are qualified by the fact that the Business Financial Information is not indicative of what the results of operations, financial position and cash flows of the Business or the Transferred Companies will be in the future.

(b) The books and records of the Transferred Companies or the Parent Group, as applicable, from which the Business Financial Information has been prepared, are complete and correct in all material respects and are maintained in all material respects in accordance with GAAP, other applicable accounting requirements, and Parent’s document retention policies. To Parent’s Knowledge, there are no significant deficiencies in the design or operation of the Transferred Companies’ and the Parent Group’s internal controls that would reasonably be expected to materially impair Parent’s or its controlled Affiliates’ ability to record, process, summarize and report financial data with respect to the Business.

(c) None of Parent or any of its Affiliates (in each case, as related to the Business) is a party to any joint venture, off-balance sheet partnership or any similar contract or arrangement, where the purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of the Business.

(d) Except for matters reflected or reserved against in the statement of Business Financial Information, the Business does not have any liabilities of any nature that would be required under GAAP to be reflected on a balance sheet of the Transferred Companies or the Business, except liabilities that (i) were incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, (ii) are incurred in connection with the transactions contemplated by this Agreement, or (iii) would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(e) Subject in each case to the Transferred Companies’ reserves determined in accordance with the Transferred Companies’ past practice, as of the date hereof, all inventory currently possessed by the Business) (i) is usable in the ordinary course of business for the purposes for which intended, (ii) consists, in all material respects, of a quality and quantity usable or saleable by the Business in the ordinary course of business, (iii) to the extent now on hand was purchased in the ordinary course of business, and (iv) has been valued in accordance with GAAP.

Section 4.5 Consents and Approvals; No Violations. Except as set forth on Section 4.5 of the Disclosure Schedules, assuming the truth and accuracy of the representations and warranties of Purchaser set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental

Entity are necessary for the execution, delivery or performance by any Transferred Company of this Agreement or, by Parent and any of its Affiliates or any Transferred Company of the Ancillary Agreements to which Parent and any of its Affiliates or any Transferred Company is a party or the consummation by any of Parent and its Affiliates or any Transferred Company, as applicable, of the transactions contemplated hereby or thereby. None of the authorization, execution, delivery or performance by any Transferred Company of this Agreement or, by Parent and any of its Affiliates or any Transferred Company of the Ancillary Agreements to which Parent and any of its Affiliates or the Transferred Companies is a party nor the consummation by any of Parent and its Affiliates or the Transferred Companies, as applicable, of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of such Transferred Company’s Organizational Documents, (b) cause the suspension or revocation of any material Permit held by any of Parent or any of its Affiliates (in each case, as related to the Business) or any Transferred Company (c) except as set forth on Section 4.5 of the Disclosure Schedules, result in a violation or a breach of, result in any loss of rights or additional obligations under, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of, or result in the payment of any additional amounts or consideration under any Material Contract, or Permit, (d) violate in any material respect any Order or applicable Law or (e) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of the Business or the applicable Transferred Company, except in the case of clauses (b) through and (e), as would not be material to the Business of any Transferred Companies, taken as a whole.

Section 4.6 Material Contracts.

(a) Section 4.6(a) of the Disclosure Schedules lists each of the following Contracts to which Parent or any of its Affiliates (in each case, as related to the Business) or a Transferred Company is a party or to which any of the assets or properties of the Business is subject (all Contracts required to be so listed are collectively referred to herein as the “Material Contracts”):

(i) Contract documenting Indebtedness of the Business, except for any such Contract under which the Indebtedness does not exceed $100,000;

(ii) Contract guaranteeing or otherwise agreeing to cause, insure or become liable, or pledging any of the Business’s assets to secure, the performance or payment of, any obligation or other liability of any Person;

(iii) Contract committing future capital expenditures in excess of $500,000 in any individual case or $1,250,000 in the aggregate;

(iv) Contract (A) pursuant to which a Transferred Company or Parent or its Affiliates has acquired a business or entity, or assets of a business or entity, which, for avoidance of doubt, includes Contracts related to the Business Acquisition, or (B) pursuant to which a Transferred Company or any of Parent’s Affiliates has any material ownership interest in any other Person;

(v) Contract leasing, holding or operating any tangible property (other than real property), owned by any other Person and that is material to the Business, except for any lease or agreement under which the aggregate annual rental payments do not exceed $125,000;

(vi) Contract leasing or permitting any third party to hold or operate, any tangible property (other than real property) owned, controlled or used by, and that is material to the Business, except for any lease or agreement under which the aggregate annual rental payments do not exceed $125,000;

(vii) partnership agreement, joint venture, joint development, collaboration, strategic alliance, funding or similar Contract of the Business or a Transferred Company involving the sharing of profits, losses, costs or liabilities with any other Person;

(viii) Contract prohibiting the Business or a Transferred Company from or limiting the ability of the Business or a Transferred Company to compete in any line of business, market or with any Person or in any geographic area;

(ix) any collective bargaining agreement or other Contract of the Transferred Companies or otherwise covering any Business Employee (each, a “Collective Bargaining Agreement”), in each case, with any labor or trade union, labor organization, works council or other employee representative body (each, a “Labor Union”);

(x) any Contract with an individual independent contractor or individual service provider of a Parent Group member and not the Transferred Companies that performs services exclusively for the Business;

(xi) Contract, other than Standard Terms, pursuant to which the Transferred Companies, Parent or any of Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies, in connection with the operation of the Business, (A) receives a license of or other rights or interest with respect to any Intellectual Property primarily used by the Business, other than Off-the-Shelf Software or (B) grants a license of or other rights or interest with respect to Business IP;

(xii) settlement, resolution or similar Contract (whether involving any Action or series of related Actions, pending or threatened) pursuant to which the Business or a Transferred Company is (i) obligated to pay future consideration in excess of $250,000 individually, or $1,000,000 in the aggregate, after the date hereof or (ii) will impose monitoring or reporting obligations to any other Person outside the ordinary course of business or other restrictions on the Business (or, following the Closing, on Purchaser or any of its Affiliates);

(xiii) powers of attorney and/or any authorities (express or implied) by which any person may enter into any Contract or commitment to do anything on behalf of the Business or a Transferred Company;

(xiv) Contract (A) providing for Parent or any of Parent’s Affiliates (in each case, as related to the Business) or a Transferred Company to be the exclusive or preferred provider, seller, lessor or distributor of any product or service to any Person, (B) providing for any Person to be the exclusive or preferred provider, seller, purchaser, lessor or distributor of any product or service to the Business or a Transferred Company, (C) granting to any Person a right of first refusal, right of first offer, right of first negotiation or any similar requirement or right, in favor of any Person, in each case, as related to the Business or a Transferred Company (including any such rights or requirements in respect of any material asset of the Business), (D) containing a provision of the type commonly referred to as a “most favored nation” provision or any similar provision for the benefit of another Person or (E) containing “earn-out” or other contingent payment obligations, including rebate obligations;

(xv) sales representative, original equipment manufacturer, value added re-seller, remarketer or other Contract for the sales or distribution of products or services of the Business, or the products or services of any other Person, in each case, pursuant to which Parent or any of its Affiliates (on behalf of the Business) or a Transferred Company, paid the counterparty thereto in excess of $250,000 in the twelve (12) months ended September 30, 2024;

(xvi) Government Contract, any other Contract with any defense contractor or branch of the military of the United States or the military of any other country, or any Contract with a college or university;

(xvii) Contract with any sole source supplier or any supplier for components, materials, parts or similar with lead times greater than sixty (60) days;

(xviii) Contract with a Top Supplier, Top Customer or Top Distributor, in each case, other than Contracts for generally available software; and

(xix) any Contract to enter into any of the foregoing.

(b) Except as set forth on Section 4.6(b) of the Disclosure Schedules, Parent or the Transferred Companies have delivered to Purchaser accurate and materially complete copies of each Material Contract, in each case, as amended or otherwise modified and in effect as of the date of this Agreement. Except as set forth on

Section 4.6(b) of the Disclosure Schedules, each Material Contract is valid, binding and enforceable upon Parent, Parent’s Affiliates or the Transferred Companies, as applicable, and to Parent’s Knowledge, enforceable in accordance with its terms against the other party or parties thereto (subject to the Enforceability Exceptions). As of the date of this Agreement, each Material Contract is in full force and effect. Except as set forth on Section 4.6(b) of the Disclosure Schedules, each of Parent, its Affiliates and the Transferred Companies, as applicable, and to Parent’s Knowledge, each of the other parties thereto, has performed all obligations required to be performed by it under each Material Contract and has not breached, violated or defaulted under, or, as of the date hereof, received written notice that they have breached, violated or defaulted under, in any material respect, any of the terms or conditions of any Material Contract, except where any such non-performance, breach, violation or default has not had or would not reasonably be expected to be material to the Business. Except as set forth on Section 4.6(b) of the Disclosure Schedules, as of the date of this Agreement, none of the Parent or any of Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies have received any written notice from any party to terminate any Material Contract or to exercise any option not to renew thereunder.

Section 4.7 Absence of Changes. Except as set forth on Section 4.7 of the Disclosure Schedules and except as expressly contemplated by this Agreement, any Ancillary Agreement or in connection with the transactions contemplated hereby and thereby, during the period beginning on September 30, 2024 and ending on the date of this Agreement, (i) a Business Material Adverse Effect has not occurred or existed and no event, change, fact, condition or circumstance has occurred or arisen that would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (ii) each of Parent (directly and/or indirectly through certain of its Affiliates) and the Transferred Companies, as applicable, have complied in all material respects with the covenants and restrictions set forth in Section 6.4(b) and has not taken any action that would have required Purchaser’s consent thereunder, to the same extent as if this Agreement had been executed on, and had been in effect since September 30, 2024.

Section 4.8 Litigation. Except as set forth on Section 4.8 of the Disclosure Schedules, there is no, and since the Business Acquisition Date and to Parent’s Knowledge in the past five (5) years, there has not been any, Action pending, or to Parent’s Knowledge, threatened in writing against (a) Parent or any of its Affiliates (in each case, as related to the Business) or the Transferred Companies, including, for the avoidance of doubt, any Pre-Closing Transferred Asset or (b) to Parent’s Knowledge, any directors or officers of the Business, Business Employees or the Transferred Companies, which, in each case, (i) alleges or may reasonably be expected to result in damages in excess of $500,000, (ii) is brought by or on behalf of a Governmental Entity and relates to any material Permits, (iii) seeks material injunctive relief, or (iv) would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 4.9 No Liabilities from the Business Acquisition. There have not been and there are no (i) Actions pending, or to Parent’s Knowledge, threatened in writing against Parent or any of its Affiliates (including the Transferred Companies), (ii) disputes pending, or to Parent’s Knowledge, threatened in writing against Parent or any of its Affiliates (including the Transferred Companies) or (iii) liabilities, whether outstanding or contingent, imposed on Parent or any of its Affiliates (including the Transferred Companies), in each case of clauses (i), (ii) and (iii), to the extent arising from the Business Acquisition.

Section 4.10 Permits; Compliance with Applicable Law. Section 4.10 of the Disclosure Schedules contains a true, correct and complete list of all material Permits that are held by the Transferred Companies or Parent or any of its Affiliates on behalf of the Business, or that are otherwise required to permit Parent and its Affiliates, including the Transferred Companies to conduct the Business as of the date of this Agreement. Except as set forth on Section 4.10 of the Disclosure Schedules, (i) each of Parent and its Affiliates (to the extent engaged in the Business or acting on behalf of the Business) and the Transferred Companies, as applicable, holds, has timely applied for the renewal of and currently is (and since the Business Acquisition Date and to Parent’s Knowledge in the past five (5) years has been) in compliance with, all Permits necessary for the lawful conduct of the Business as presently conducted, and (ii) all such Permits are (and, since the Business Acquisition Date and to

Parent’s Knowledge in the past five (5) years have been) in full force and effect, except for the failure to hold or be in compliance with such Permits or of such Permits to be in full force in effect, and no condition exists that with notice or lapse of time or both would constitute a default of any such Permits, except, in each case, that would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, none of Parent and its Affiliates (in each case, to the extent engaged in the Business or acting on behalf of the Business) or the Transferred Companies holding such Permits have received written notice relating to the revocation or modification of any Permits or alleging that it is not or may not be in compliance with, or has, or may have any, material liability under any Permits. No material Action is pending or, to Parent’s Knowledge, threatened to revoke or limit any material Permit, nor has any such Action been pending since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years. Neither the Business nor the Transferred Companies, or to Parent’s Knowledge, its directors or officers (solely in their capacities as such), are currently, nor have any such Persons been at any time since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years, subject to any (i) material Orders or (ii) Orders that would reasonably be expected to materially impair the Transferred Companies’, or, on and after the Closing, Purchaser and its Affiliate’s ability to operate the Business. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, each of Parent and Parent’s Affiliates (in each case, as related to the Business) and the Transferred Companies is, and since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years has been, in compliance with all applicable Laws and except as set forth on Section 4.10 of the Disclosure Schedules, none of Parent or Parent’s Affiliates (on behalf of the Business) or the Transferred Companies has received any written communication since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years from a Governmental Entity that alleges that Parent or any of Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies, is not in compliance with any applicable Laws which has not heretofore been cured or for which there is any remaining liability.

Section 4.11 Employee Plans.

(a) Section 4.11(a) of the Disclosure Schedules sets forth a current, true, correct and complete list of each material Benefit Plan in which the Business Employees participate.

(b) Parent has made available written summaries that contain the material terms of each material Company Benefit Plan and material Benefit Plan in which the Business Employees participate. With respect to each Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code, Parent has also made available a copy of the most recent IRS determination or opinion letter regarding the tax-qualified status of such Benefit Plan. For any Benefit Plan that is an individual employment agreement or individual offer letter, Section 4.11(a) of the Disclosure Schedules only identifies or describes the forms of individual employment agreements or offer letters, as applicable, that are generally and currently in use in each country or jurisdiction (a “Form of Agreement”) for any individual with an annual base salary in excess of $200,000, and provides an anonymized version of the Form of Agreement and any other employment agreements or offer letters, as applicable, that are Benefit Plans and materially deviate from the Form of Agreement.

(c) Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received, is entitled to rely on, or has filed for, a favorable determination and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS, and, to Parent’s Knowledge, there are no facts or circumstances that would be reasonably expected to adversely affect such Benefit Plan’s qualified or tax-exempt status.

(d) None of the Transferred Companies or any ERISA Affiliate thereof maintains (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code that is subject to ERISA, (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA), (iii) a plan subject to the minimum funding requirements of Section 302 of ERISA or Sections 412 or 430 of the Code, or (iv) a “multiple employer plan” as described in Section 413(c) of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA that is subject to ERISA. There does not now exist, nor to the Parent’s Knowledge do any circumstances exist, that would reasonably be expected to result in, any Controlled Group Liability of the Transferred Companies that would be a material liability of Purchaser or its Affiliates (including the Transferred Companies) following the Closing.

(e) Except as would not reasonably be expected to result in a material liability of Purchaser or its Affiliates (including the Transferred Companies) following the Closing, (i) no Action (excluding claims for benefits incurred in the ordinary course) is pending or, to Parent’s Knowledge, threatened against or with respect to any Company Benefit Plan, (ii) there are no, or within the last six (6) years have not been any, audits, examinations or proceedings pending or, to the Parent’s Knowledge, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Benefit Plan, and (iii) no Company Benefit Plan is engaged in any government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(f) None of the Benefit Plans obligates the Transferred Companies to provide a current or former Business Employee or any consultant, director or other service provider (or any beneficiary or dependent thereof) of the Transferred Companies, any life insurance or medical or health benefits after his or her termination of employment or service with the Transferred Companies, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(g) Each Foreign Plan has been administered in compliance in all material respects with its terms and operated in compliance in all material respects with applicable Laws. Each Foreign Plan required to be registered or approved by a non-U.S. Governmental Entity has been registered or approved and has been maintained in good standing with applicable regulatory authorities as a tax-qualified Foreign Plan, to the extent such Foreign Plan is intended to be tax-qualified, and no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that could reasonably be expected to materially affect any such approval relating thereto or increase the costs relating thereto in a manner material to the Transferred Companies as a whole. No Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not accrued on the financial statements of the Transferred Companies.

(h) Each Benefit Plan that is not a Foreign Plan and that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code and pursuant to which a Business Employee who is subject to U.S. tax laws participates has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and no amount under any such Benefit Plan that is payable to a Business Employee is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(i) Except as set forth on Section 4.11(a) of the Disclosure Schedules, neither the execution nor delivery of this Agreement, nor the consummation of the contemplated transactions under this Agreement will, whether alone or in combination with any other event (1) result in the accelerated vesting or payment of, or any increase in the amount of, any compensation to any employee, contractor, director or other service provider of the Transferred Companies or the Business; (2) result in the entitlement of any such employee, consultant, director or any other service provider of the Transferred Companies or the Business to any severance, unemployment or termination pay or benefits; or (3) result in any payments or benefits that, individually or in combination with any other payment or benefit, would constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

Section 4.12 Environmental Matters.

(a) Except as set forth on Section 4.12 of the Disclosure Schedules: (i) each of Parent and Parent’s Affiliates (in each case, as related to the Business) and the Transferred Companies is, and since the Business

Acquisition Date and, to Parent’s Knowledge, in the past five (5) years, in material compliance with all applicable Environmental Laws, which compliance includes the possession of, and material compliance with, all material Permits that are required for the conduct of the Business pursuant to Environmental Laws; (ii) there is no Action pending or, to Parent’s Knowledge, threatened Action against the Business, any of the Business’s or the Transferred Companies’ properties or assets, in any case regarding any alleged violation of, or liability under, any Environmental Laws (including any Action imposing any investigatory, remedial or corrective obligation); and (iii) none of Parent or Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies, nor, to Parent’s Knowledge, any third party has released any Hazardous Materials at, on, under, or from any Business Leased Real Property or any other property currently or formerly owned, leased or operated by the Business or the Transferred Companies, in each case, in a manner that would reasonably be expected to give rise to a material liability for the Business or the Transferred Companies under Environmental Laws.

(b) Parent has made available to Purchaser copies of all material environmental reports, studies and assessments in its possession that have been commissioned since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years, and relate to the environmental condition of the Business Leased Real Property or to the compliance of the Business or the Transferred Companies with Environmental Law.

Section 4.13 Intellectual Property.

(a) The Transferred Companies will solely and exclusively own (as of the Closing), free and clear of any Liens (other than Permitted Liens), each item of Business IP. Section 4.13(a) of the Disclosure Schedules sets forth an accurate and complete list of all (i) Patents, (ii) registered Copyrights or (iii) registered or applied for Marks and material unregistered Marks, in each case, under clauses (i) through (iii), which constitute Business IP, including, as applicable, the record owner and jurisdiction of registration, application, issuance or filing (the items listed under (i) through (iii), other than the unregistered Marks, collectively, the “Registered IP”). All Registered IP is subsisting and, other than any pending applications, except as would not reasonably be expected to be material to the Business, valid and enforceable.

(b) Except as set forth in Section 4.13(b) of the Disclosure Schedules, except as would not reasonably be expected to be material to the Business, (i) the operation of the Business by Parent or its Affiliates does not infringe, misappropriate or otherwise violate (and, in the past three (3) years, has not infringed, misappropriated or otherwise violated) the Intellectual Property rights of any Person and (ii) in the past three (3) years, no Action is pending nor, to Parent’s Knowledge, have any Actions been threatened in writing, in each case, alleging the infringement, misappropriation or other violation by Parent or its Affiliates (in each case, as related to the Business) or the Transferred Companies, of any Intellectual Property rights of any Person.

(c) Except as set forth in Section 4.13(c) of the Disclosure Schedules, to Parent’s Knowledge, no Person is infringing, misappropriating, or otherwise violating any Business IP in any material respect. In the past three (3) years, none of Parent or Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies has (i) sent any written notice to, or instituted or threatened in writing any Actions against any Person alleging such Person has infringed, misappropriated or otherwise violated any Business IP or (ii) received any written notice challenging the ownership, validity or enforceability of any Business IP, in each case, except as would not reasonably be expected to be material to the Business.

(d) Parent and Parent’s Subsidiaries (in each case, as related to the Business) and the Transferred Companies have taken reasonable and appropriate (based on the nature of the information) steps to protect and preserve the confidentiality of the Trade Secrets and other material confidential information (i) used or held for use by Parent or the Parent’s Subsidiaries (including the Transferred Companies) primarily in the conduct of the Business or included in the Business IP or (ii) disclosed or made available to Parent or Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies by a third party and used primarily for the Business (collectively, “Transferred Companies Confidential Information”). Except as set forth on Section 4.13(d) of the Disclosure Schedules, all disclosures of material Transferred Companies Confidential

Information by Parent or Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies to a third party in the past three (3) years have been pursuant to the terms of written obligations of confidentiality. There has not been any disclosure of or access to any material Trade Secrets included in the Business IP or material Transferred Companies Confidential Information in the past three (3) years in a manner that has resulted or is likely to result in the loss of trade secret status for such information.

(e) Except as set forth on Section 4.13(e) of the Disclosure Schedules, each current or former employee, independent contractor or consultant engaged by Parent or Parent’s controlled Affiliates (in each case, as related to the Business) or the Transferred Companies in the past three (3) years (each, an “Author”), in each case, who has been involved in the creation, invention or development for or on behalf of the Business of any Intellectual Property material to the operation of the Business, has executed and delivered a proprietary information and inventions agreement, assigning to the Transferred Companies all of such Author’s rights in, to or under any such Intellectual Property. No Author has any rights, licenses, claims or interests with respect to any such material Intellectual Property, except pursuant to Standard Terms.

(f) Except as set forth on Section 4.13(f) of the Disclosure Schedules, none of Parent or Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies have: (i) granted, nor are any of them subject to any legally binding obligation (contingent or otherwise) to grant, to any Person (other than employees, contractors and service providers who are subject to confidentiality obligations), access or rights to any material source code included in the Business IP, including via an escrow arrangement, (ii) taken any action that rendered any material source code included in the Business IP to be subject to any Open Source License that requires such source code to be delivered or made available to any third party at no cost, or (iii) licensed, distributed or used in the past three (3) years any Software subject to an Open Source License in material breach of the terms of such Open Source License. Except as set forth on Section 4.13(f) of the Disclosure Schedules, none of Parent or Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies have agreed to any written Contract that has subjected any Technology that is proprietary to the Business or that is included in the Transferred Companies Products and that embodies Business IP (A) to any legally binding obligation (contingent or otherwise) to submit such Technology into an escrow arrangement or (B) to any Open Source License that requires such Technology to be delivered or made available to any third party at no cost, in each case, except as would not reasonably be expected to be material to the Business.

(g) Except as set forth on Section 4.13(g) of the Disclosure Schedules: (i) no funding, facilities or personnel of any Governmental Entity or of any university, college, other educational institution, or any international organizations or research centers were used to develop or create any Business IP in a manner that could reasonably require the Transferred Companies to grant such Governmental Entity or university, college, other educational institution, or any international organizations or research centers any license to such Business IP, (ii) no Business IP is subject to any proceeding, outstanding Order, or settlement agreement that restricts in any material respect the use, exploitation, transfer or licensing thereof by the Transferred Companies and (iii) none of Parent or Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies is currently nor has any of them nor has any of them been a member or promoter of, or a contributor to, any industry standards body or similar organization that require or obligate the Transferred Companies to grant or offer to any other Person any license or right to any Business IP.

(h) Each of Parent and Parent’s Subsidiaries (in each case, as related to the Business) and the Transferred Companies are not a party to any Contract which, upon the consummation of this Agreement or the Closing of the transactions contemplated hereby, will result in (or purport to result in) the granting of any right, license, forfeiture, immunity from suit or covenant not to assert to any Person under or with respect to any Business IP or any Intellectual Property owned by Purchaser or its Subsidiaries or require the consent of any other Person in respect of, a Transferred Company’s rights to own, use or hold for use any Business IP. No current or former Affiliate, founder, partner, director, stockholder, manager, officer or employee of Parent or its controlled Affiliates (including the Transferred Companies) will, after giving effect to the Sale and transactions contemplated by this Agreement and the Ancillary Agreements, own or (except as expressly set forth in the Ancillary Agreements with respect to Affiliates of Parent) retain any proprietary rights in any material Business IP.

Section 4.14 Privacy; Information Security.

(a) Parent and its Subsidiaries (in each case, as related to the Business) and the Transferred Companies have taken commercially reasonable steps to monitor and protect against unauthorized use, access, interruption, modification or corruption to the confidentiality, integrity and security of, the information technology systems, including Software and hardware, owned or used in the conduct of the Business (the “Business IT Systems”) and the Personal Information stored therein or processed thereon, and have implemented backup, data recovery, disaster recovery and business continuity plans, procedures and facilities for the Business. The Business IT Systems operate, in all material respects, in accordance with their specifications and related documentation, as applicable. Except as would not reasonably be expected to be material to the Business, (x) the Transferred Companies lawfully own, lease or license all Business IT Systems and (y) the Business IT Systems are reasonably sufficient for the current needs of the Business, including as to capacity, scalability, and ability to process peak volumes in a timely manner.

(b) In the past three (3) years, the Business IT Systems have not suffered any failures, Security Breaches or cybersecurity incidents that have resulted in a material disruption or loss to the Business.

(c) Except as would not reasonably be expected to be material to the Business, the Business IT Systems do not contain any “back door,” “drop dead device,” “time bomb,” virus, Trojan horse, worm, malware or any other similar malicious code designed or intended to have, or capable of disrupting, disabling, harming or otherwise impeding effect on the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or damaging or destroying any data or file without the user’s consent.

(d) Except as set forth in Section 4.14(d) of the Disclosure Schedules, except as would not reasonably be expected to be material to the Business, Parent and its Subsidiaries (in each case, as related to the Business) and the Transferred Companies are (and have been in the past three (3) years) in compliance with their external privacy statements and policies (and internal privacy statements and policies notified to employees), all applicable Laws and any Contracts, in each case, to the extent related to the processing of Personal Information, including (i) through the implementation and regular maintenance of commercially appropriate data protection policies, procedures, records and logs concerning the collection, use, storage, retention, transfer and security of Personal Information; and (ii) in Contracts with third-party suppliers, as necessary to meet the requirements of applicable Law.

(e) Except as would not reasonably be expected to be material to the Business, in the past three (3) years, Parent and its Subsidiaries (in each case, as related to the Business) and the Transferred Companies have not (i) experienced any Security Breach that resulted in a requirement to notify any Person of any such Security Breach under applicable Law; (ii) notified in writing, or been required by applicable Law or Governmental Entity to notify in writing, any Person of any Security Breach; or (iii) received any written notice of any claims, investigations (including investigations by a Governmental Entity), or alleged violations of applicable Laws with respect to Personal Information possessed by Parent and its Subsidiaries (in each case, as related to the Business) or the Transferred Companies. Parent and its Subsidiaries (in each case, as related to the Business) and the Transferred Companies have implemented and maintained an information security program that is comprised of commercially reasonable safeguards designed to protect the security and confidentiality of the Business IT Systems and all Personal Information processed thereby against Security Breaches, through regular penetration tests and vulnerability assessments, and have taken reasonable steps to remediate all such incidents and all high level or critical vulnerabilities identified therein.

Section 4.15 Labor Matters.

(a) Except as set forth on Section 4.15(a) of the Disclosure Schedules: (i) neither Parent nor any of its Affiliates (in each case, as related to the Business or the Business Employees) is a party to, bound by, or otherwise subject to any Collective Bargaining Agreement with a Labor Union, and no such Contract is being negotiated by Parent or any of its Affiliates (in each case, as related to the Business, the Business Employees or the Philippines Entity Employees), (ii) no Labor Union represents any Business Employees or the Philippines Entity Employees in connection with their employment by Parent or any of its Affiliates, (iii) to Parent’s Knowledge, no union organization campaign with respect to any Business Employees or Philippines Entity Employees is in progress or threatened, and (iv) in the past three (3) years there have been no strikes, walkouts, work stoppages, slowdowns, picketing, or lockouts with respect to any Business Employees or Philippines Entity Employees or in connection with their employment with Parent or any of its Affiliates (to the extent that it relates to the Business).

(b) Exhibit B contains true, correct and complete information as to the (i) name or, to the extent required by applicable Law, employee identification number, (ii) employing entity, (iii) hire date, (iv) current job title, (v) work location (country and for U.S. and China employees, state or province), (vi) current annual base salary or, if applicable, hourly wage rate, (vii) commission, bonus or other incentive based compensation, (viii) leave status and anticipated date of return to full-service (where known), (ix) full-time or part-time status, (x) exempt or non-exempt status (where applicable, or the equivalent in the relevant jurisdiction) and (xi) visa status (if applicable, including type of visa and expiration date) for all Business Employees and Philippines Entity Employees as of the date hereof. Each Business Employee and Philippines Entity Employee has spent more than 95% of his or her working time in the Business in the six (6)-month period prior to the date hereof (or since such employee’s start date with Parent or an Affiliate, if more recent). No employee who spent more than 95% of his or her working time in the Business in the six (6)-month period prior to the date hereof (or since such employee’s start date with Parent or an Affiliate, if more recent) has been transferred, assigned, allocated or moved to another business segment of Parent or its Affiliates, or has otherwise ceased to spend more than 95% of his or her working time in the Business, other than such employees whose employment with Parent or its Affiliates has terminated prior to the date hereof.

(c) Except as set forth on Section 4.15(c)(i) of the Disclosure Schedules, in the past three (3) years, Parent and its Affiliates (in each case, as related to the Business and the Business Employees and the Philippines Entity Employees) have complied in all material respects with all applicable Laws relating to labor and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, occupational health and safety, wages and hours, worker classification, child labor, immigration, employment discrimination and harassment, disability rights or benefits, equal opportunity, equal pay, pay transparency, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Except as set forth on Section 4.15(c)(ii) of the Disclosure Schedules, there is no, and in the past three (3) years, there has not been any material Action pending, or to Parent’s Knowledge, threatened against Parent or any of its Affiliates (in each case, as related to the Business, the Business Employees or the Philippines Entity Employees) brought by any employee or individual independent contractor or alleging a violation of any applicable Laws relating to labor and employment practices or any applicable employment- or services-related Contract.

(d) To Parent’s Knowledge, no Business Employee or the Philippines Entity Employees is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other similar obligation: (i) to Parent or any of its Affiliates or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by Parent or any of its Affiliates or (B) to the knowledge or use of Trade Secrets or proprietary information.

(e) Neither Parent nor any of its Affiliates (in each case, as it relates to the Business and the Business Employees or the Philippines Entity Employees) is party to a settlement agreement with a current or former officer, employee or independent contractor that involves allegations relating to discrimination, harassment or sexual misconduct by a Business Employee with annual base compensation exceeding $100,000 or above. In the past three (3) years, to Parent’s Knowledge, no allegations of discrimination, harassment or sexual misconduct have been made against any Business Employee or the Philippines Entity Employees with annual base compensation exceeding $100,000 or above.

Section 4.16 Insurance.

(a) Section 4.16 of the Disclosure Schedules contains a list of all material insurance policies held by or on behalf of Parent, any Affiliate of Parent or the Transferred Companies, in each case, to the extent that such policy is for the benefit of the Business as of the date of this Agreement (the “Insurance Policies”).

(b) All Insurance Policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement will have been paid, all material claims thereunder related to the Business have been filed in due and timely fashion and, as of the date of this Agreement, no notice of cancellation or termination or, to Parent’s Knowledge or to the knowledge of any of its Affiliates-, written intent to cancel has been received by any of Parent, any Affiliate of Parent (to the extent such Affiliate is a party to any such Insurance Policy, as it relates to the Business) or the Transferred Companies with respect to any Insurance Policy.

(c) None of Parent, any Affiliate of Parent (to the extent such Affiliate is a party to any such Insurance Policy, as it relates to the Business) or the Transferred Companies is in default under any Insurance Policy, except as would not reasonably be expected to be material to the Business. Except as disclosed on Section 4.16 of the Disclosure Schedules, no insurer (i) has denied or disputed in writing coverage of any claim related to the Business pending under any Insurance Policy or (ii) has, to Parent’s Knowledge or to the knowledge of any of its Affiliates, threatened in writing to cancel any Insurance Policy. Parent and its Affiliates (in each case, as related to the Business) and the Transferred Companies, maintain insurance in such amounts and against such risks in all material respects as is customary for the industries in which Affiliates (in each case, as related to the Business), and the Transferred Companies, operate and as the management of Parent has in good faith determined to be reasonable.

Section 4.17 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to the Transferred Companies have been timely filed, and each Transferred Company has fully and timely paid all material Taxes shown as due on such Tax Returns. All such Tax Returns are true, complete and correct in all material respects and were prepared materially in compliance with applicable Law.

(b) Each Transferred Company has made available to Purchaser true, correct and complete copies of (i) all income and other material Tax Returns, examinations, reports, and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of a Transferred Company, (ii) any audit report issued by a Governmental Entity related to any Taxes due from or with respect to a Transferred Company, (iii) any closing or settlement agreements entered into by or with respect a Transferred Company with any Governmental Entity, (iv) all material written communications to, or received by a Transferred Company from, any Governmental Entity with respect to Taxes, including Tax rulings and Tax decisions, and (v) all Tax opinions prepared by external tax advisors regarding Taxes for a Transferred Company, in each case, filed, received or agreed to after January 1, 2021.

(c) The unpaid Taxes of each Transferred Company as of March 30, 2024 have been accrued in the Business Financial Information in accordance with GAAP. None of the Transferred Companies has any material liability for unpaid Taxes accruing after March 30, 2024, except for Taxes arising in the ordinary course of business subsequent to March 30, 2024.

(d) There is (i) no current or pending audit or other controversy in respect of Taxes or any Tax Return of, or any written claim, audit, action, suit, proceeding, examination or investigation for Taxes being asserted against a Transferred Company, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, (iii) no extension or waiver of any statute of limitations on the assessment of any Taxes granted by a Transferred Company currently in effect and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed, other than automatic extensions obtained in the ordinary course of business. No material adjustment relating to any Tax Return filed by a Transferred Company has been proposed by any Governmental Entity in writing to such Transferred Company. No claim has ever been made in writing by any Governmental Entity in a jurisdiction where a Transferred Company has not filed a Tax Return that it is or may be subject to material Taxes by such jurisdiction. No power of attorney has been granted with respect to any matter related to Taxes of a Transferred Company that remains outstanding.

(e) None of the Transferred Companies has been or will be required to include any adjustment in Taxable income for a Post-Closing Tax Period pursuant to Section 481 or Section 263A of the Code (or any comparable provision under state, local or non-U.S. Tax Laws) as a result of transactions, events or accounting methods employed during any Pre-Closing Tax Period.

(f) None of the Transferred Companies is a party to or bound by any Tax Sharing Agreement or has any liability to another party for any material Taxes under such agreement.

(g) Each Transferred Company has (i) complied in all material respects with all applicable Law relating to the payment, reporting or withholding of Taxes in respect of payments to other Persons, (ii) withheld (within the time and in the manner prescribed by applicable Law) from employee wages or consulting compensation and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all material amounts required to be withheld and paid over under all applicable Law and (iii) maintained in all material respects any documentation required for information reporting purposes, in each case, for all Pre-Closing Tax Periods.

(h) There are no Liens for Taxes (other than Permitted Liens) upon any property or other assets of the Business or the Transferred Companies.

(i) None of the Transferred Companies has (i) been a member of an Affiliated Group (other than a group, the common parent of which is Qorvo, Inc.), (ii) liability for any Taxes of any other Person (other than the Transferred Companies or Parent’s Affiliated Group) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local Law or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business the primary purpose of which does not relate to Tax), or by operation of Law or (iii) been a party to any joint venture, partnership or other agreement that is treated as a partnership for Tax purposes.

(j) None of the Transferred Companies will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Post-Closing Tax Period as a result of (i) any change in method of accounting for a Pre-Closing Tax Period, (ii) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date or (iv) any prepaid amount received on or prior to the Closing Date outside the ordinary course of business. The Transferred Companies have not deferred the payment or remittance of any Taxes with respect to a Pre-Closing Tax Period to a Post-Closing Tax Period, including pursuant to an election under Section 965(h) of the Code.

(k) Each Transferred Company is and always has been a resident for Tax purposes solely in its country of incorporation, and is not subject to Tax in any jurisdiction other than its country of incorporation, by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction or by virtue of exercising management and control in such jurisdiction.

(l) All transactions or arrangements between a Transferred Company and/or any other companies or Persons affiliated with a Transferred Company are and were effected at arm’s length terms and have been made in compliance in all material respects with applicable transfer pricing law and regulations of each applicable Law (including Treasury Regulations promulgated under Section 482 of the Code).

(m) None of the Transferred Companies has entered into a “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b)(2), or any transaction requiring disclosure under any similar provision of state, local or non-U.S. Law.

(n) None of the Transferred Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or similar tax-free spin-off or demerger transaction under non-U.S. Tax Law) in the past three (3) years.

(o) Each Transferred Company has provided to Purchaser all documentation relating to any material Tax holidays or incentives applicable to a Transferred Company that is generally not available without specific application therefor. Each Transferred Company is in compliance in all material respects with the requirements for such Tax holidays or incentives.

(p) No closing agreements, private letter rulings, Tax decisions or similar agreements, arrangements or rulings relating to a material amount of Taxes have been entered into or issued by any Governmental Entity with or in respect of the Business or the Transferred Companies. No Transferred Company has requested or received a ruling from any Governmental Entity with respect to any material amount of Taxes. None of the Transferred Companies is a party to an arrangement or agreement with any Governmental Entity that requires it to take any action or to refrain from taking any action relating to Taxes.

(q) Each Transferred Company has (i) complied in all material respects with its obligations under any Law relating to all sales, use, value added, goods and services and similar taxes (“VAT”), (ii) collected all material VAT required to be collected and (iii) timely remitted such Taxes to the appropriate Governmental Entity in accordance with applicable Laws.

(r) Notwithstanding anything in this Agreement to the contrary, the representations set forth in Section 4.11 and this Section 4.17 shall be the only representations or warranties in this Agreement with respect to Taxes or other Tax matters. Nothing in this Section 4.17 or otherwise in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on, or availability of, any Tax asset or attribute of the Transferred Companies with respect to any Post-Closing Tax Period.

Section 4.18 Brokers. No broker, finder, financial advisor or investment banker, other than Citi, the fees and expenses of which shall be Transaction Expenses, is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee, commission or similar payment from Parent, or any of its Affiliates, or the Transferred Companies in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.19 Real Property.

(a) Owned Real Property. None of the Parent or its Affiliates (in each case, as related to the Business), nor the Transferred Companies owns or is subject to any agreement, option or right to own any real property or any interest in any real property nor is any such ownership, agreement, option or right included among the Pre-Closing Transferred Assets.

(b) Business Leased Real Property. Section 4.19(b) of the Disclosure Schedules sets forth, as of the date hereof, a list of all leases (each, a “Real Property Lease”) of real property (such real property, the “Business Leased Real Property”) pursuant to which the Transferred Companies (or Parent or any of its Affiliates to the extent primarily related to the Business) are a tenant or the Business is operated as of the date of this Agreement. Except as set forth on Section 4.19(b) of the Disclosure Schedules, (i) none of Parent, and any Affiliate of Parent (in each case, as related to the Business) is and none of the Transferred Companies is, and, to Parent’s Knowledge, none of the other parties thereto are, in material breach or default under such Real Property Lease, and no circumstances or state of facts presently exist which, with the giving of notice or passage of time, or both, would constitute a material breach or default under any Real Property Lease, (ii) to Parent’s Knowledge, there are no outstanding options or rights of first refusal to purchase all or a portion of such Business Leased Real Property, (iii) there is no pending or, to Parent’s Knowledge, written threat of condemnation or similar proceeding affecting the Business Leased Real Property or any portion thereof, (iv) no portion of any facility, building, improvement or other structure located on any of the Business Leased Real Property that is actually used for the Business has suffered any material damage by fire or other casualty since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years, that would make such Business Leased Real Property unusable which has not been substantially repaired or restored, and (v) Parent or the Transferred Companies have made available to Purchaser, prior to the date hereof, copies of each Real Property Lease which are accurate and complete in all material respects.

Section 4.20 Title to Assets; Sufficiency of Assets.

(a) Each of Parent and/or its applicable Affiliates (in each case, as related to the Business) and the Transferred Companies has good, valid and marketable title to and is the sole owner of all rights, title and interest in, or in the case of leased assets, has valid leasehold interest in, all of the Pre-Closing Transferred Assets, free and clear of all Liens, except for Permitted Liens. At the Closing, the Transferred Companies will have good title to and will be the sole owner of all rights, title and interest in, or in the case of leased assets, has a valid leasehold interest in, all of the Pre-Closing Transferred Assets (other than any Non-Assigned Assets) free and clear of all Liens, except for Permitted Liens.

(b) Except for the Excluded Services, as of the Closing (assuming receipt of all third-party consents and required governmental approvals), the assets and rights that are owned, leased or licensed by the Transferred Companies, together with the Business Employees, Philippines Entity Employees, Pre-Closing Transferred Assets and any other rights granted or services provided to the Transferred Companies, Purchaser or an Affiliate of Purchaser under any Ancillary Agreement, taken in the aggregate, will constitute all of the personnel, material assets and rights sufficient to permit the Transferred Companies to conduct the Business at the Closing in all material respects in a manner that is substantially similar to how it is being conducted by Parent and its Affiliates as of the date hereof; provided, however, that the foregoing is not, and shall not be construed as, a representation or warranty with respect to the infringement, misappropriation, or violation of any Intellectual Property owned by any third party. In no event shall the failure to obtain a consent or to provide rights or services with respect any Non-Assigned Assets pursuant to this Agreement constitute a breach of this Section 4.20(b). All tangible assets owned, leased or otherwise used by the Business are, in all material respects, in reasonable operating condition and repair, subject to ordinary wear and tear considering the age and ordinary course of use of such property and have been maintained in all material respects in accordance with industry practice.

Section 4.21 Transactions with Affiliates. Section 4.21 of the Disclosure Schedules sets forth all loans, leases or other Contracts between (a) the Transferred Companies, on the one hand, and (b) Parent, any Affiliate of Parent or any director, officer or senior employee of a Parent Group member, or, to Parent’s Knowledge, any member of such Person’s immediate family, on the other hand, other than indemnification, compensation or other employment arrangements entered into in the ordinary course of business (each, an “Affiliate Agreement”). Except as set forth on Section 4.21 of the Disclosure Schedules, the Transferred Companies are not indebted to any director, officer, employee or Affiliate of the Transferred Companies (or any member of such Person’s immediate family, or any other Affiliate of Parent), except for amounts due as normal salaries and bonuses and in reimbursement of ordinary course expenses, and no such Person is indebted to the Transferred Companies. Except as set forth on Section 4.21 of the Disclosure Schedules, Parent has not agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Transferred Companies.

Section 4.22 Product Warranties.

(a) Except as would not reasonably be expected to be material to the Business, in the past three (3) years, each product sold by the Business (collectively, the “Transferred Companies Products”) has been in conformity with all applicable warranties expressly set forth in the Business’s standard terms and conditions for each of the Transferred Companies Products and the Business has not had any material liability for replacement or repair thereof except liabilities for replacement or repair incurred in the ordinary course of business. Section 4.22(a) of the Disclosure Schedules includes a copy of the standard terms and conditions for each of the Transferred Companies Products as in effect on the date of this Agreement.

(b) Since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years, there has not been any material product liability claim against the Business or the Transferred Companies, nor is there any such claim outstanding as of the date hereof.

Section 4.23 Customers; Distributors; Suppliers.

(a) Except as set forth in Section 4.23(a) of the Disclosure Schedules, since September 30, 2024, (i) no Top Customer or Top Distributor, or (ii) Top Supplier, has substantially decreased its purchases from or sales to the Business. Except as would not reasonably be expected to be material to the Business, none of Parent, the Transferred Companies or any of Parent’s Affiliates have received any written notice that any of the Top Customers, Top Distributors or Top Suppliers intends to suspend, terminate, not renew, materially and adversely alter the terms or conditions of, any existing Contracts or substantially reduce its business with respect to the Business. There is no Action pending, or, to Parent’s Knowledge, threatened in writing with or by Parent and any of its Affiliates (in each case, as related to the Business) or the Transferred Companies, with any Top Customer, Top Distributor or Top Supplier that would be reasonably expected to result in a material liability to the Business.

(b) Section 4.23(b) of the Disclosure Schedules lists the top ten (10) customers (with customer being defined as the brand and not the ODM) (“Top Customers”) and the top ten (10) distributors of the Business by revenue for the twelve (12)-month period ending September 30, 2024 (“Top Distributors”).

(c) Section 4.23(c) of the Disclosure Schedules lists the top ten (10) suppliers of the Business by the amount of payments made to each such supplier for the twelve (12)-month period ending September 30, 2024 (“Top Suppliers”).

Section 4.24 Anti-Corruption and International Risk.

(a) For the past three (3) years and, to Parent’s Knowledge, in the past five (5) years, none of Parent or any Affiliate of Parent (in each case, as related to the Business), or the Transferred Companies or any director, officer, other employee or, to Parent’s Knowledge, agent of any of Parent or any Affiliate of Parent (in each case, as related to the Business) or the Transferred Companies has violated or operated in noncompliance with any Anti-Bribery Law. In the past three (3) years and, to Parent’s Knowledge, in the past five (5) years, none of Parent or any Affiliate of Parent (in each case, as related to the Business) or the Transferred Companies or any director, officer, employee or, to Parent’s Knowledge, agent of any Parent or any Affiliate of Parent (in each case, as related to the Business) or the Transferred Companies, has: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (ii) offered, promised, provided, or authorized the provision of, requested, accepted, or agreed to accept any money, property, or other thing of value, directly or indirectly, to or from any Person to improperly influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer. Each of Parent or any Affiliate of Parent (in each case, as related to the Business) or the Transferred Companies has established internal controls and procedures reasonably designed to ensure compliance with Anti-Bribery Laws.

(b) Since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years, each of Parent or any Affiliate of Parent (in each case, as related to the Business) and the Transferred Companies, have obtained all applicable import and export licenses and all other necessary consents, notices, waivers, approvals, orders, authorizations, and declarations, and completed all necessary registrations and filings, required under applicable Global Trade Laws.

(c) Since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years, none of Parent or any Affiliate of Parent (in each case, as related to the Business) or the Transferred Companies or any director, officer, other employee or, to Parent’s Knowledge, agent of any Parent or any Affiliate of Parent (in each case, as related to the Business) or the Transferred Companies has violated or operated in noncompliance with any Global Trade Law. Since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years, none of Parent or any Affiliate of Parent (in each case, as related to the Business) or the Transferred Companies or any director, officer, other employee or, to Parent’s Knowledge, agent of any of Parent or any Affiliate of Parent (in each case, as related to the Business) or the Transferred Companies, (a) is or was a Restricted Party or (b) has engaged in any business or dealings (directly or indirectly) involving any Restricted Party or Person located, organized, or ordinarily resident in any Restricted Country. Each of Parent or any Affiliate of Parent (in each case, as related to the Business) or the Transferred Companies has established internal controls and procedures reasonably designed to ensure compliance with Global Trade Laws.

(d) Since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years, none of Parent or any Affiliate of Parent (in each case, as related to the Business) or the Transferred Companies has been the subject of any investigations, reviews, audits, or inquiries by a Governmental Entity related to Anti-Bribery Laws or Global Trade Laws, and no investigation, review, audit, or inquiry by any Governmental Entity with respect to Anti-Bribery Laws or Global Trade Laws is pending or threatened.

(e) Since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years, with respect to Parent or any Affiliate of Parent (in each case, as related to the Business) or the Transferred Companies, they have not (i) made any voluntary, directed or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Global Trade Laws, (ii) been the subject of a current, or, to Parent’s Knowledge, pending or threatened investigation, inquiry or enforcement proceedings for violations of Global Trade Laws by any Governmental Entity, or (iii) violated or received any notice, request, penalty, or citation for any actual or potential non-compliance with Global Trade Laws.

Section 4.25 Government Contracts.

(a) None of Parent or any of its Affiliates (in each case, as related to the Business), nor the Transferred Companies is currently in, and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent or any of its Affiliates (in each case, solely to the extent primarily related to the Business) or the Transferred Companies will not result in, any violation, breach or default of any term or provision or trigger automatic or optional termination of a Government Contract or Government Bid. None of Parent or any of its Affiliates (in each case, as related to the Business), nor the Transferred Companies, is in any violation, breach or default of any material provision of any federal order, statute, rule or regulation (including the Federal Acquisition Regulation (“FAR”), agency supplements to the FAR, the Arms Export Control Act (22 U.S.C. 277 et seq.), and agency export regulations) or any similar state or federal applicable Law governing any Government Contract or Government Bid, as applicable, except as would not reasonably be expected to result in the imposition of a fine, penalty, or modification or termination of a Government Contract or Government Bid. As of the date of this Agreement, none of Parent or Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies has received a material cure notice or a stop work notice, nor, to Parent’s Knowledge, has the Business or the Transferred Companies been threatened in writing with termination for default under any Government Contract or subcontract with any Governmental Entity. To Parent’s Knowledge, no request for equitable adjustment by any of its Top Customers, Top Distributors or Top Suppliers against it relating to Government Contracts or subcontracts involving any Governmental Entity exists as of the date hereof.

(b) All representations and certifications made, acknowledged, or set forth in or pertaining to each Government Contract and each bid, proposal, offer, or quotation relating to a Government Contract were current, accurate, and complete in all material respect as of their effective date. To Parent’s Knowledge, there have been no claims of non-compliance with any representation or certification made, acknowledged, or set forth in a Government Contract or Government Bid.

(c) There is no pending, and none of Parent or Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies has received written notice of, any material claim by a Governmental Entity against the Business or the Transferred Companies for any of the following: (i) defective pricing, (ii) FAR noncompliance, (iii) fraud, (iv) false claims or false statements, (v) unallowable costs as defined in the FAR at Part 31, including those that may be included in indirect cost claims for prior years that have not yet been finally agreed to by the Governmental Entity, or (vi) any other monetary claims relating to the performance or administration by Parent or Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies of Government Contracts or subcontracts for any Governmental Entity. Since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years, none of Parent and any of its Affiliates (in each case, as related to the Business), nor the Transferred Companies has made any voluntary disclosure in writing to any Governmental Entity with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid. All indirect and general and administrative expense rates are being billed, in all material respects, consistent with the FAR and applicable Government Contracts, including any Defense Contract Audit Agency-approved rates or provisional rates as applicable.

(d) None of Parent or Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies or any of their Principals (as defined at FAR 52.209-5) is suspended or debarred from bidding on Contracts or subcontracts with any Governmental Entity in connection with the conduct of its Business; no such suspension or debarment has been initiated or, to Parent’s Knowledge, threatened in writing. Since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years, no negative determination of responsibility has been issued against Parent and Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies with respect to any Government Bid. To Parent’s Knowledge, there is no material ongoing investigation, audit, prosecution, civil or administrative proceeding or settlement negotiation by any Governmental Entity relating to Government Contracts or subcontracts with any Governmental Entity or the violation of any federal, state or local order, statute, rule, or regulation relating to Government Contracts with any Governmental Entity, subcontracts, or export controls.

(e) Except as described in Section 4.25(e) of the Disclosure Schedules, and except for patent title, license, “march in” and related rights of the U.S. government, none of Parent and Parent’s Affiliates (in each case, as related to the Business), nor the Transferred Companies, has granted unlimited rights with respect to any technical data or computer software that is material to the Business to a Governmental Entity, or a prime contractor to a Governmental Entity. Section 4.25(e) of the Disclosure Schedules shall include copies of any material data rights assertions made by Parent and Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years to a Governmental Entity or prime contractor performing under a Government Contract. Each of Parent and Parent’s Affiliates (in each case, as related to the Business) and the Transferred Companies has, in all

material respects, provided to the U.S. government, and to prime contractors performing Government Contracts, no greater intellectual property rights to use third-party materials than have been granted to Parent and Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies.

(f) Each of Parent and Parent’s Affiliates (in each case, as related to the Business) and the Transferred Companies and their officers, directors, managers and employees collectively hold all security clearances necessary for the operation of the Business as presently conducted in all material respects. To the extent applicable, each of Parent and Parent’s Affiliates (in each case, as related to the Business) and the Transferred Companies is in compliance with national security obligations, including those specified in the National Industrial Security Program Operating Manual, any supplements or revised editions, except as would not reasonably be expected to result in the termination of a facility clearance or suspension or debarment of any Principals of Parent or Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies. Each of Parent and Parent’s Affiliates (in each case, as related to the Business) and the Transferred Companies is in compliance with any directive or order from a Governmental Entity regarding the Business’s’ use of subcontractors and suppliers located outside the U.S., except as would not reasonably be expected to result in a termination for default of a Government Contract or any requirement thereof.

(g) Section 4.25(g) of the Disclosure Schedules lists all Government Contracts (including subcontracts) since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years with a value (by the express terms on the face of such Government Contract) of $500,000 or more for the life of the contract, and with respect to each such Government Contract accurately sets forth (i) the contract name, (ii) the award date, (iii) the customer, and (iv) the contract end date. Except as set forth in Section 4.25(g) of the Disclosure Schedules, Parent and Parent’s Affiliates (in each case, as related to the Business) and the Transferred Companies hold no Government Contracts or Government Bids premised on “8(a)” status, small business status, small disadvantaged business status, protégé status, or other socioeconomic status pursuant to FAR Part 19. Since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years, the business size status of each of Parent and Parent’s Affiliates (in each case, as related to the Business) and the Transferred Companies has not been challenged as part of any bid protest or proceeding before the Small Business Administration.

(h) Section 4.25(h) of the Disclosure Schedules lists all Government Contracts (including purchase orders and subcontracts) since the Business Acquisition Date related to products or services with a value (by the express terms on the face of such Government Contract) exceeding $500,000 over the life of the contract that have not been completed by Parent and Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies as of the date of this Agreement. Section 4.25(h) of the Disclosure Schedules also lists all currently-pending Government Bids as of the date of this Agreement expected to exceed (by the express terms on the face of such Government Contract) $250,000 in revenue for the life of the contract.

(i) Each of Parent and Parent’s Affiliates (in each case, as related to the Business) and the Transferred Companies is in compliance with the FAR, agency supplements and/or any contractual requirements of its Government Contracts and subcontracts relating to cybersecurity and cyber incident reporting, including the protection of information of such Person, the Governmental Entity and prime contractors stored in such Person’s digital files, the disclosure of any intrusion of those digital files or the unintentional disclosure or release of such files, except as would not reasonably be expected to result in a False Claims Act proceeding or imposition of a fine or penalty. Each of Parent and Parent’s Affiliates (in each case, as related to the Business) and the Transferred Companies is in compliance with any directive or order from a Governmental Entity or prime contractor performing a Government Contract relating to cybersecurity or cyber incident reporting.

(j) All property or equipment furnished to each of Parent and Parent’s Affiliates (in each case, as related to the Business) and the Transferred Companies prior to the Closing Date by any Governmental Entity or any prime contractor performing a Government Contract has been returned to the appropriate customer, and/or is properly accounted for and in the possession of such Person. All such Government Contracts property is, in all material respects, in good operating condition and state of repair, taking into account such property’s useful life, in accordance with the FAR or agency supplements thereto. Each of Parent and Parent’s Affiliates (in each case, as related to the Business) and the Transferred Companies has, in all material respects, placed the required markings and item identifiers on all of its products and items required to be marked or identified under the terms of the FAR, agency supplements thereto, or any provision of such Person’s Government Contracts.

(k) To the Parent’s Knowledge, in the past five (5) years, none of Parent or Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies has received any written notice that any of Parent’s, Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies’ employees, consultants or agents are under administrative, civil or criminal investigation by any Governmental Entity in connection with a Government Contract. Since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years, none of Parent or Parent’s Affiliates (in each case, as related to the Business) or the Transferred Companies has received formal written notice of any pending investigation of any officer, employee or representative of such Person, nor has there been audit or investigation of any of Parent and Parent’s Affiliates (in each case, as related to the Business) and the Transferred Companies since the Business Acquisition Date and, to Parent’s Knowledge, in the past five (5) years in connection with a Government Contract or a Government Bid that resulted in a material adverse finding relating to the Business’s Government Contracts, bids or proposals.

Section 4.26 Books and Records. All accounting and financial books, data, files, information and records of the Business are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which will be available to the Transferred Companies in the ordinary course of business, and will be under the possession and control of the Transferred Companies immediately after Closing.

Section 4.27 No Other Representations or Warranties by Purchaser; No Reliance. Each of Parent and the Transferred Companies acknowledges and agrees that, except for the representations and warranties of Purchaser and Guarantor expressly set forth in Article V or Section 6.15 of this Agreement, and any certificate delivered pursuant to Section 10.3(c), none of Purchaser or any of its Affiliates, or any other Person or entity on behalf of Purchaser or any of its Affiliates, has made or makes, and Parent, its Affiliates and the Transferred Companies have not relied upon, any representation or warranty, whether express or implied, with respect to Purchaser or with respect to the accuracy or completeness of any other information provided or made available to Parent, its Affiliates, or the Transferred Companies or any of their respective Representatives by or on behalf of Purchaser or any Affiliate or Representative thereof. Without limiting the foregoing, in determining to enter into this Agreement, Parent and the Transferred Companies acknowledge that Parent and the Transferred Companies have not relied on any representation or warranty or other statement from Purchaser or Guarantor not set forth in this Agreement.

Section 4.28 Disclaimer of Other Representations and Warranties by the Transferred Companies. Except for the representations and warranties in respect of the Business and the Transferred Companies provided in this Article IV of this Agreement (to the extent qualified by the Disclosure Schedules), any Ancillary Agreement, and any certificate delivered pursuant to Section 10.2(d), neither Parent, the Transferred Companies nor any of their Affiliates, nor any of their respective directors, officers, managers, employees, direct or indirect equityholders, partners, members or other Representatives has made, or is making, any representation or warranty whatsoever to Purchaser or its Affiliates regarding the Business, the Transferred Companies, or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to Purchaser or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

REGARDING PURCHASER AND GUARANTOR

Each of Purchaser and Guarantor represents and warrants to Parent and the Transferred Companies as of the date hereof and as of the Closing Date, as follows:

Section 5.1 Organization and Qualification. Each of Purchaser and Guarantor is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (to the extent good standing is a legal principle applicable in such jurisdiction), except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.2 Authority Relative to this Agreement. Each of Purchaser and Guarantor has all necessary corporate or similar governance power and authority to authorize, execute, deliver and perform this Agreement and the Ancillary Agreements, in each case, to the extent Purchaser or Guarantor is a party to such Contract, and to consummate the Sale and the transactions contemplated by this Agreement and such Ancillary Agreements, in each case, to the extent Purchaser or Guarantor is a party to such Contract, as applicable, in accordance with the terms hereof and thereof, and no other corporate action on the part of Purchaser or Guarantor is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. No vote or other approval of the equityholders of Purchaser or Guarantor is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the Organizational Documents of Purchaser or Guarantor, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by Purchaser and Guarantor, and, assuming the due authorization, execution and delivery of this Agreement by Parent and the U.S. Transferred Company, will constitute, and each Ancillary Agreement when executed and delivered by Purchaser, Guarantor or their applicable Subsidiaries, and, assuming the due authorization, execution and delivery of such Ancillary Agreement by Parent, the Transferred Companies and all other parties thereto, will constitute, a valid, legal and binding agreement of Purchaser and Guarantor, enforceable against Purchaser and Guarantor in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3 Consents and Approvals; No Violations. Except as set forth on Section 5.3 of the Disclosure Schedules, assuming the truth and accuracy of the representations and warranties of Parent set forth in Section 3.3 and in respect of the Business and the Transferred Companies as set forth in Section 4.5, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by Purchaser or Guarantor of this Agreement or the Ancillary Agreements to which Purchaser or Guarantor is a party or the consummation by Purchaser and Guarantor of the transactions contemplated hereby or thereby, except (a) compliance with any applicable requirements of any Competition Laws and FDI Laws or (b) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain of which would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Assuming compliance with the items described in clauses (a) and (b) of the preceding sentence, neither the authorization, execution, delivery or performance by Purchaser and Guarantor of this Agreement or the Ancillary Agreements to which Purchaser or Guarantor is a party nor the consummation by Purchaser and Guarantor of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of Purchaser’s or Guarantor’s Organizational Documents, (ii) result in a violation or breach of, result in any loss of rights or additional obligations under, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, amendment, cancellation or acceleration under any of the terms, conditions or provisions of any material Contract to which Purchaser or Guarantor or any of its respective properties or assets are bound, or (iii) violate any Law applicable to Purchaser or Guarantor or any of its properties or assets, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.4 Litigation. There is no Action pending or, to Purchaser’s Knowledge, threatened in writing, against Purchaser except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and Purchaser is not subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.6 Financing. Each of Purchaser and Guarantor has, and shall have available at and at all times from and after the date hereof until the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to pay all obligations of Purchaser hereunder and all of Purchaser’s other existing and anticipated obligations, including (i) the amounts payable pursuant to Section 2.2(b), including the Closing Transaction Expense Amount, (ii) all of the out-of-pocket costs of Purchaser (and, following the Closing, the Transferred Companies) arising in connection with the consummation of the transactions contemplated hereby, and (iii) all other obligations of Purchaser hereunder. Each of Purchaser and Guarantor acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Purchaser’s, its Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the transactions contemplated by this Agreement.

Section 5.7 Solvency. Each of Purchaser and Guarantor (including their respective Subsidiaries, taken as a whole) are Solvent, and each of Purchaser and Guarantor (including their respective Subsidiaries, taken as a whole) will, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Closing Purchase Price, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and after the Closing. For purposes of this Section 5.7, “Solvent” shall mean, with respect to each of Purchaser and Guarantor, that: (i) the fair saleable value (determined on a going concern basis) of the assets of Purchaser or Guarantor (including their respective Subsidiaries, taken as a whole), as applicable, shall be greater than the total amount of the liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of Purchaser or Guarantor, as applicable (including their respective Subsidiaries, taken as a whole), (ii) Purchaser or Guarantor, as applicable (including their respective Subsidiaries, taken as a whole), shall be able to pay their debts and obligations in the ordinary course of business as they become due, and (iii) Purchaser or Guarantor, as applicable (including their respective Subsidiaries, taken as a whole), shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

Section 5.8 Investment Decision. Purchaser is acquiring the Transferred Shares for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Equity Interests. Purchaser acknowledges that the Transferred Shares have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Transferred Shares may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 5.9 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Transferred Companies and the Business, which investigation, review and analysis was done by Purchaser and its Representatives, to the extent materials relevant to such investigation, review and analysis were made available by Parent and the Transferred Companies or are otherwise publicly available or accessible to Purchaser and its Representatives. Purchaser has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement and the transactions contemplated hereby. In entering into this Agreement, Purchaser acknowledges that it has not relied on any factual representations or opinions of Parent, its Affiliates, the Transferred Companies, or any of their respective Representatives (except the representations and warranties of Parent expressly set forth in Article III (as qualified by the Disclosure Schedules) and the representations and warranties in respect of the Business and the Transferred Companies expressly set forth in Article IV (as qualified by the Disclosure Schedules), and the certificate to be delivered by Parent pursuant to Section 10.2(d) of this Agreement). Purchaser hereby acknowledges and agrees that no Representative of Parent has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement.

Section 5.10 No Foreign Person. Purchaser is not a foreign person (as defined at 31 CFR § 800.224) (a “Foreign Person”), no national or subnational governments of a foreign state hold a substantial interest (as such term is defined at 31 CFR § 800.244) in Purchaser, and no Foreign Person will obtain any right that would make the transactions contemplated hereby a covered transaction (as defined at 31 CFR § 800.213).

Section 5.11 No Other Representations or Warranties by Parent and the Transferred Companies; No Reliance. Purchaser acknowledges and agrees that, except for the representations and warranties of Parent expressly set forth in Article III and the representations and warranties in respect of the Business and the Transferred Companies expressly set forth in Article IV (in each case, as qualified by the Disclosure Schedules) and any certificate delivered pursuant to Section 10.2(d), none of Parent or any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and Purchaser and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Business, Parent, its Affiliates, the Transferred Companies or with respect to the accuracy or completeness of any other information provided or made available to Purchaser or its Representatives by or on behalf of Parent or any Representatives thereof. Without limiting the foregoing, in determining to enter into this Agreement, Purchaser acknowledges that Purchaser has not relied on any representation or warranty or other statement from Parent its Affiliates or the Transferred Companies not set forth in this Agreement.

Section 5.12 Disclaimer of Other Representation and Warranties by Purchaser. Except for the representations and warranties of Purchaser provided in this Article V of this Agreement, any Ancillary Agreement and any certificate delivered pursuant to Section 10.3(c), neither Purchaser nor any of its Affiliates, nor any of its respective directors, officers, managers, employees, direct or indirect equityholders, partners, members or other Representatives has made, or is making, any representation or warranty whatsoever to the Transferred Companies, Parent or its Affiliates regarding Purchaser or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Transferred Companies, Parent or its Affiliates.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1 Access to Books and Records.

(a) After the date of this Agreement until the Closing, and subject to the requirements of applicable Laws and the terms and conditions of this Agreement, including this Section 6.1, the U.S. Transferred Company shall, and Parent shall cause the Philippine Transferred Company or the Parent Group to, afford to Representatives of Purchaser reasonable access to the offices, facilities, assets and properties, personnel, operating and financial reports, work papers and other books and records of the Business or the Transferred Companies or the Parent Group (to the extent related to the Business) with respect to periods or occurrences prior to or on the Closing in connection with any proper purpose, (i) under the supervision of the personnel of the

Business, (ii) during normal business hours, (iii) consistent with applicable Law, (iv) in accordance with the procedures established by the Transferred Companies and Parent, as applicable, and (v) in each case, as is reasonably requested in writing by Purchaser or its Representatives in order for Purchaser to have the opportunity to make such investigation as is reasonably necessary to complete the transactions contemplated by this Agreement; provided, that, the U.S. Transferred Company shall not be required to, and Parent shall not be required to cause the Philippine Transferred Company to, make available medical records, workers’ compensation records, the results of any drug testing or other sensitive or Personal Information if doing so would result in a violation of applicable Law. Notwithstanding anything to the contrary contained in this Section 6.1(a), the Transferred Companies or the Parent Group, as applicable, may withhold any document (or portions thereof) or information (a) that is subject to the terms of a non-disclosure agreement or similar undertaking with a third party, (b) that may constitute privileged attorney-client communications or attorney work product, (c) that is of a competitively sensitive nature or (d) if the provision of access to such document (or portion thereof) or information, as determined by the Transferred Companies or Parent, as applicable, with respect to the Parent Group, in good faith, could reasonably be expected to conflict with applicable Contracts or Laws (provided, that, the Transferred Companies or Parent, as applicable, will inform Purchaser of the general nature of the document or information being withheld). Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser be provided with access to, or review rights in respect of, any Tax Returns or Tax information other than solely of the Transferred Companies. In addition, notwithstanding anything to the contrary in this Agreement, the U.S. Transferred Company shall not be required to, and Parent shall not be required to cause the Parent Group to, provide access or make any disclosure to Purchaser or its Representatives pursuant to this Section 6.1 to the extent that such access or information is reasonably pertinent to an Action where Parent or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties. All information and documents provided pursuant to this Section 6.1(a) will be subject to the Confidentiality Agreement and the Clean Team Agreement, and Purchaser acknowledges and agrees that it has and will continue to abide by, and will cause its Representatives to continue to abide by, the terms of the Confidentiality Agreement and Clean Team Agreement.

(b) Purchaser agrees that any access granted under Section 6.1(a) shall not interfere unreasonably with the operation of the Business or any other business of Parent or its Affiliates (including the Transferred Companies). Purchaser and its Affiliates and its and their respective Representatives shall not communicate with any of the employees, customers, clients, suppliers, vendors, partners, financing sources, lenders and other business relations of Parent or its Affiliates without the prior written consent of Parent (except for any mutual business relations or any third parties that Purchaser engages with in ordinary course of business for purposes unrelated to the Business, this Agreement or the transactions contemplated by this Agreement and then solely to the extent that such communications are unrelated to the Business, this Agreement or the transactions contemplated by this Agreement).

(c) At and after the Closing, Purchaser shall, and shall cause the Transferred Companies to, afford Parent and its Representatives, upon reasonable notice, access to the books, records, properties and employees of the Transferred Companies and the Business, (i) under the supervision of the personnel of the Business, (ii) during normal business hours, (iii) consistent with applicable Law, (iv) in accordance with the procedures established by the Transferred Companies and Purchaser, as applicable, and (v) in each case, as is reasonably requested in writing by Parent or its Representatives solely for reasonable business purposes in connection with preparations of financial statements, audits, Taxes, any potential Action or investigation by or before a Governmental Entity or other Governmental Entity reporting obligations; provided, that, nothing in this Agreement shall limit any rights of discovery of Parent or its controlled Affiliates. Notwithstanding anything to the contrary contained in this Section 6.1(c), Purchaser and the Transferred Companies, as applicable, may withhold any document (or portions thereof) or information (a) that is subject to the terms of a non-disclosure agreement or similar undertaking with a third party, (b) that may constitute privileged attorney-client communications or attorney work product, (c) that is of a competitively sensitive nature or (d) if the provision of access to such document (or portion thereof) or information, as determined by the Transferred Companies or Purchaser, as applicable, in good faith, could reasonably be expected to conflict with applicable Contracts or

Laws (provided, that, the Transferred Companies will inform Parent of the general nature of the document or information being withheld). In addition, notwithstanding anything to the contrary in this Agreement, the Transferred Companies and Purchaser shall not be required to provide access or make any disclosure to Parent or its Representatives pursuant to this Section 6.1 to the extent that such access or information is reasonably pertinent to an Action where Purchaser or any of its Affiliates, on the one hand, and Parent or any of its controlled Affiliates, on the other hand, are adverse parties.

(d) Except in connection with the deletion of Personal Information in the ordinary course of business or as may be required by Law, Purchaser agrees to hold, and to cause the Transferred Companies to hold, all the books and records pertaining to the Transferred Companies or the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, unless Purchaser desires to destroy or dispose of such books and records prior to such time, it offers first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Parent, at Parent’s sole cost and expense.

Section 6.2 Confidentiality.

(a) The Parties hereto expressly agree that, notwithstanding any provision of the Confidentiality Agreement or the Clean Team Agreement to the contrary, the terms of each of the Confidentiality Agreement and the Clean Team Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing pursuant to their respective terms. The Parties hereto expressly agree that, notwithstanding any provision of the Confidentiality Agreement or the Clean Team Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Sale is not consummated, each of the Confidentiality Agreement and the Clean Team Agreement shall continue in full force and effect for a period of twenty-four (24) months following termination of this Agreement and otherwise in accordance with its respective terms.

(b) Parent shall not, and shall cause its controlled Affiliates and its and their respective Representatives not to directly or indirectly, without the prior written consent of Purchaser, disclose to any third party, other than each other and their respective Representatives (each of whom is subject to a similar obligation of confidentiality), any confidential information with respect to the Transferred Companies, the Business and any terms of this Agreement or any Ancillary Agreements; provided, that, the foregoing restriction shall not (a) apply to any information (i) generally available to the public (other than as a result of disclosure made by Parent or its controlled Affiliates in breach of this Section 6.2(b)), or (ii) that was made available to Parent after the Closing by a third party with the right to disclose such information and without any obligations of confidentiality or restrictions on use, or (b) prohibit any disclosure that is required by judicial or administrative process or applicable Law or the applicable requirements of any Governmental Entity (including the federal securities laws and the U.S. Securities and Exchange Commission, rules and regulations of any national securities exchange) or requested to disclose (by court order, deposition, interrogatory questions, request for information or documents, subpoena, civil investigative demand, regulatory demand or similar process), so long as, to the extent legally permissible and reasonably practicable under the circumstances, Parent advises Purchaser before making such disclosure and provides Purchaser with reasonable opportunity to review and comment on such disclosure and considers in good faith any such comments. The obligations in this Section 6.2(b) shall survive the Closing until (other than with respect to trade secrets) the six-year (6) anniversary of the Closing.

(c) From and after the date hereof, no press release or announcement concerning this Agreement or the transactions contemplated hereby will be issued by Parent, Purchaser, or their respective Affiliates, prior to Closing without the prior consent of the other Party, except that Purchaser and Parent or its Affiliate may issue an announcement, including an 8-K filing and press release, regarding the signing of this Agreement. In all other cases where disclosure is required by applicable Law, the disclosing Party will provide the non-disclosing Party with an opportunity to review and comment on such disclosure in advance of its issuance, and the Parties shall use reasonable efforts to agree on the content of any such disclosure in accordance with Section 6.6.

Section 6.3 Required Actions.

(a) Purchaser and Parent shall exercise reasonable best efforts in taking, or causing to be taken, all actions, and doing, or causing to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in an expeditious manner the Sale and the other transactions contemplated by this Agreement, including (i) if required or advisable at the discretion of Purchaser in consultation with Parent, the preparation and filing of all forms, registrations and notices required to be filed to consummate the Sale and the other transactions contemplated by this Agreement, (ii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity (which actions shall include furnishing all information required under any Competition Laws) required to be obtained or made by Purchaser or Parent or any of their respective controlled Affiliates in connection with the Sale and the other transactions contemplated by this Agreement and (iii) the negotiation, finalization, execution and delivery in good faith of any additional instruments reasonably necessary to consummate the Sale and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement, including the Ancillary Agreements. Additionally, each of Parent and Purchaser shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to fulfill all conditions precedent to this Agreement.

(b) Prior to the Closing, to the extent not prohibited by applicable Law, Purchaser and Parent shall, and shall cause their respective Representatives to, (i) subject to the terms and conditions of this Agreement including this Section 6.3, each keep the other apprised of the status of matters relating to the completion of the Sale and the other transactions contemplated by this Agreement and (ii) work cooperatively in connection with obtaining all required consents, clearances, expirations or terminations of waiting periods, authorizations, Orders or approvals of, or any exemptions by, in each case, any Governmental Entity (if any). In that regard, prior to the Closing, subject to the terms and conditions of each of the Confidentiality Agreement, the Clean Team Agreement and this Agreement, including Section 6.2 and this Section 6.3, to the extent not prohibited by applicable Law, each of Parent and Purchaser shall, and shall cause their respective Representatives to, promptly consult with the other Party to provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or their counsel) copies of) all filings made by such party with any Governmental Entity (if any) or any other information supplied by such Party (if any) to, or correspondence with, a Governmental Entity in connection with this Agreement, the Sale and the other transactions contemplated by this Agreement. Subject to the terms and conditions of each of the Confidentiality Agreement, the Clean Team Agreement and this Agreement, including Section 6.2 and this Section 6.3, to the extent not prohibited by applicable Law, each Party to this Agreement shall, and shall cause their respective Representatives to, promptly inform the other Party to this Agreement, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party of) any communication from any Governmental Entity or other such Person regarding the Sale or the other transactions contemplated by this Agreement, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written or oral communication or submission with or to any such Governmental Entity or other such Person. If any Party to this Agreement or any Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Sale or the other transactions contemplated by this Agreement, then such Party will make, or cause to be made, promptly and after consultation with the other Party to this Agreement, an appropriate response in compliance with such request. Purchaser, on one hand, and Parent, on the other hand, including their respective Representatives, shall not participate in any meeting with any Governmental Entity in connection with this Agreement or the Sale, or with any other Person in connection with any Action by a private party relating to any Competition Laws in connection with this Agreement or the Sale, unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. Purchaser and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Agreement as “outside counsel/in-house counsel only.” Such designated materials and any materials provided by Purchaser to Parent or by Parent to

Purchaser pursuant to this Section 6.3, and the information contained therein, shall be given only to the outside legal counsel and in-house counsel of the recipient and shall not be disclosed by such outside counsel and in-house counsel to employees (other than in-house counsel), officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Parent, as the case may be) or its legal counsel; it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns. Notwithstanding the foregoing, Purchaser and Parent shall jointly control the strategy and timing for obtaining any clearances required or advisable under any Competition Laws or FDI Laws (if any) in connection with the Sale (including, without limitation, the right to determine whether to engage with any Governmental Entity on a voluntary basis, whether to commit or to agree with any Governmental Entity to stay, toll or extend any applicable waiting period under any Competition Laws or FDI Laws).

(c) Whether or not the Sale is consummated, Purchaser shall be responsible for all fees and payments (including filing fees and legal, economist and other professional fees) to any third party or any Governmental Entity to obtain any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Section 6.3 (if any), other than the fees of and payments to Parent’s legal and professional advisors.

Section 6.4 Conduct of Business.

(a) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Article XI, except (i) as otherwise expressly required or contemplated by this Agreement (including any actions, elections or transactions undertaken in connection with Section 6.7 or Section 6.8), (ii) as required by or to comply with Law (including Competition Laws and FDI Laws), (iii) as disclosed in Section 6.4(a) of the Disclosure Schedules or (iv) as otherwise consented to by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall use reasonable best efforts to cause its Affiliates (in each case, as related to the Business) and the Transferred Companies to conduct the Business in the ordinary course of business, and to use reasonable best efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with employees, customers, suppliers and other Persons with whom it and they have material business relationships, in each case, with respect to the Transferred Companies and the Business;

(b) Without limiting the foregoing, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Article XI, except (i) as otherwise expressly required or contemplated by this Agreement (including any actions, elections or transactions undertaken in connection with Section 6.7 or Section 6.8), (ii) as required by or to comply with the terms of a Benefit Plan under which a Business Employee participates, Collective Bargaining Agreement or Law (including Competition Laws and FDI Laws), (iii) as disclosed in Section 6.4(a) of the Disclosure Schedules or (iv) as otherwise consented to by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Transferred Companies shall not, and Parent shall cause its Affiliates (in each case, as such actions are related to the Business) and the Transferred Companies not to:

(i) assign, transfer, lease, license or sell any Pre-Closing Transferred Assets (other than pursuant to the Asset Transfer Agreement), or pledge or subject any Pre-Closing Transferred Assets to any Lien (other than any Permitted Liens) not in existence as of the date of this Agreement, other than sales of inventory or non-material fixed assets in the ordinary course of business or non-exclusive licenses of non-material Intellectual Property in the ordinary course of business;

(ii) (A) amend the Organizational Documents of the Transferred Companies, (B) split, combine or reclassify the Transferred Companies’ outstanding equity interests in any manner, or (C) declare, set aside or pay any dividend or distribution to any Person (except as may facilitate the elimination of intercompany accounts contemplated by Section 6.7 or Section 6.8);

(iii) issue, sell, pledge or dispose of, subject to any Lien (other than Permitted Liens), or agree to issue, sell, pledge or dispose of, any Transferred Shares;

(iv) incur in excess of $50,000 aggregate principal amount of indebtedness for borrowed money outstanding at any time (other than any borrowings under revolving credit facilities or Indebtedness in the ordinary course of business that shall be repaid at or prior to Closing);

(v) (A) form a Subsidiary of the Transferred Companies, or have the Transferred Companies make any material acquisition of any assets (including capital stock), liabilities, property, businesses of any Person in excess of $500,000 individually or $1,250,000 in the aggregate, (B) have the Transferred Companies sell or dispose of any material assets or businesses other than (x) in the ordinary course of business, (y) as may be required by applicable Law or (z) assets at the end of their useful life, or (C) have the Transferred Companies form or enter into any Contract to form a joint venture or legal partnership;

(vi) grant to any Business Employee or the Philippines Entity Employee any material increase in compensation or benefits, including any cash incentive, equity or equity-based awards, severance or termination pay, or establish, adopt, enter into or materially amend any material Company Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would affect a Business Employee if in effect on the date hereof, in each case, except (1) in the ordinary course of business (including in connection with promotions, renewals and raises in the ordinary course of business and consistent with past practice), (2) in connection with any action that generally applies uniformly to Business Employees or the Philippines Entity Employees and other similarly situated employees of the Parent Group, (3) to amend Parent’s U.S. severance program to make ineligible an employee who receives an offer of employment from a successor employer in an asset acquisition with such offer having substantially comparable terms, including a substantially comparable role in the applicable business, and declines such offer or does not otherwise become an employee of such purchaser, or (4) for any grant, benefits or compensation for which the Parent Group shall be solely obligated to provide;

(vii) (1) modify, renew, extend, or enter into any Collective Bargaining Agreement with any Labor Union, or (2) voluntarily recognize or certify any Labor Union or group of employees as the bargaining representative for any Business Employees;

(viii) waive, release, amend or fail to enforce the restrictive covenant obligations of any Business Employee, Philippines Entity Employees or other current or former employee, independent contractor, officer or director of the Business;

(ix) (1) hire or engage any Person to be a Business Employee or Philippines Entity Employee or otherwise an officer or employee of, or a service provider to, a Transferred Company, (2) transfer the employment of any employee of Parent or any of its controlled Affiliates into a Transferred Company, (3) transfer the employment of any Business Employee or Philippines Entity Employee to another Person (including Parent or any of its controlled Affiliates) in a matter that would affect whether such service provider is or is not classified as a Business Employee or Philippines Entity Employee or (4) except with respect to any Non-Continuing Employee, terminate the employment or services of (x) any Key Employee or (y) any other Business Employee or Philippines Entity Employee (other than for cause) whose base annual compensation exceeds (or exceeded) $150,000;

(x) make any material change to its methods of financial accounting in effect on September 30, 2024, except as required by a change in, or to comply with, GAAP (or any interpretation thereof) or applicable Law;

(xi) commit or authorize any commitment to make any quarterly capital expenditures of $250,000 or greater in the aggregate (in any quarter) in excess of the amount set forth in the capital budget of the Transferred Companies;

(xii) agree to, request or adopt (A) any moratorium or suspension of payment of any Indebtedness, (B) the appointment of a receiver, administrator, liquidator, assignee, trustee or other similar officer with respect to the Transferred Companies, the Business or the assets of the Business, (C) an assignment for the benefit of creditors by the Transferred Companies or an admission in writing of the inability of the Transferred Companies to pay its debts as they become due or (D) a plan of complete or partial liquidation or other resolution providing for or authorizing a liquidation, dissolution, merger or consolidation or other restructuring of the Transferred Companies or the Business;

(xiii) other than in the ordinary course of business, (A) enter into any agreement with any party to extend the payment date of any material accounts payable, (B) accelerate the collection of (or discount) any material account or notes receivable or (C) intentionally delay or postpone the payment of, enter into any agreement with any party to extend the payment date of, or accelerate the collection of (or discount), in each case of clauses (A) through (C), any material amounts payable or receivable under agreements with the Transferred Companies or related to the Business;

(xiv) make any loans or advance by the Transferred Companies or related to the Business to, any other Person, other than (A) in the ordinary course of business or (B) amounts that will be repaid in full at or prior to the Closing with no obligations or liabilities of the Transferred Companies existing at or after the Closing;

(xv) (A) diminish, increase or terminate material promotional programs of the Business or the Transferred Companies or (B) engage in any material pricing, sales, receivables, discount, product giveaway, other consumer or trade offers, inventory overstocking or understocking practices or activities of the Business or the Transferred Companies, or any material changes to credit, trade or supply terms of the Business or the Transferred Companies, in each case, outside of the ordinary course of business;

(xvi) materially amend, voluntarily terminate or cancel any Material Contract, in each case, other than (A) any amendments, terminations or cancellations made in accordance with the terms of such Material Contract and (B) amendments, terminations or cancellations in the ordinary course of business;

(xvii) enter into any Contract containing covenants limiting in any material respect the freedom of the Business or the Transferred Companies to compete or operate in any line of business or geographical area, compete with any Person, or operate its assets at maximum production capacity or otherwise materially restrict the Transferred Companies from operating and engaging in the Business;

(xviii) enter into any Contract containing covenants limiting in any material respect the freedom of the Business or the Transferred Companies to solicit any Person;

(xix) (A) waive, release, settle, resolve or compromise any pending or threatened Action, or enter into any consent decree or settlement agreement with any Governmental Entity, against, relating to or affecting the Business, involving amounts paid in excess of $250,000 individually or $1,000,000 in the aggregate or equitable relief in respect of the Business, fines in excess of $250,000 individually or $1,000,000 in the aggregate or (B) commence any Action relating to the Business involving amounts in excess of $250,000 individually or $1,000,000 in the aggregate;

(xx) (A) terminate, fail to renew, abandon, cancel, fail to maintain, let lapse, sell, assign to any Person or transfer to any Person any material Business IP, other than assets at the end of their statutory life, or abandonment of pending patent applications where continued prosecution would be futile or (B) enter into any Contract with respect to, or otherwise grant any rights (including a license, release, covenant not to sue or immunity) or options under, any material Business IP, in each case of clauses (A) and (B), except for Permitted Liens;

(xxi) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return in a manner inconsistent with past practice, file any material amendment to a Tax Return, enter into any Tax Sharing Agreement or other similar agreement or closing agreement, settle any claim or assessment in respect of a material amount of Taxes, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind, fail to pay any material Tax when due (including any material estimated Tax payments) except to the extent of any Tax contested in good faith by any appropriate proceedings for which appropriate reserves have been established in compliance with GAAP; or

(xxii) commit to take any action described in this Section 6.4.

(c) Except for those actions that Parent reasonably determines to take following the Closing in order to (i) comply with applicable Law (including Competition Laws and FDI Laws) or (ii) protect information it deems commercially sensitive and/or proprietary, Parent shall use reasonable best efforts to engage in and support integration planning activities specified on Schedule IV prior to the Closing. For the avoidance of doubt no right, title or interest to information shared pursuant to such integration planning activities shall transfer to Purchaser or its Affiliates prior to Closing.

Section 6.5 Consents.

(a) Upon reasonable written request from Purchaser or its counsel, the U.S. Transferred Company shall, and Parent shall cause the Philippine Transferred Company to, use reasonable best efforts to obtain any of the consents necessary to be obtained from third parties under Material Contracts set forth on Section 6.5(a) of the Disclosure Schedules in order to consummate the transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary contained herein, neither Parent nor any of its controlled Affiliates (including the Transferred Companies) shall have any obligation to make any payments or incur any liability to obtain any consents of third parties or effect the transfers or arrangements contemplated by this Section 6.5, and the failure to receive any such consents or to effect any such transfers or arrangements shall not be taken into account with respect to whether any condition to the Closing set forth in Article X shall have been satisfied.

(c) Pre-Closing Transferred Assets. Notwithstanding any other provision of this Agreement, this Agreement does not constitute an agreement to transfer, assign, novate or convey any Pre-Closing Transferred Asset to the extent that such Pre-Closing Transferred Asset is not assignable, transferable or assumable (as applicable) without the consent of any Person, other than the Transferred Companies, Parent or any Parent Group member, to the extent that such consent shall not have been given prior to the Closing (each such Pre-Closing Transferred Asset, a “Non-Assigned Asset”); provided, however, that, subject to this Section 6.5(c), Parent shall use, for twelve (12) months after the Closing Date, reasonable best efforts to obtain, and Purchaser shall use its reasonable best efforts to assist and cooperate with Parent in connection therewith, all necessary consents to the assignment, novation and transfer of each Non-Assigned Asset; provided, further, that, subject to this Section 6.5(c), none of Parent, Purchaser or any of their respective Affiliates shall be required to pay money to any third party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with such efforts. With respect to any Non-Assigned Asset, for a period beginning on the Closing Date and ending on the earlier of (i) the time such requisite consent is obtained and such Non-Assigned Asset is transferred and assigned to Purchaser (or is assumed by Purchaser) and (ii) the date that is twelve (12) months after the Closing Date, subject to Purchaser and the Transferred Companies paying, performing and discharging in full the liabilities and obligations of the Parent Group thereunder from and after the Closing Date, Parent shall, and shall cause the applicable members of the Parent Group to, use reasonable best efforts to provide to Purchaser substantially comparable benefits thereof, at the expense of Parent with respect to efforts to procure substantially comparable benefits; provided that Parent is not obligated to ensure continued equivalent terms of use, and Parent shall cooperate in any lawful and reasonable arrangement reasonably proposed by Purchaser under which Purchaser shall obtain substantially similar economic benefits and, to the extent permitted under applicable Law, obtain the operational equivalent of the transfer of such Pre-Closing Transferred Asset to Purchaser as of the Closing; provided, that, except with respect to Parent’s out of pocket costs as noted above, Purchaser shall (x) indemnify and hold the Parent Group harmless from, any liabilities arising from or in connection with the provision of such substantially comparable benefits, and (y) pay, perform and discharge in full the liabilities and obligations of the Parent Group thereunder from and after the Closing Date, including payments to third parties. Parent shall, and shall cause the applicable Parent Group member to enforce, at the request of and for the benefit of Parent, and at the expense of Purchaser, any rights of Parent or the applicable Parent Group member arising thereunder against any Person, including the right to seek any available remedies or to elect to terminate in accordance with the terms thereof upon the advice of Purchaser. From and after the Closing, Purchaser shall indemnify and hold Parent and the Parent Group harmless from and against any and all liabilities and losses, whether or not arising from a third-party claim, solely to the extent such liabilities and losses arise out of or relate to the Pre-Closing Transferred Assets following the Closing. Upon receipt following the Closing of the consents required to transfer any Non-Assigned Asset to Purchaser, Parent shall use reasonable best efforts to, or to cause the applicable Parent Group member to, transfer and convey such Non-Assigned Asset to Purchaser without payment of any additional consideration by Purchaser, and Purchaser shall assume such Pre-Closing Transferred Asset.

(d) Shared Contracts. Each of Parent and Purchaser will, in cooperation with the other, use its reasonable best efforts both before and after the Closing to effect the assignment and novation of the Shared Contract Rights and the Shared Contract Obligations to the Transferred Companies under the Shared Contracts so that the Transferred Companies shall be solely responsible for such Shared Contract Rights and Shared Contract Obligations from and after the Closing Date by, among other things, amending the Shared Contracts to separately assign and novate the Shared Contract Rights and the Shared Contract Obligations to the Transferred Companies; provided, however, that, none of the Transferred Companies, Parent or Parent Group members shall be required to pay money to any third party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with such efforts. Notwithstanding the foregoing, this Section 6.5(c)(i) shall not constitute an agreement to amend any Shared Contracts or to transfer, assign, novate or convey any Shared Contract Rights and the Shared Contract Obligations to the extent that such Shared Contracts, Shared Contract Rights and the Shared Contract Obligations are not amendable, assignable or transferable without the consent of any Person, other than the Transferred Companies, Parent or any Parent Group member. Unless otherwise agreed by Purchaser and Parent, such amendments and new contracts shall be on pricing terms substantially the same as the terms applicable to the Business under the associated Shared Contract and shall otherwise be on terms and conditions not materially less favorable to the Transferred Companies, or following the Closing, the Transferred Companies, Purchaser, or Parent, than the terms and conditions applicable to the Business under the associated Shared Contract. From and after the Closing, Purchaser shall indemnify and hold Parent and the Parent Group harmless from and against any and all post-Closing liabilities and losses, whether or not arising from a third-party claim, solely to the extent arising out of or relating to the Shared Contract Rights and Shared Contract Obligations. If any Shared Contract Rights and Shared Contract Obligations are not assigned to the Transferred Companies prior to or on the Closing Date, unless the Parties otherwise agree in writing, during the remaining term of the applicable Shared Contract, not to exceed twelve (12) months, the Parties shall use their respective reasonable best efforts to allow the Transferred Companies to the extent permitted by applicable Law and to the extent reasonably within the contractual or other ability or control of Parent and the Parent Group, on the one hand, and the Transferred Companies or their Affiliates, on the other hand, to provide or receive such Shared Contract Rights, respectively, subject to the Shared Contract Obligations.

Section 6.6 Public Announcements. No Party to this Agreement nor any Representative of such Party shall issue or cause the publication of any press release or public announcement, including any communications to employees, in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except that each Party hereto may make any such announcement or disclosure (a) which it in good faith believes, based on advice of counsel, is required (but only to the extent so required) by Law or rules or regulations of any national securities exchange or self-regulatory organization, it being understood and agreed that each Party shall nonetheless have the opportunity to review and consider in good faith any such announcement or disclosure to the extent reasonably practicable and each Party shall, to the extent practicable and permitted by applicable Law, provide the other parties with copies of any such announcement for such review at least twenty-four (24) hours in advance of any such planned issuance or (b) to the extent the contents of such release or announcement have previously been released publicly by a Party hereto or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 6.6. The Parties hereto agree that the initial press release to be issued with respect to the execution of this Agreement shall be in the form heretofore agreed to by Parent and Purchaser.

Section 6.7 Intercompany Accounts; Cash. Prior to the Closing, (a) all intercompany accounts, except for those accounts listed on Section 6.7 of the Disclosure Schedules, between any member of the Parent Group on the one hand and the Transferred Companies on the other hand, shall be settled or otherwise eliminated without liability to the Transferred Companies and (b) any and all Cash of the Transferred Companies may be extracted from the Transferred Companies by Parent or other Affiliates of Parent (including, for the avoidance of doubt, through cash sweeps, dividend payments, distributions, share redemptions, recapitalizations, and the settling of intercompany loan accounts) without any such action constituting a violation of Section 6.4 of this Agreement.

Section 6.8 Termination of Intercompany Arrangements. Effective at the Closing, all arrangements, understandings or Contracts, including all obligations to provide goods, licenses of Intellectual Property, services or other benefits, by any member of the Parent Group, on the one hand, and the Transferred Companies on the other hand, including as set forth in Section 6.8 of the Disclosure Schedules, shall be terminated without any party thereto (as applicable) having any continuing obligations or other liability to the other.

Section 6.9 Letters of Credit; Guaranties and Performance Bonds. The Parties hereto acknowledge that (a) at the Closing, the letters of credit, guaranties and performance bonds related to the Business (the “Business Guarantees”) listed on Section 6.9 of the Disclosure Schedules, shall be terminated and the applicable Person (including Parent and its respective Affiliates) shall be released from any obligations thereunder, which release shall be effective as of the Closing; (b) in connection with such termination and release, Purchaser shall use its commercially reasonable efforts to arrange for the issuance of replacement letters of credit, guaranties and performance bonds at or prior to the Closing; and (c) in no event shall Parent or any of its Affiliates have any liabilities with respect to any such replacement letters of credit, guaranties or performance bonds or existing Business Guarantees from and after the Closing. If the Closing occurs without a termination or release of the relevant Business Guarantees, then (x) such failure shall not constitute a breach of this Section 6.9 nor shall a failure of any closing conditions pursuant to Article X be deemed to result therefrom, (y) for twelve (12) months following the Closing, Purchaser and Parent shall continue to use their commercially reasonable efforts after the Closing to cause as promptly as practicable the complete and unconditional release of Parent and its Affiliates under any Business Guarantee, and (z) from and after the Closing, Purchaser shall indemnify Parent, its Affiliates and their respective Representatives against all liabilities arising from and after the Closing pursuant to any Business Guarantee.

Section 6.10 Director and Officers Indemnification and Insurance.

(a) Purchaser and Parent agree that all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing Date (including in connection with this Agreement and the transactions contemplated hereunder), that exist as of the date of this Agreement to the extent that such rights are memorialized in written documents made available to Purchaser in favor of any Person who prior to or on the Closing Date is or was a current or former director, manager, officer, employee or agent of the Transferred Companies (each, a “D&O Indemnified Person”), including as provided in the Organizational Documents of the Transferred Companies, or in any Contract between a D&O Indemnified Person and the Transferred Companies (an “Indemnity Agreement”), will survive the Closing and will continue in full force and effect for the six (6) year period following the Closing Date. In furtherance (and not in limitation of) the foregoing, for the six (6) year period following the Closing Date, Purchaser will cause the Transferred Companies to, and the Transferred Companies will, (i) maintain in the Organizational Documents provisions with respect to indemnification, advancement of expenses and exculpation from liability that in each such respect are at least as favorable to each D&O Indemnified Person as those contained in the Transferred Companies’ Organizational Documents as in effect on the date hereof and made available to Parent, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person and (ii) continue in existence each Indemnity Agreement without termination, revocation, amendment or other modification that would adversely affect the rights thereunder of any D&O Indemnified Person.

(b) If the Transferred Companies (or any of its successors or assigns) (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers all or substantially all of its properties and assets to any other Person (including by dissolution, liquidation, assignment for the benefit of creditors or similar action), then, and in each such case, proper provision will be made so that such other Person fully assumes the obligations set forth in this Section 6.10.

(c) The provisions of this Section 6.10 will survive the Closing. This Section 6.10 will be for the irrevocable benefit of, and will be enforceable by, each D&O Indemnified Person and his or her respective heirs, executors, administrators, estates, successors and assigns, and each such Person will be an express intended third party beneficiary of this Agreement for such purposes. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.10 will not be terminated, revoked, modified or amended in any way so as to adversely affect any Person referred to in the second sentence of this Section 6.10(c) without the written consent of such Person.

Section 6.11 Resignations. Each of the Transferred Companies and Parent shall use its reasonable best efforts to deliver to Purchaser any resignation letters (effective as of and contingent upon the Closing) of the directors, managers, and officers of the Transferred Companies that are requested by Purchaser to the Transferred Companies or Parent in writing no less than ten (10) Business Days prior to the Closing Date.

Section 6.12 Release.

(a) Except as provided in Article IX, effective as of the Closing, the Transferred Companies and Purchaser, on behalf of itself, and each of its Affiliates, and any Person claiming by, through or for the benefit of the Transferred Companies and Purchaser, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges all Parent Related Parties to the fullest extent permitted under applicable Law, in each case, from all demands, Actions, causes of action, suits, accounts, covenants, Contracts, losses and liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Parent Related Parties (including the Transferred Companies) occurring or failing to occur, in each case, at or prior to the Closing, other than to the extent based on Fraud. Purchaser shall not permit the Transferred Companies to make, and Purchaser covenants to cause the Transferred Companies not to assert or voluntarily assist any Person in any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Parent Related Parties with respect to any liabilities released pursuant to this Section 6.12(a).

(b) Effective as of the Closing, Parent, on behalf of itself and each of its Affiliates (excluding the Transferred Companies), and any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Purchaser and its Affiliates (including the Transferred Companies) and its and their respective shareholders, members, managers, officers, directors, employees, agents and Representatives, and each of their respective heirs, executors, administrators and permitted successors and assigns (such released Persons, the “Purchaser Releasees”) to the fullest extent permitted under applicable Law, in each case, from all demands, Actions, causes of action, suits, accounts, covenants, Contracts, losses and liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by Purchaser Releasees occurring or failing to occur, in each case, at or prior to the Closing to the extent arising out of Parent’s standing as a former holder of securities of the Transferred Companies, other than to the extent based on Fraud.

Parent shall not make, and Parent shall not permit any of its Affiliates to make, and Parent covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any of Purchaser Releasees with respect to any liabilities released pursuant to this Section 6.12(b).

(c) The foregoing Sections 6.12(a) and (b) shall not constitute a release from, waiver of, or otherwise affect any rights of Parent or its Affiliates or Purchaser or its Affiliates under this Agreement or any Ancillary Agreement or any other agreement entered into or to be in effect between Parent and Purchaser (or their respective Affiliates), or any enforcement thereof. In addition, notwithstanding anything herein to the contrary, (1) neither Section 6.12(a), Section 6.12(b) nor any other provision of this Agreement shall constitute a release from, waiver of, or otherwise affect the rights, remedies or recourse of Parent, its Affiliates or the Transferred Companies under, or Parent’s or its Affiliates’ or the Transferred Companies’ ability to retain a claim or recover any amount in respect of or pursuant to, any contractual relationships between Parent and/or its Affiliates, on the one hand, and the Transferred Companies, on the other hand, including any Contracts entered into prior to the date of this Agreement, and (2) neither Section 6.12(a) nor any other provision of this Agreement shall limit or restrict Parent’s or its Affiliates’ rights, remedies or recourse or ability to retain a claim or recover any amount (w) against any employees of the Transferred Companies or Business Employees in respect of any matters related to employment, (x) in respect of any contribution, indemnification or advancement of expenses under any of the Organizational Documents or directors’ and officers’ insurance policy of the Transferred Companies, (y) if any Purchaser Releasee initiates a claim, with respect to any counterclaim against such Purchaser Releasee directly relating to such claim or the facts and circumstances underlying such claim, or (z) unrelated to the Transferred Companies or that cannot be waived by applicable Law, including Fraud.

Section 6.13 Wrong Pockets. To the extent that, during the two (2)-year period following the Closing Date, Purchaser, the Transferred Companies, Parent or any of their respective Affiliates discover (a) any asset (other than Excluded IP) or liability owned or held by Parent or its controlled Affiliates that was not owned or held by the Transferred Companies at the Closing but was primarily used in the Business, Parent shall, and shall cause its controlled Affiliates to, promptly assign and transfer all right, title and interest in such assets or liabilities owned or held by Parent or its controlled Affiliates to the Transferred Companies or a designated assignee and the Transferred Companies and Purchaser shall promptly assume any such liabilities, for no additional consideration, and in the case any such asset or liability requires notice or approval in connection with the transfer of such asset or liability, Parent or its controlled Affiliates, as applicable, shall use reasonable best efforts to make or obtain such notice or approval and hold such assets in trust for the Transferred Companies (to the extent permitted by Law) until such time as the required notices or approvals have been made or obtained; provided, that, none of Parent, Purchaser, the Transferred Companies or any of their respective controlled Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party in consideration therewith, or (b) any asset or liability owned or held by Purchaser or the Transferred Companies or any of their respective controlled Affiliates that was owned or held by the Transferred Companies at the Closing but was primarily used in the business of Parent and its controlled Affiliates other than the Business, Purchaser shall and shall cause the Transferred Companies and their respective controlled Affiliates to, promptly assign and transfer all right, title and interest in any such asset or liability owned or held by Purchaser, the Transferred Companies or their respective controlled Affiliates to Parent or its designated assignee, and Parent shall promptly assume any such liabilities, for no additional consideration, and in the case any such asset or liability requires notice or approval in connection with the transfer of such asset or liability, Purchaser or its controlled Affiliate(s), as applicable, shall use reasonable best efforts to make or obtain such notice or approval and hold such assets in trust for Parent (to the extent permitted by Law) until such time as the required notices or approvals have been made or obtained; provided, that, none of Parent, Purchaser, the Transferred Companies or any of their respective controlled Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party in consideration therewith.

Section 6.14 Notification of Certain Events. From the date hereof until the Closing Date, each of Parent and the Transferred Companies, on the one hand, and Purchaser and Guarantor, on the other hand, shall give prompt written notice to the other Parties, and in any case, no later than four (4) Business Days upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would reasonably be expected to result in (a) any of the representations and warranties of (i) Parent set forth in Article III, (ii) the Transferred Companies set forth in Article IV or (iii) Purchaser and Guarantor in Article V and Section 6.15, to not be true and correct such that the conditions to Closing set forth in Section 10.2(a) or Section 10.3(a), as applicable, would not be satisfied, or (b) such Party to fail to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person under this Agreement such that the condition set forth in Section 10.2(b) or Section 10.3(b), as applicable, would not be satisfied.

Section 6.15 Guarantor Guarantee.

(a) Guarantor hereby irrevocably and unconditionally guarantees to Parent the full and timely performance, payment and discharge by Purchaser of all obligations and liabilities of Purchaser in accordance with the terms of this Agreement and each Ancillary Agreement now existing or hereafter arising under this Agreement and each Ancillary Agreement, and hereby agrees that in the event Purchaser fails to timely perform and discharge in full any obligation or liability of Purchaser in accordance with the terms of this Agreement and each Ancillary Agreement, Guarantor will forthwith perform and discharge any such obligation or liability in accordance with the terms of this Agreement and each Ancillary Agreement, as the case may be, as such payment or performance and discharge is required pursuant to the terms of this Agreement to be made or done by Purchaser. The guaranty in the preceding sentence is an absolute, present and continuing guaranty of payment and of performance of obligations and not of collectability, until such time as the obligations and liabilities of Purchaser in accordance with the terms of this Agreement and each Ancillary Agreement are satisfied or paid in full; provided, that, it shall not be necessary for Parent, in order to enforce such payment or performance by Guarantor, first to institute suit or exhaust its remedies against Purchaser or any other Person liable with respect to obligations of Purchaser under this Agreement or any Ancillary Agreement.

(b) The obligations of Guarantor under this Section 6.15 shall be absolute, continuing and unconditional and shall not be released, discharged or affected in any way, including by any (i) any bankruptcy, insolvency, readjustment, composition, liquidation, dissolution or similar proceeding with respect to Purchaser or any of its Affiliates, (ii) any merger, division, amalgamation or consolidation of Purchaser into or with any other corporation or partnership or any sale, lease or transfer of any or all of the assets of Guarantor or of Purchaser to any Person, (iii) any failure on the part of Purchaser for any reason to comply with or perform any of the terms of any other agreement with Guarantor, (iv) the settlement or compromise of any obligations under this Agreement or any Ancillary Agreement (whereas, in such case, the Guarantor’s obligations will be limited to terms of the settlement or compromise agreed by the Parties), or (v) any other circumstance that might otherwise constitute a legal or equitable discharge of a guarantor.

(c) Guarantor unconditionally waives, to the fullest extent permitted by applicable Law: (i) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any defaults by Purchaser in the payment or performance of this Agreement or any Ancillary Agreement; (ii) all notices that may otherwise be required by applicable Law or otherwise to preserve any of the rights of Parent or the Transferred Companies against Guarantor, including, presentment to or demand for payment from Purchaser or Guarantor, notice to Purchaser or to Guarantor of default or protest for nonpayment or dishonor, and the filing of claims with a court in the event of the bankruptcy of Purchaser; (iii) any right to the enforcement, assertion or exercise by Parent or the Transferred Companies of any right, power or remedy conferred in this Agreement or any Ancillary Agreement (iv) any requirement of diligence on the part of Parent; and (v) any other act or omission (including any delay by Parent or any other Person in the taking of any action) that might in any manner or to any extent vary the risk of Guarantor or that might otherwise operate as a discharge of Guarantor. To the maximum extent permitted by applicable Laws, Guarantor waives all rights by which it might be entitled to require suit on an accrued right of action in respect of any obligation under this Agreement and each Ancillary Agreement or require suit against Purchaser or others, arising under any legal requirement or otherwise.

Section 6.16 Exclusive Dealing.

(a) During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Section 11.1, Parent shall not, and shall cause the Transferred Companies not to, take, nor shall Parent permit any of its controlled Affiliates to: (i) solicit, initiate discussions or engage in negotiations with, or knowingly encourage proposals, expressions of interest, offers or inquiries from, any Person (whether such negotiations are initiated by Parent, a Transferred Company, a controlled Affiliate of Parent, a third party or otherwise), other than Purchaser, its Affiliates, or their respective Representatives, relating to the possible acquisition of any material portion of the equity or assets of the Transferred Companies or the Business (whether by way of merger, purchase of equity, purchase of assets, loan or otherwise) (an “Acquisition Transaction”); (ii) provide non-public information or documentation with respect to the Transferred Companies or the Business to any Person, other than Purchaser, its Affiliates, or their respective Representatives, relating to an Acquisition Transaction; or (iii) enter into any letter of intent, agreement or understanding with any Person, other than Purchaser, its Affiliates, or their respective Representatives relating to an Acquisition Transaction; provided, that, notwithstanding the foregoing, for the avoidance of doubt, nothing in this Section 6.16 shall prohibit or restrict, and an Acquisition Transaction shall not include, any transaction involving the sale of assets or equity of Parent, including a change of Control of Parent or the sale of a majority of the equity securities or assets of Parent to one or more unaffiliated third parties.

(b) Parent shall, and shall cause the Transferred Companies and Parent’s controlled Affiliates and shall direct their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person (other than Purchaser, its Affiliates and their Representatives) with respect to any proposed Acquisition Transaction and (ii) immediately revoke or withdraw access of any Person (other than Purchaser, its Affiliates and their Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Transferred Companies or the Business in connection with an Acquisition Transaction and request from each Person (other than Purchaser, its Affiliates and their Representatives) who has received non-public information in connection with a proposed Acquisition Transaction the prompt return or destruction of all such non-public information with respect to the Transferred Companies or the Business previously provided to such Person in connection with a proposed Acquisition Transaction.

(c) Parent shall promptly notify Purchaser orally and in writing after receipt by Parent, the Transferred Companies or any of their Affiliates or Representatives, of any proposal of an Acquisition Transaction. Such notice shall describe the material terms and conditions of such proposed Acquisition Transaction. Parent shall keep Purchaser reasonably informed of the status and details of any such proposed Acquisition Transaction (including changes to the material terms or other material developments).

Section 6.17 Non-Competition; Non-Solicitation.

(a) From the Closing Date through the earlier of (i) the fifth (5th) anniversary of the Closing Date (with respect to the Standalone SiC Restricted Business) or the third (3rd) anniversary of the Closing Date (with respect to the Combined SiC Restricted Business), or (ii) a Specified Event, Parent shall not, and shall cause each of its controlled Affiliates not to, directly or indirectly as a shareholder, investor, member, partner or otherwise, own or participate in the ownership, manage, operate, control, invest in, or consult with a view to competing with the applicable Restricted Business, or participate in the management, operation, or control of any applicable Restricted Business in any geography in which the Transferred Companies currently operates that is the same as or directly competes with the applicable Restricted Business (any such activity, a “Competing Activity”); provided, that, nothing in this Section 6.17 shall prohibit Parent or any of its controlled Affiliates from (i) being a passive owner of not more than five percent (5%) of any class of stock of a publicly-traded corporation, so long as none of Parent or its Controlled Affiliates have any participation in the management of such Person, (ii) owning a passive equity interest in a private debt or equity investment fund that may invest in a business that is the same or that competes with the applicable Restricted Business, in which Parent or any of its controlled

Affiliates does not have the ability to control or exercise any managerial influence over such fund, or (iii) purchasing or otherwise acquiring, whether by merger, purchase of assets, stock or controlling interest or other similar transaction, any Person or business, if no more than ten percent (10%) of the consolidated revenue of any such Person is derived from the Business. Notwithstanding anything to the contrary in this Agreement, in the event of and immediately upon the occurrence of any Specified Event, without any action of the parties hereto, the provisions of this Section 6.17(a) shall terminate immediately, and this Section 6.17(a) shall cease to apply. For purposes of this Section 6.17(a), a “Specified Event” shall mean the consummation by Parent or its controlled Affiliates of a sale (whether by merger, consolidation, tender or exchange offer, sale of equity interests or assets, or otherwise), directly or indirectly, of all or a majority of the assets and/or equity interests of Parent, on a consolidated basis. Notwithstanding anything to the contrary in this Section 6.17, nothing shall prohibit, restrict, or otherwise limit Parent’s or its Affiliates’ performance under the [***] Contract.

(b) From the Closing Date through the fifth (5th) anniversary of the Closing Date, Parent shall not, and shall cause each of its controlled Affiliates not to knowingly cause or induce, or attempt to cause or induce, any known customer, supplier, licensee, licensor, or franchisee, in each case, of the Business, who was such as of the date hereof, to cease or materially reduce business with the Transferred Companies, Purchaser or Purchaser’s Affiliates in connection with the Business.

(c) From the Closing Date through the third (3rd) anniversary of the Closing Date, Parent shall not, and shall cause its controlled Affiliates not to, directly or indirectly, (i) solicit, encourage or induce, or attempt to solicit, encourage or induce, any Business Employee or Philippines Entity Employee to resign or otherwise leave the employ of Purchaser or any of its Affiliates (including the U.S. Transferred Company or the Philippines Company) or (ii) offer employment to, hire, engage or contract with any Business Employee or Philippines Entity Employee (including, for clarity, any Non-Continuing Employee) to perform services other than for the benefit of Purchaser or any of its Affiliates (including the U.S. Transferred Company or the Philippines Company). Notwithstanding the foregoing, Parent and its Affiliates shall not be prohibited from or restricted in any way with respect to (i) the use of general advertisements or other general solicitations of employment that are not specifically directed at Business Employees or Philippines Entity Employees (including Non-Continuing Employees); provided, however, that, Parent and its Affiliates may not hire or otherwise engage any Business Employees or Philippines Entity Employees who respond to such advertisements; or (ii) soliciting or hiring any Business Employee or Philippines Entity Employee (including any Non-Continuing Employee), whose employment terminates for any reason or who did not commence employment with Purchaser, the Transferred Companies or any of its or their Affiliates, or whose employment has been terminated by Purchaser, the Transferred Companies or any of its or their Affiliates with cause, in each case, at least twelve (12) months prior to the date of initial contact between Parent or its Affiliates and such individual, so long as there was no solicitation prohibited hereunder by Parent or its Affiliates prior thereto. For clarity, the restrictions herein shall not apply to any employee of Parent or its Affiliates who does not receive an offer of employment from Purchaser or its Affiliates or any employee who is not a Key Employees and who does not accept an offer of employment and is terminated by Parent on or prior to Closing.

(d) Parent expressly acknowledges that (i) each of the restrictions contained in this Section 6.17 are reasonable in all respects (including with respect to subject matter, geographical scope and time period) and such restrictions are necessary to protect Purchaser’s interest in, and value of, the Business (including the goodwill inherent therein), (ii) the transactions contemplated by this Agreement constitute good, valid and binding consideration for Parent’s obligations, covenants and agreements contained in this Section 6.17, and (iii) Purchaser would not have entered into this Agreement or any of the transactions contemplated hereby without the restrictions contained in this Section 6.17 and this Section 6.17 being in full force and effect and binding and enforceable covenants of Parent. The Parties agree that if a court of competent jurisdiction should find any provision of this Section 6.17 unenforceable, overbroad, or invalid, the provision will be modified by the court to make it enforceable to the maximum extent possible. If the provision cannot be modified, then that provision may be severed and the other parts of this Agreement will remain enforceable.

Section 6.18 Mutual Non-Disparagement.

(a) From the date hereof until the second (2nd) anniversary of the Closing Date, each of Guarantor, Parent, the Transferred Companies and Purchaser agree to refrain, and to cause their respective controlled Affiliates to refrain, from directly or indirectly making or publishing any public statements, claims, allegations or assertions, verbal or written, in any form to third parties, in each case, relating to this Agreement or the transactions contemplated hereby, which have the effect of demeaning or disparaging the name or business reputation of any of Guarantor, Parent, its Subsidiaries, the Transferred Companies or Purchaser, or any of their respective Affiliates, employees, officers or directors; provided, however, that, nothing in this Section 6.18 shall prevent, impair, limit or impede, and this Section 6.18(a) shall not apply in the case of any of, any of Parent or its Affiliates, on the one hand, of Purchaser and its Affiliates, on the other hand, exercising or enforcing its or their rights under this Agreement and any Ancillary Agreements, including in connection with any pending or threatened Action in connection herewith or therewith.

(b) The foregoing covenants shall not preclude any Party from fulfilling any duty or obligation that it may have at Law from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce such Person’s rights.

Section 6.19 Transaction Litigation. Parent shall control the defense of any Action brought by stockholders of Parent against Parent and/or its directors relating to the transactions contemplated by this Agreement; provided, however, that Parent (i) shall promptly provide Purchaser with copies of all proceedings and material correspondence relating to such Action, (ii) shall give Purchaser the opportunity to consult with Parent regarding the defense or settlement of any such Action, and (iii) shall not compromise, settle, or come to an arrangement regarding any Action arising or resulting from the transactions contemplated by this Agreement (other than any settlement that would not affect Purchaser or the Business in any material respect following the Closing, including any settlement solely for monetary damages to be paid by Parent or entirely from proceeds of Parent’s insurance, except for any applicable deductible which shall be paid by Parent) without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that in the event that any one or more of Purchaser or any of their Affiliates are named in any such Action, Purchaser or their Affiliates, as applicable, shall be entitled to assume and control their own defense, with their own counsel, at their own expense.

Section 6.20 Philippine Post-Closing Covenants.

(a) Purchaser and Parent shall each pay fifty percent (50%) of the documentary stamp taxes relating to the sale and transfer of the shares in the Philippine Transferred Company within the period prescribed under the applicable Tax laws and regulations, and shall cooperate to file the documentary stamp tax return. The Party filing the documentary stamp tax return shall provide a copy of the filed tax return and proof of payment to the other Party promptly thereafter, but in any event, no later than five (5) Business Days after such payment. Parent shall pay the capital gains Taxes relating to the sale and transfer of the shares in the Philippine Transferred Company, if any, within the period prescribed under the applicable Tax laws and regulations, and provide a copy of the capital gains Tax return and proof of payment to Purchaser promptly thereafter, but in any event, no later than five (5) Business Days after such payment.

(b) After the covenants in Section 6.20(a) have been satisfied, Purchaser shall obtain the eCAR, after Purchaser’s receipt of a filed copy of the documentary stamp tax return and proof of payment from the BIR, Purchaser’s receipt from Parent of the capital gains tax return with proof of filing with the BIR and payment of the capital gains tax and, the donor’s tax return with proof of filing with the BIR and the payment of donor’s tax (if applicable) or any confirmatory ruling from the BIR (if applicable) with respect to there being no donor tax payable on the sale of the shares in the Philippine Transferred Company. The Parties agree that Parent shall not be liable for any failure or delay in obtaining the eCAR contemplated by this Section 6.20, arising out of, or caused by, directly or indirectly, forces beyond its control, including, without limitation, acts of God, strikes, lockouts, war, terrorism, epidemic, pandemic, civil commotion, assessments, rulings, orders, issuances, or circulars issued by any governmental or Tax authority, work stoppage, closure of offices of governmental authorities, and breakdowns or interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems.

Section 6.21 Office Lease Notice. Promptly after the date hereof, Parent shall provide notice to the landlord as required under the NJ Office Lease Agreement.

Section 6.22 Transition Services Schedule. Each of Parent and Purchaser shall collaborate in good faith to diligently prepare and finalize Schedule 2.01 (Transition Services) of the Transition Services Agreement as promptly as practicable after the date of this Agreement and prior to the Closing Date; provided, that no Transition Services shall be removed from the initial draft of Schedule 2.01 attached to the form Transition Services Agreement as of the date of this Agreement, except with Purchaser’s consent (with respect to Transition Services to be received by Purchaser, not to be unreasonably withheld, denied or conditioned) or with Parent’s consent (with respect to Transition Services to be received by Parent or its Affiliates, not to be unreasonably withheld, denied, or conditioned).

Section 6.23 Migration Plan. Each of Parent and Purchaser shall collaborate in good faith to diligently prepare and finalize the Migration Plan (as defined in the Transition Services Agreement) as promptly as practicable after the date of this Agreement.

Section 6.24 NJ Industrial Site Recovery Act. Before and after the Closing, Parent or its Affiliate, at its sole cost and expense, shall take all actions necessary to comply with ISRA with respect to the transactions contemplated by this Agreement and with respect to the Business Leased Real Property located in Princeton, New Jersey (the “Princeton Property”). [***]

Section 6.25 [***] Contract. Each of Parent and Purchaser will, in cooperation with the other, use its reasonable best efforts both prior to and, if applicable, after the Closing to effect the termination, novation or rescoping of the [***] Contract to Qorvo [***] or another Affiliate of Parent in accordance with its terms and in compliance with applicable [***] or similar Laws or regulations.

(a) If the [***] Contract is terminated (other than due to a breach by Parent or any of its Affiliates) prior to or on the Closing Date and the [***] requires any reasonable activities in connection with such termination, Purchaser shall, and shall cause the U.S. Transferred Company, to provide Qorvo [***] with the services set forth in one or more mutually agreed agreements, including a subcontract and, if needed, an amendment to the Transition Services Agreement, each in a form reasonably acceptable to Parent, Purchaser, and the [***] (and its Affiliates), to the extent such services involve specific, clearly defined obligations that are not unduly burdensome, disproportionate, or beyond the scope of what is reasonably necessary to address termination-related activities, to permit Qorvo [***] and Purchaser to complete any such reasonable activities required by the [***] in connection with such termination. In the event such termination results from a breach by Parent or any of its Affiliates, (i) Parent shall indemnify, defend, and hold harmless Purchaser and its Affiliates from and against any and all losses, liabilities, damages, costs, or expenses (including reasonable attorneys’ fees) arising out of or relating to such termination, including, without limitation, any adverse impact on Purchaser’s ability to perform its obligations under the [***] Contract or related agreements; and (ii) Parent shall use its reasonable best efforts to cure any such breach and mitigate any resulting effects, including cooperating with Purchaser and the [***] to address and resolve any issues arising from such termination in a manner satisfactory to Purchaser.

(b) If the [***] Contract is novated prior to or on the Closing Date, Purchaser shall, and shall cause the U.S. Transferred Company, to provide Qorvo [***] the services set forth in one or more mutually agreed agreements, including a subcontract and, if needed, an amendment to the Transition Services Agreement, each in a form reasonably acceptable to Parent, Purchaser, and the [***] (and its Affiliates) that is substantially consistent with the obligations set forth on Schedule V (the “Reverse TSA Services”), to permit Qorvo [***] to perform under the novated contract. Parent or Qorvo [***], as applicable, shall bear full responsibility for and discharge all liabilities and obligations of Purchaser or any of its Affiliates and the U.S. Transferred Company, as applicable, under the [***] Contract from and after the Closing Date and Purchaser shall, and shall cause its applicable Affiliate to, perform the Reverse TSA Services.

(c) If the [***] Contract is not novated or terminated prior to or on the Closing Date, the Parties shall cooperate to rescope the [***] Contract in a manner that clearly defines and limits Purchaser’s scope of work and obligations. Such rescoping shall (i) be in a manner reasonably acceptable to Parent, Purchaser, and the [***] (and its Affiliates), (ii) include making any necessary amendments to the Transition Services Agreement to provide Purchaser with the services it needs from Qorvo [***] for Purchaser to perform under the rescoped agreement, including the Reverse TSA Services, and (iii) not operate to increase the scope of work or obligations of the parties thereto beyond the scope of work and obligations reasonably contemplated for the rescoped [***] Contract as of the date of this Agreement, and in no event beyond the scope of work and obligations set forth in the [***] Contract as in effect on the date of this Agreement. Notwithstanding the foregoing, Parent shall continue to use its reasonable best efforts after the Closing to effect the novation of the [***] Contract to Qorvo [***] or another Affiliate of Parent, in compliance with applicable Laws and regulations, until such novation is completed. In such event, until such time that the [***] Contract is novated, terminated, or expired, Purchaser shall use commercially reasonable efforts to cooperate with Parent (or an Affiliate thereof) in providing the benefits thereof and shall consider any lawful and reasonable arrangement proposed by Parent under which Parent may obtain (i) such benefits and (ii) the operational equivalent of the [***] Contract as if it had been so novated on or prior to the Closing, provided that such arrangement does not impose undue burden, cost, or risk on Purchaser, provided further that Parent shall indemnify, defend, and hold harmless Purchaser and its Affiliates from and against any and all losses, liabilities, damages, costs, or expenses (including reasonable attorneys’ fees) arising out of or related to such cooperation or arrangements, and shall reimburse Purchaser for all reasonable costs and expenses incurred in connection therewith. Purchaser shall, and shall cause its applicable Affiliate to, enforce, at the request of and for the benefit of Parent, and at the expense of Parent, any material rights of the U.S. Transferred Company arising thereunder against any Person, including the right to seek available remedies or to elect to terminate in accordance with the terms thereof upon the reasonable advice of Parent. Neither Purchaser nor any Affiliate of Purchaser shall amend, assign or transfer the [***] Contract, or waive any rights thereunder, in whole or in part, without the prior written consent of Parent, which shall not be unreasonably withheld.

ARTICLE VII

EMPLOYEE MATTERS COVENANTS

Section 7.1 Business Employees. With respect to individuals who, as of immediately prior to the Closing, are Business Employees, Purchaser shall, or shall cause one of its Affiliates to, as soon as reasonably practicable following the date hereof and in no event more than (x) five (5) Business Days (or such earlier time as may be required by applicable Law) following the date hereof with respect to the Business Employees located in Korea, China, Taiwan and Hong Kong and (y) ten (10) Business Days (or such earlier time as may be required by applicable Law) following the date hereof with respect to all other Business Employees, make an offer of employment or otherwise seek the consent to a transfer of employment that includes terms and conditions consistent with those described in the first two sentences of Section 7.5 to each Business Employee, subject to the occurrence of and effective immediately following the Closing; provided, however, that, for Business Employees located in Korea, China, Taiwan, and Hong Kong, Parent shall provide the required minimum thirty (30) days’ notice of the transfer of employment prior to Closing, and such notice period shall elapse prior to Closing; provided, further, that, with respect to any Business Employee who is on an approved leave of absence as of the Closing Date (each, an “Inactive Business Employee”), such offer will (a) be contingent on (i) such

Business Employee presenting himself or herself for active employment during the 180-day period immediately following the Closing (or such longer duration of time as required under applicable Law) and (ii) the circumstances are such that the Parent or an Affiliate of the Parent would have been required to re-employ or continue to employ such Business Employee in accordance with applicable Law if the transactions contemplated by this Agreement had not occurred, and (b) be effective as of such date when such Business Employee returns to active employment (or such other time as may be required by applicable Law). Each Business Employee who timely accepts or otherwise consents to (or does not timely object to) an offer of employment or notice of transfer from Purchaser or an Affiliate of Purchaser and commences employment with Purchaser or an Affiliate of Purchaser shall be referred to as a “Transferred Business Employee.” From and after the date hereof and prior to the Closing, Purchaser and Parent may amend the list of Business Employees on Exhibit B upon mutual written agreement. Prior to the Closing, Parent will cooperate in good faith and reasonably assist Purchaser and its Affiliates with its or their efforts to enter into an offer letter or employment agreement with each Business Employee, including by updating at reasonable intervals Exhibit B and related information provided to Purchaser pursuant to Section 4.15(a) of this Agreement. Prior to and effective as of the Closing (or such later date as may be required by applicable Law or this Agreement), the employing entity in the Parent Group will terminate the employment of any Transferred Business Employee and any Business Employee, in each case, who is located in the U.S. and who rejects, revokes, rescinds or otherwise does not timely accept his or her offer of employment from Purchaser or an Affiliate or Purchaser or has his or her offer of employment rescinded by Purchaser or an Affiliate of Purchaser (each such employee, a “Non-Continuing Employee”).

Section 7.2 Delayed Transfer Employees. Notwithstanding any language in the Transition Service Agreement to the contrary, the Parties will cooperate in good faith to cause the employment of any Delayed Transfer Employee to transfer to Purchaser or an Affiliate as soon as reasonably practicable following the Closing Date and in accordance with applicable law and in any event by no later than one (1) year following the Closing Date unless a later date is mutually agreed upon between the Parties, and the Parties will cooperate in good faith in respect of the provision of such employee’s services and the allocation of costs to Purchaser or an Affiliate of such Delayed Transfer Employee.

Section 7.3 Vacation. Parent or its applicable Affiliate shall be solely responsible for all amounts and obligations of Parent or any of its Affiliates for the accrued, unused paid vacation time or any other paid time of the Business Employees who are located in the U.S. as of the Closing (or such later time as may be required by Law or this Agreement) where required in accordance with applicable Law. Effective as of the Closing Date, Purchaser shall, or shall cause the Philippine Transferred Company to (as applicable), assume all obligations of the Parent or its Affiliates with respect to the amounts for the accrued and unpaid annual leave and vacation time, accrued and unpaid paid time-off and other accrued and unpaid benefits calculated as of immediately prior to the Closing (collectively, the “Paid Time Off”) of (a) Business Employees located outside of the U.S. where the Paid Time Off may be assumed by Purchaser and (b) the Philippines Entity Employees.

Section 7.4 Severance. Purchaser shall be solely responsible for, and shall reimburse Parent or the relevant controlled Affiliate in respect of, any (a) notice, severance and other termination-related payments or benefits (including, without limitation, any termination indemnities, gratuities or similar benefits, including those arising under applicable Law, Contract, Benefit Plan or arrangement, collective bargaining agreement or otherwise) paid or provided by Parent or any of its Affiliates, including any termination-related payments that are normally paid to similarly situated employees consistent with the Parent’s past practice in similar circumstances (collectively, “Severance Costs”), to any Business Employee: (i) who does not receive an offer of employment from Purchaser or one of its Affiliates pursuant to and in accordance with this Agreement (including Section 7.1), (ii) who is a Delayed Transfer Employee who does not transfer within the one (1) year after the Closing Date and is terminated within ninety (90) days after the one (1) year anniversary of the Closing Date, (iii) whose offer of employment from Purchaser or one of its Affiliates (A) is not for a similar job with job duties as the Business Employee had immediately prior to Closing, or (B) has a primary work location is farther than fifty (50) miles from the Business Employee’s work location immediately prior to Closing; and (b) in addition to the Severance Costs described in clause (a) of this Section 7.4, any Severance Costs for any Transferred Business Employee

who is not located in the U.S. that is payable upon the transfer of such employee from Parent or its relevant Affiliate to Purchaser or its relevant Affiliate in connection with the transactions contemplated by this Agreement. With respect to clause (b) above, Purchaser and Parent shall cooperate in good faith and use commercially reasonable efforts to mitigate the Severance Costs payable or that otherwise become due to any Business Employee or Philippines Entity employee as a result of the transfer of employment contemplated under this Agreement, including making offers on substantially similar terms and conditions, including with respect to a work location that is no more than fifty (50) miles from the Business Employee’s existing work location.

Section 7.5 Terms and Conditions of Employment. Purchaser shall take all action necessary to provide or cause to be provided for the period commencing on the Closing Date and ending on the first (1st) anniversary thereof (the “Continuation Period”), with respect to each of the Transferred Business Employee’s and Philippines Entity Employee’s terms of employment to provide for the following: (a) at least the same wage rate or annual base salary in effect for such Transferred Business Employee or Philippines Entity Employee, as applicable, immediately prior to the Closing, (b) incentive compensation opportunities (other than equity-based incentives) that are no less favorable than those in effect for such Transferred Business Employee immediately prior to the Closing, (c) employee benefits (other than non-qualified deferred compensation, defined benefit pension benefits or retiree health and welfare benefits) that are no less favorable in the aggregate than those provided to similarly situated employees of Purchaser, (d) the primary work location is not farther than fifty (50) miles from the Transferred Business Employee’s or Philippines Entity Employee’s work location immediately prior to Closing, and (e) a similar role and job duties as the Transferred Business Employee or Philippines Entity Employee had immediately prior to Closing. Additionally, Purchaser agrees that each Transferred Business Employee shall, during the Continuation Period, be provided with severance benefits in amount and upon and under terms, conditions and provisions that are no less favorable than, at the sole discretion of Purchaser, either (x) those in effect with respect to such Transferred Business Employee immediately prior to the Closing or (y) similarly situated employees of Purchaser. Notwithstanding the foregoing, Purchaser shall not be prohibited by this Section 7.5 from terminating the employment of any Transferred Business Employee following the Closing Date in accordance with applicable Law. Purchaser and its Affiliates shall, in addition to meeting the applicable requirements of this Article VII, comply with any additional obligations or standards arising under applicable Laws, Benefit Plans, or Contracts governing the terms and conditions of employment or termination of employment of the Transferred Business Employees or Philippines Entity Employees.

Section 7.6 Service Credit. As of and after the Closing, Purchaser shall, or shall cause its Affiliates to, give each Transferred Business Employee and each Philippines Company Employee full credit for all purposes (other than for purposes of defined benefit pension accruals, eligibility for early retirement subsidies or eligibility for retiree health and welfare benefits unless such crediting would otherwise be required by Law) under (a) any Benefit Plans, (b) each other employee benefit plan, policy or arrangement, and (c) any other service-based or seniority-based entitlement, in each case, maintained or made available for the benefit of Transferred Business Employees and Philippines Entity Employees as of and after the Closing by Purchaser or any of its Affiliates, for such Transferred Business Employee’s or Philippines Company Employee, as applicable, service prior to the Closing with Parent and its applicable Affiliates (including the U.S. Transferred Company and the Philippines Entity) and their respective predecessors, to the same extent such service was recognized by the U.S. Transferred Company, the Philippines Entity, Parent and its Affiliates immediately prior to the Closing, except to the extent that the crediting of such service would result in a duplication of benefits.

Section 7.7 Health Coverage. As of and after the Closing, to the extent that any Transferred Business Employee located in the U.S. and his or her eligible dependents (the “U.S. Transferred Business Employees”) becomes eligible to participate in a group health plan or plans that are group health plans of Purchaser or its Affiliates, Purchaser shall use commercially reasonable efforts to ensure that such plans (a) do not limit or exclude coverage on the basis of any pre-existing condition of such U.S. Transferred Business Employee (other than any limitation already in effect under the corresponding group health Benefit Plan such U.S. Transferred Business Employee participated in immediately prior to the Closing) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Benefit Plan such U.S. Transferred Business

Employee participated in immediately prior to the Closing and (b) provide such U.S. Transferred Business Employee full credit, for any deductible, co-payment or out-of-pocket expenses already incurred by the U.S. Transferred Business Employee during the plan year that includes the Closing Date under the applicable group health Benefit Plan such U.S. Transferred Business Employee participated in immediately prior to the Closing during such year for purposes of any deductible, co-payment or maximum out-of-pocket expense provisions, as applicable, of such Purchaser group health plans, subject to receipt of reasonably requested documentation regarding expenses.

Section 7.8 Foreign National Employees. Purchaser shall, or shall cause its Affiliates to, as applicable, employ those Transferred Business Employees who are foreign nationals working in the United States in non-immigrant status and those Transferred Business Employees for whom there are pending or approved I-140 immigrant petitions as of the Closing Date (collectively, the “Foreign National Employees”), under terms and conditions such that Purchaser or its Affiliate, as applicable, qualifies as a “successor employer” under applicable United States immigration laws effective as of the Closing Date, including, but not limited to, 8 U.S.C. 1184(c)(10). As of the day after the Closing Date, Purchaser and its Affiliates agree to assume all immigration-related liabilities and responsibilities under applicable United States immigration laws with respect to such Foreign National Employees.

Section 7.9 No Third-Party Beneficiaries. Without limiting the generality of Section 12.6, nothing in this Agreement is intended to or shall (a) be treated as an amendment to, or be construed as amending, any Company Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by Parent, its Affiliates, the U.S. Transferred Company, the Philippines Entity, Purchaser or its Affiliates, (b) prevent Purchaser or its Affiliates from terminating any Company Benefit Plan or any other benefit plan in accordance with its terms, (c) prevent Purchaser or its Affiliates, on or after the Closing Date, from terminating the employment of any Business Employee in accordance with applicable Laws, or (d) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of Parent, the U.S. Transferred Company, the Philippines Entity, Purchaser or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

ARTICLE VIII

TAX MATTERS

Section 8.1 Straddle Periods. For all purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes of any Transferred Company not based upon or measured by income, activities, events, the level of any item, gain, receipts, proceeds, profits or similar items for the Pre-Closing Tax Period will be deemed to be the amount of such Taxes for the entire Tax period, multiplied by a fraction, (i) the numerator of which is the number of days in the Tax period ending on the Closing Date and (ii) the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes for a Straddle Period that relate to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, however, that, any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) with respect to assets placed in services prior to Closing shall be apportioned on a daily basis.

Section 8.2 Cooperation and Exchange of Information. Purchaser will (and will cause its Affiliates and their respective Representatives to) and Parent will (and will cause its controlled Affiliates and their respective Representatives to), (a) provide the other Party and its Representatives with such assistance as may be reasonably requested in connection with any Tax matter, including the preparation and review of any Tax Return or any audit or other examination by any Governmental Entity or judicial or administrative proceeding relating to Taxes with respect to any Transferred Company and (b) retain and provide the other Party and its representatives with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding. Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser be provided with access to, or review rights in respect of, any Tax Returns or Tax information other than solely of the Transferred Companies.

Section 8.3 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, except as set forth in Section 6.20, any sales, use, transfer, real property transfer, registration, recording documentary, conveyance, franchise, goods and services, stamp, stamp duty, value added or similar Taxes (including any penalties, interest and additions thereto) and related fees and costs imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”), including both the transfer of the Pre-Closing Transferred Assets and the Transfer of Shares of the U.S. Transferred Company, will be borne fifty percent (50%) by Purchaser, on the one hand, and fifty percent (50%) by Parent, on the other hand. Pursuant to Section 6.20, any Transfer Taxes payable with respect to the Transfer of Shares of the Philippine Transferred Company shall be borne fifty percent (50%) by Parent and fifty percent (50%) by Purchaser. Each applicable Party bearing such Transfer Taxes shall file, or cause to be filed, all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and, if required by applicable Law, the other Party will, and will cause its controlled Affiliates to, join in the execution of any such Tax Returns and other documentation. With respect to the transfer of shares in the Philippine Transferred Company, Purchaser shall be responsible for obtaining the Electronic Certificate Authorizing Registration (“eCAR”), if necessary, from the relevant taxing authority upon completion of the payment of the Transfer Taxes and the submission of the documentary requirements; provided, that, Parent shall provide on a timely basis, upon Purchaser’s reasonable request, all necessary information and documentation to enable Purchaser to complete the processing of the eCAR application within the period prescribed by applicable Law.

Section 8.4 Tax Elections.

(a) Purchaser or its Affiliates shall not make, or permit to be made, any election under Section 338 or 336 of the Code or any similar provision of state, local, or non-U.S. Law with respect to the transactions contemplated by this Agreement.

(b) Parent shall make an election under Treasury Regulations Section 1.245A-5(e)(3)(i) to close the taxable year of the Philippine Transferred Company as of the Closing Date for U.S. federal income tax purposes (and, to the extent permitted by applicable Law, any comparable provisions of applicable state, local or non-U.S. Tax Law) (the “245A Election”). Purchaser and Parent shall reasonably cooperate with each other to take all actions necessary and appropriate (including entering into any agreements and filing such additional forms, returns, or other documents as may be required) to effect and preserve the 245A Election in accordance with the provisions of Treasury Regulations Section 1.245A-5(e)(3)(i) (or any comparable provisions of state, local or non-U.S. Tax Law). Purchaser and Parent further agree to file all Tax Returns and any other filings in a manner consistent with the 245A Election (unless otherwise required by a final “determination” within the meaning of Section 1313 of the Code).

Section 8.5 Indemnification by Parent.

(a) Effective as of and after the Closing Date, Parent shall pay or cause to be paid, and shall indemnify Purchaser and its Affiliates (collectively, the “Purchaser Tax Indemnified Parties”) and hold each Purchaser Tax Indemnified Party harmless from and against any liability for Indemnified Taxes.

(b) To assert a claim for indemnification pursuant to this Section 8.5, a Purchaser Tax Indemnified Party shall deliver to Parent a certificate signed by an officer of Purchaser (a “Claim Certificate”): (i) stating that a Purchaser Tax Indemnified Party has incurred Indemnified Taxes that have become finally due and payable in a given taxable year; (ii) stating the amount of such Indemnified Taxes; and (iii) describing in reasonable detail the Indemnified Taxes. If Parent objects in writing to any claim by Purchaser Tax Indemnified Party made in a Claim Certificate, Purchaser and Parent shall attempt in good faith to resolve such objection. Parent shall make any indemnification payment pursuant to this Section 8.5 to the applicable Purchaser Tax Indemnified Party (as directed by Purchaser) using immediately available funds by wire transfer to an account designated in writing by Purchaser, to the extent permissible by applicable Law.

(c) Parent’s indemnity obligation pursuant to this Section 8.5 shall survive until sixty (60) days after the statute of limitations for such Indemnified Taxes expires.

Section 8.6 Tax Returns.

(a) Parent shall prepare and shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns for Pre-Closing Tax Periods (other than any Straddle Periods) required to be filed by or with respect to the Transferred Companies (a “Pre-Closing Tax Return”) and shall timely remit any Taxes required to be paid in connection with the filing of such Tax Returns, and all such Tax Returns shall be prepared and filed in a manner consistent with past practice (unless otherwise required by applicable Law). Parent shall deliver to Purchaser for its review and comment a draft copy of all income and other material Tax Returns (except any combined, consolidated, unitary or similar Tax Returns) at least thirty (30) days (or, in the case of non-income Tax Returns filed on a monthly or quarterly basis, no less than ten (10) days) prior to the due date (including extensions) for timely filing of such Tax Returns. With respect to any draft of such Tax Returns, Parent shall consider in good faith any reasonable comments from Purchaser. With respect to any such Tax Returns due following the Closing, Purchaser shall cooperate in good faith with Parent to undertake the timely filing of such Tax Returns.

(b) Purchaser shall be responsible for preparing or causing to be prepared any Tax Returns of the Transferred Companies with respect to Straddle Periods. Purchaser shall prepare or cause to be prepared such Tax Returns in a manner consistent with past practices of the Transferred Companies except as otherwise required by applicable Law. Purchaser shall provide drafts of such Tax Returns to Parent for review and comment no less than thirty (30) days (or, in the case of non-income Tax Returns filed on a monthly or quarterly basis, no less than ten (10) days) prior to the due date (including extensions) for timely filing of such Tax Returns (or if the due date is within thirty (30) days of the Closing Date). Purchaser shall consider in good faith any reasonable comments from Parent.

Section 8.7 Tax Contests.

(a) If a claim shall be made by any Governmental Entity, that, if successful, could reasonably be expected to result in a payment by Parent to Purchaser under Section 8.5 for Indemnified Taxes, the Party against which such claim is made shall promptly notify Parent in writing (a “Tax Notice”) of such claim (a “Tax Claim”); provided, however, that, the failure to provide such Tax Notice shall not release Parent from any of its obligations under Section 8.5 except and solely to the extent Parent is actually and materially prejudiced by such failure.

(b) With respect to any Tax Claim for any Tax period ending on or prior to the Closing Date (a “Pre-Closing Tax Claim”), Parent shall have the right to control and conduct, or cause its designee to control and conduct, all proceedings and negotiations in connection with such Pre-Closing Tax Claim (including selection of counsel), at its sole cost and expense, and may, in its sole discretion, to the extent permitted by applicable Law, either pay the Tax claimed and sue for a refund or contest the Pre-Closing Tax Claim in any permissible manner; provided, that, if Parent elects, in its sole discretion, to control and conduct the proceedings and negotiations in connection with any Pre-Closing Tax Claim, Parent shall notify Purchaser in writing of its intention to control and conduct the proceedings and negotiations in connection with such Pre-Closing Tax Claim; provided, further, that, if Parent chooses to sue for a refund or is required to pay or deposit a Tax liability prior to the resolution of a Pre-Closing Tax Claim, then it shall first pay or deposit such amount, and any subsequent refund of such Taxes shall be paid over to Parent (net of any Taxes or reasonable documented out-of-pocket costs incurred by Purchaser in connection with such refund). Purchaser or its designee shall have the right to participate, at its own expense, in such proceedings and negotiations (including with counsel of its choice) in connection with any Pre-Closing Tax Claim that Parent timely and properly elects to conduct and control pursuant to this Section 8.7(b), and Parent shall keep Purchaser reasonably informed and reasonably cooperate with Purchaser and its accountants and other representatives in connection with such participation. Notwithstanding anything to the contrary herein, Parent shall not settle any Pre-Closing Tax Claim without Purchaser’s written consent (such consent not to be unreasonably withheld, conditioned or delayed). In the case of any proceedings and negotiations in connection with any Pre-Closing Tax Claim that Parent does not elect to control and conduct pursuant to this Section 8.7(b), Purchaser may control and conduct, or cause its designee to control and conduct, such proceedings and negotiations in good faith, and Parent shall have the right to participate, at its own expense, in such proceedings and negotiations (including with counsel of its choice), and Purchaser shall keep Parent reasonably informed (including by sharing any correspondence with any Governmental Entity with Parent) and reasonably cooperate with Parent and its accountants and other representatives in connection with such participation; provided, that, if Purchaser chooses to sue for a refund or is required to pay or deposit a Tax liability prior to the resolution of such Pre-Closing Tax Claim, then Parent shall first pay or deposit such amount, and any subsequent refund of such Taxes shall be paid over to Parent (net of any Taxes or reasonable documented out-of-pocket costs incurred by Purchaser in connection with such refund).

(c) With respect to any Tax Claim for any (i) Tax period ending after the Closing Date or (ii) Straddle Period (each, a “Post-Closing Tax Claim”), Purchaser shall have the right to control and conduct, or cause its designee to control and conduct, all proceedings and negotiations in connection with such Post-Closing Tax Claim (including selection of counsel), at its sole cost and expense, and may, in its sole discretion, to the extent permitted by applicable Law, either pay the Tax claimed and sue for a refund or contest the Post-Closing Tax Claim in any permissible manner; provided, that, if Purchaser elects, in its sole discretion, to control and conduct the proceedings and negotiations in connection with any Post-Closing Tax Claim, Purchaser shall notify Parent in writing of its intention to control and conduct the proceedings and negotiations in connection with such Post-Closing Tax Claim; provided, further, that, if Purchaser chooses to sue for a refund or is required to pay or deposit a Tax liability prior to the resolution of such Post-Closing Tax Claim, then Parent shall first pay or deposit such amount, and any subsequent refund of such Taxes shall be paid over to Parent (net of any Taxes or reasonable documented out-of-pocket costs incurred by Purchaser in connection with such refund). Parent or its designee shall have the right to participate, at its own expense, in such proceedings and negotiations (including with counsel of its choice) in connection with any Post-Closing Tax Claim that Purchaser timely and properly elects to conduct and control pursuant to this Section 8.7(c), and Purchaser shall keep Parent reasonably informed and reasonably cooperate with Parent and its accountants and other representatives in connection with such participation. Notwithstanding anything to the contrary herein, Purchaser shall not settle any Post-Closing Tax Claim, without Parent’s written consent (such consent not to be unreasonably withheld, conditioned or delayed). In the case of any proceedings and negotiations in connection with any Post-Closing Tax Claim that Purchaser does not elect to control and conduct pursuant to this Section 8.7(c), Parent may control and conduct, or cause its designee to control and conduct, such proceedings and negotiations in any permissible manner, and Purchaser shall have the right to participate, at its own expense, in such proceedings and negotiations (including with counsel of its choice), and Parent shall keep Purchaser reasonably informed (including by sharing any correspondence with any Governmental Entity with Purchaser) and reasonably cooperate with Purchaser and its accountants and other representatives in connection with such participation; provided, that, Parent shall not settle or abandon any such Tax Claim without Purchaser’s written consent (such consent not to be unreasonably withheld, conditioned or delayed), and provided, further, that, if Parent chooses to sue for a refund or is required to pay a Tax liability prior to the resolution of a Post-Closing Tax Claim, then it shall first indemnify Purchaser Tax Indemnified Party for the amount of Indemnified Taxes paid, and any subsequent refund of such Taxes shall be paid over to Parent (net of any Taxes or reasonable documented out-of-pocket costs incurred by Purchaser in connection with such refund).

(d) Notwithstanding anything to the contrary in this Agreement: Parent shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Claim with respect to (i) any Tax Return of Parent or a member of a Parent Group; and (ii) any Tax Return of a consolidated, combined, unitary or similar group that includes any member of the Parent Group.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival of Representations, Warranties and Covenants.

(a) The Parties agree that the representations and warranties of Parent, Purchaser and the Transferred Companies contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive for fifteen (15) months from the Closing; provided, however, that, (i) (A) the Fundamental Representations and (B) the Purchaser Fundamental Representations shall survive the Closing until the date that is ninety (90) days following the expiration of the statute of limitations applicable to the relevant claim; (ii) all claims for Indemnified Taxes shall survive the Closing until the date that is sixty (60) days after the statute of limitations for such Indemnified Taxes expires; and (iii) any claim related to Fraud shall survive the Closing until the date that is ninety (90) days following the expiration of the statute of limitations applicable to fraud under Delaware law.

(b) All covenants and agreements contained in this Agreement and any Ancillary Agreements, which by their terms contemplate performance or prohibit actions prior to the Closing, shall survive the Closing for fifteen (15) months from the Closing Date.

(c) All covenants and agreements contained in this Agreement and any Ancillary Agreements, which by their terms contemplate performance or prohibit actions following the Closing, shall survive the Closing until the expiration of the statute of limitations for contract breach claims.

(d) The Parties acknowledge that the survival periods set forth in this Section 9.1 are the result of arms’ length negotiation among the parties and that they intend for the survival periods to be enforced as agreed by them, and the applicable survival periods are not intended to, nor shall they operate to, affect, impair or limit Purchaser’s rights or claims under the R&W Insurance Policy.

Section 9.2 Indemnification By Parent. Subject to the limitations set forth in this Article IX, from and after, and subject to the occurrence of, the Closing, Parent (the “Parent Indemnifying Party”) shall indemnify and hold harmless Purchaser and its Affiliates, and their respective employees, officers, directors, shareholders, legal representatives, advisors, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against, and shall promptly defend any Purchaser Indemnified Party, from any and all Losses which such Purchaser Indemnified Party may suffer or incur to the extent arising out of:

(a) any breach of the representations and warranties of Parent, Transferred Companies, or in respect of the Business or the Transferred Companies, as set forth in Article III and Article IV of this Agreement or an Ancillary Agreement, other than the Fundamental Representations;

(b) any breach of the Fundamental Representations;

(c) any breach by Parent, the Transferred Companies or their respective representatives of their respective covenants, agreements, undertakings or liabilities to be carried out, performed, satisfied or discharged prior to the Closing under this Agreement (in whole or in part);

(d) any breach by Parent or its representatives of their respective covenants, agreements, undertakings or liabilities to be carried out, performed, satisfied or discharged at or following the Closing under this Agreement (in whole or in part);

(e) Fraud with respect to the representations and warranties of Parent, Transferred Companies, or with respect to the Business or the Transferred Companies, as set forth in this Agreement or an Ancillary Agreement, including the Fundamental Representations; and

(f) any Philippine Transferred Company Liabilities.

Section 9.3 Indemnification By Purchaser. Subject to the limitations set forth in this Article IX, from and after, and subject to the occurrence of, the Closing, Purchaser and Guarantor (each, a “Purchaser Indemnifying Party”, and together with the Parent Indemnifying Party, the “Indemnifying Parties”, and each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless Parent and its Affiliates, and their respective employees, officers, directors, shareholders, legal representatives, advisors, successors and assigns (collectively, the “Parent Indemnified Parties”, and together with the Purchaser Indemnified Parties, the “Indemnified Parties”, and each, an “Indemnified Party”) from and against, and shall promptly defend any Parent Indemnified Party from, any and all Losses which such Parent Indemnified Party may suffer or incur arising out of or in connection with:

(a) any breach of the representations and warranties of Purchaser, as set forth in Article V of this Agreement or an Ancillary Agreement (other than the Fundamental Representations);

(b) any breach of the Fundamental Representations;

(c) any breach by Purchaser or Guarantor or their respective representatives of their respective covenants, agreements, undertakings or liabilities to be carried out, performed, satisfied or discharged prior to the Closing under this Agreement (in whole or in part);

(d) any breach by Purchaser or Guarantor or their respective representatives of their respective covenants, agreements, undertakings or liabilities to be carried out, performed, satisfied or discharged at or following the Closing under this Agreement (in whole or in part); and

(e) Fraud with respect to the representations and warranties of Purchaser, as set forth in Article V of this Agreement or an Ancillary Agreement, including the Purchaser Fundamental Representations.

Section 9.4 Indemnification Limitations. The rights of the Indemnified Parties to indemnification pursuant to the provisions of Section 9.2 and Section 9.3, as applicable, are subject to the following limitations:

(a) No Purchaser Indemnified Party shall be entitled to indemnification pursuant to Section 9.2(a): (i) until the aggregate amount of all indemnifiable Losses paid, incurred, suffered or sustained exceeds an amount equal to $1,150,000 (the “Deductible”), in which case, Indemnified Parties shall be entitled to recover Losses pursuant to Section 9.2(a) to the extent in excess of the Deductible, but in any case, subject to clause (ii) of this Section 9.4(a), or (ii) unless the amount of all indemnifiable Losses paid, incurred, suffered or sustained with respect to an individual claim exceeds an amount equal to $115,000 (the “Per Claim Threshold”); provided, for clarity, that notwithstanding anything to the contrary contained herein, the Deductible and the Per Claim Threshold shall not apply to claims for Losses arising out of, resulting from, relating to or in connection with the matters listed in Sections 9.2(b) through (f).

(b) Without limiting the foregoing in Section 9.4(a), the maximum amount recoverable by the Purchaser Indemnified Parties for indemnification claims of the Purchaser Indemnified Parties made pursuant to (i) Section 9.2(a) shall be limited to $11,500,000 (the “Cap”) or (ii) Section 9.2(b) through (f), in the aggregate, shall be limited to the amount of the Closing Purchase Price actually received by Parent.

(c) The maximum amount recoverable by the Parent Indemnified Parties for indemnification claims of the Parent Indemnified Parties made pursuant to (i) Section 9.3 shall be limited to an amount equal to the Cap or (ii) Sections 9.6(a) through (d), in the aggregate, shall be limited to the amount of the Closing Purchase Price actually received by Parent.

(d) No Indemnified Party shall be entitled to indemnification pursuant to Section 9.2 or Section 9.3, as applicable, unless such Indemnified Party has asserted a claim in an Indemnity Claim specifying the details in respect thereof pursuant to Section 9.6(a) and delivered to Parent or Purchaser, as applicable, on or prior to the expiration of the applicable survival period specified in Section 9.1.

(e) Each of the Purchaser Indemnified Parties acknowledges and agrees that, for purposes hereof, any Losses indemnifiable pursuant to this Agreement shall be reduced by the amount of any insurance proceeds or other sources of indemnification actually recovered by the Purchaser Indemnified Parties.

(f) The representations, warranties and covenants of Parent, and the Purchaser Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of Purchaser or the Purchaser Indemnified Party or by reason of the fact that the Purchaser Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Purchaser Indemnified Party’s waiver of any condition set forth in Article X, as the case may be.

(g) Except with respect to any claims that may be made pursuant to the R&W Insurance Policy, if any (which are instead subject to such R&W Insurance Policy), each Purchaser Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, that, such commercially reasonable efforts shall not require Purchaser Indemnified Party to institute litigation against any Person or to incur any costs.

(h) For purposes of this Article IX, solely for the purposes of calculating the amount of any Loss with respect thereto, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(i) The provisions in this Article IX will not affect or operate to limit the rights of any insured to recover under the R&W Insurance Policy (if any).

Section 9.5 R&W Insurance. Purchaser or an Affiliate thereof shall use reasonable best efforts to obtain a buy-side representation and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other document contemplated by or delivered in connection with this Agreement (such policy, together with the binder agreement associated therewith, the “R&W Insurance Policy”), including, but not limited to, using reasonable best efforts to ensure (a) the R&W Insurance Policy is obtained prior to the Closing and to cause the R&W Insurance Policy to remain in full force and effect after the Closing, including by satisfying on a timely basis all conditions necessary for the continuance of coverage under the R&W Insurance Policy, (b) the insurer’s due diligence review is successfully completed in a manner consistent with the efforts used if the Purchaser was relying on the R&W Insurance Policy as its sole remedy to recover for Losses under this Agreement, and (c) Parent is notified of preliminary quotes from insurers and given an opportunity to select the insurer used for coverage. Additionally, with respect to the R&W Insurance Policy, (a) all premiums, Taxes, underwriting fees, brokers’ commissions and other similar costs, fees and expenses (including uninsured costs to pursue coverage under the R&W Insurance Policy) related to obtaining the R&W Insurance Policy shall be Transaction Expenses, (b) all advisor fees and costs relating to the R&W Insurance Policy, including attorney’s fees, shall be paid for by the Party who incurred such fees and costs, (c) the R&W Insurance Policy shall provide at all times that the insurer(s) (and any managing general underwriter thereof) shall not have, and to the fullest extent waives, any and all subrogation rights, rights of contribution or any rights of assignment or otherwise against any of the Parent Related Parties, or any of their respective Affiliates or Representatives, arising out of, as a result of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, including any alleged breach of any representation or warranty, except in the case of Fraud, (d) the Parent Related Parties and their respective Affiliates and Representatives shall be third party beneficiaries of the foregoing waiver, (e) Purchaser shall provide Parent (or its counsel) a reasonable opportunity to review the R&W Insurance Policy in advance of binding coverage and consider in good faith any reasonable comments proposed by Parent (or its counsel), and (f) the R&W Insurance Policy shall prohibit any amendment, supplement or modification to, and Purchaser shall not amend, supplement, waive or otherwise modify the R&W Insurance Policy, following the binding of such R&W Insurance Policy, in any manner that would be adverse to any Parent Related Party without Parent’s express prior written consent. Additionally, and without limiting the generality of the foregoing, any rights of any issuer of the R&W Insurance Policy, including any rights of subrogation, do not affect, expand or increase any liability or obligation of any Parent Related Party in connection with this Agreement. For the avoidance of doubt, the Parties hereto acknowledge and agree that the obtaining of the R&W Insurance Policy is not a condition to the Closing.

Section 9.6 Notification of Claims; Source of Recovery.

(a) The Indemnified Party shall promptly (and in any event within fifteen (15) Business Days therefrom) notify the Indemnifying Party in writing of any claim or demand which the Indemnified Party has determined has given rise or could give rise to a right of indemnification under this Agreement, describing such claim or demand in reasonable detail and the amount or estimated amount of the applicable Losses (an “Indemnity Claim”).

(b) If such Indemnity Claim relates to a claim or demand asserted by a third party (a “Third-Party Claim”), the Indemnifying Party shall have the right to assume the defense of such Third-Party Claim employing counsel reasonably acceptable to the Indemnified Party at the sole cost and expenses of the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party is not entitled to assume or maintain control of the defense against a Third-Party Claim if: (i) the claim relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (ii) the claim seeks an injunction, specific performance or any other equitable or non-monetary relief against any Indemnified Party and the injunctive action cannot reasonably be separated from the monetary action and would reasonably be expected to have a material impact on the Business if adversely determined; or (iii) the Indemnified Party has been advised by outside legal counsel that there is a conflict of interest between the Indemnifying Party and Indemnified Party with respect to the defense of the third party claim. The Indemnifying Party shall notify the Indemnified Party in writing of its election to defend in good faith any such Third-Party Claim. If the Indemnifying Party has the right to defend such Third-Party Claim pursuant to this Section 9.6(b) and elects to defend in good faith any such Third-Party Claim, the Indemnified Party shall, at the expenses of the Indemnifying Party, make available to the Indemnifying Party or its Representatives all records and other material in the Indemnified Party’s possession reasonably required by it for its use in contesting any Third-Party Claim. If the Indemnifying Party elects not to defend any such Third-Party Claim, or if the Indemnifying Party is not entitled to assume or maintain control of the defense against such Third-Party Claim pursuant to this Section 9.6(b), the Indemnified Party shall have the right to defend such Third-Party Claim. The defending party (whether such defending party is the Indemnifying Party or the Indemnified Party pursuant to this Section 9.6(b), as applicable) shall not settle or compromise any claim or demand without the prior written consent of the non-defending party, as applicable, with such consent not to be unreasonably withheld, delayed or conditioned.

(c) To the extent a Purchaser Indemnified Party has a right to claim indemnification pursuant to Section 9.2, subject to this Article IX:

(i) with respect to any such claim (if applicable) pursuant to Section 9.2(a), (x) such Purchaser Indemnified Party shall first seek to recover any Losses for such claim pursuant to, and against the R&W Insurance Policy, to the fullest extent available under the R&W Insurance Policy, and (y) only if and to the extent the Losses for such claim exceed the Deductible or recourse is not available pursuant to the R&W Insurance Policy and the insurer of the R&W Insurance Policy has issued a written notice that it will not provide coverage, such Purchaser Indemnified Party shall have the right to recover any such amount in excess of the Deductible directly from Parent (subject to Section 9.4(a)); and

(ii) with respect to any such claim (if applicable) pursuant to Section 9.2(b), (x) such Purchaser Indemnified Party shall first seek to recover any Losses for such claim pursuant to, and against the R&W

Insurance Policy, to the fullest extent available under the R&W Insurance Policy, and (y) only if and to the extent recourse is not available pursuant to the R&W Insurance Policy, such Purchaser Indemnified Party shall have the right to recover any such amount directly from Parent (subject to Section 9.4(a));

provided, that, any retention and similar costs, fees and expenses for the R&W Insurance Policy (the “Retention”) borne by Purchaser shall be counted against the Deductible; provided, further, that, such Losses shall include (i) any Retention to the extent that it exceeds the Deductible for claims made pursuant to Section 9.2(a) and (ii) any Retention for claims made pursuant to Section 9.2(b). To the extent a Purchaser Indemnified Party later recovers an amount against the R&W Insurance Policy following recovery for the same claim directly from Parent, the Purchaser Indemnified Party shall provide payment to Parent of such amount it recovered against the R&W Insurance Policy, up to the amount it previously recovered directly from Parent. Any recovery against the R&W Insurance Policy by an Indemnified Party shall count against the Cap in the same manner as if the Indemnifying Party had made such payments.

(d) Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, with respect to any Third-Party Claim for which a Purchaser Indemnified Party seeks recovery under any R&W Insurance Policy (a “R&W Proceeding”), Parent and any provider of the R&W Insurance Policy shall have the right to control the defense of such R&W Proceeding; provided, that the foregoing shall not prevent any Purchaser Indemnified Party from seeking indemnification hereunder with respect to such R&W Proceeding so long as such amount represents Losses that are subject to indemnification by the Indemnifying Party in accordance with the terms of this Article IX.

Section 9.7 Losses Net of Insurance. The amount of any Loss for which indemnification is provided under Section 9.2 or Section 9.3 shall be net of (a) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any non-affiliated third party, (b) any insurance proceeds actually received as an offset against such Loss, in each case, net of any costs of recovery, and (c) any Tax savings realized by the Indemnified Party or its Affiliates (calculated on a “with and without” basis) with respect to such Loss in the year in which such indemnification payment is made or any prior taxable year. The Indemnified Party shall use commercially reasonable efforts to recover any such indemnification or insurance proceeds if and to the extent available. If the amount to be netted hereunder from any payment required under Section 9.2 or Section 9.3 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article IX, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX had such determination been made at the time of such payment. The Indemnifying Party may require, as a condition to the provision of any indemnification hereunder, that the Indemnified Party execute an undertaking consistent with its obligations set forth in this Section 9.7. Purchaser shall promptly assign or subrogate to Parent or its designated Affiliates any claim against the insurer of the R&W Insurance Policy, to the extent Purchaser has funded a claim and such claim may reasonably mitigate any Losses that Parent is liable for pursuant to Section 9.2.

Section 9.8 Payments. After the giving of any Indemnity Claim pursuant hereto, the amount of indemnification to which a Person shall be entitled under this Article IX shall be determined: (a) by the written agreement between the Parties; (b) by a final Order of any court of competent jurisdiction; or (c) by any other means to which the Parties shall agree in writing. In the event an Indemnity Claim under this Article IX has been finally determined, the amount of such final determination shall be paid by the Indemnifying Party to the applicable Indemnified Party within ten (10) Business Days of such Indemnified Party’s request therefor in writing, by wire transfer of immediately available funds to the account specified in writing to Parent or Purchaser, as applicable, by such Indemnified Party. Any Action by or before any Governmental Entity or arbitral body, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article IX when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable Order has been entered into with respect to such Action.

Section 9.9 Exclusive Remedy. The Parties acknowledge and agree that, from and after the Closing, except for specific performance, the sole and exclusive remedy of the Purchaser Indemnified Parties and Parent Indemnified Parties with respect to any and all claims (other than claims based on Fraud against the party who committed such Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.9 shall limit any party’s right to seek and obtain any equitable relief to which any party shall be entitled.

ARTICLE X

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 10.1 Conditions to Obligation of Each Party to Close. The respective obligations of each Party to consummate the Sale shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) No Pending Actions. No Action (disregarding for the purpose of this Section 10.1(a) any claims), shall be pending by any Governmental Entity that would reasonably be expected to have the effect of prohibiting or otherwise preventing the Sale.

(b) No Injunctions. There shall not have been issued by any Governmental Entity of competent jurisdiction and remain in effect any Order nor shall have any applicable Law have been promulgated, enforced, enacted, issued or deemed applicable to the transactions contemplated by this Agreement and any Ancillary Agreement by any Governmental Entity of competent jurisdiction which would, directly or indirectly, prohibit, prevent or make illegal the consummation of the transactions contemplated by this Agreement (collectively, “Legal Restraints”).

(c) Completion of the Pre-Closing Asset Transfer. The Pre-Closing Asset Transfer shall have been consummated at or prior to the Closing, in accordance with applicable Laws and the terms of this Agreement and the Asset Transfer Agreement.

Section 10.2 Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to consummate the Sale shall be subject to the satisfaction or waiver (by Parent) at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. (i) The Fundamental Representations (other than those contained in Section 4.3) shall be true and correct in all material respects as of the Closing (without giving effect to any qualifications as to “materiality,” “Business Material Adverse Effect” or other similar qualifications as to materiality) as if made at and as of the Closing, except for any such representations and warranties that expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects only on and as of such earlier date; (ii) the representations and warranties in respect of the Transferred Companies made by Parent in Section 4.3 shall be true and correct in all but de minimis respects (without giving effect to any qualifications as to “materiality,” “Business Material Adverse Effect” or other similar qualifications as to materiality) as if made at and as of the Closing, except for any such representations and warranties that expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects only on and as of such earlier date; and (iii) each of the other representations and warranties of Parent in Article III and in respect of the Transferred Companies and the Business in Article IV shall be true and correct as of the Closing as if made at and as of the Closing (other than, in the case of this clause (iii), representations and warranties that expressly relate to an earlier date, in which case, such representations and warranties shall be so true and correct only on and as of such earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to “materiality,” “Business Material Adverse Effect” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in the case of the representations and warranties made in Article III, or a Business Material Adverse Effect, in the case of the representations and warranties made in Article IV;

(b) Covenants and Agreements. The covenants and agreements of Parent to be performed at or before the Closing in accordance with this Agreement shall have been performed in all material respects or any material non-performance shall have been cured;

(c) Business Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Business Material Adverse Effect that is continuing;

(d) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Parent and the Transferred Companies, as applicable, stating that the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(c) applicable to it have been satisfied;

(e) Ancillary Agreements. Parent shall have duly executed and delivered the Ancillary Agreements to which it is a party;

(f) Key Employees. Each of the Key Employees will have timely delivered a countersigned employment agreement in form and substance satisfactory to Purchaser (each, a “Key Employee Agreement”). None of the Key Employees will have (i) revoked, rescinded or repudiated any Key Employee Agreement, (ii) terminated his or her employment or engagement with Parent or any of its Affiliates or (iii) indicated to an officer of Parent that he or she is not willing or does not intend to be employed or engaged by Purchaser or any of its Affiliates at or prior to the Closing;

(g) Key Transferred Employees. At least seventy-five percent (75%) of the Key Transferred Employees will have timely delivered a countersigned employment agreement in form and substance satisfactory to Purchaser (each, a “Key Transferred Employee Agreement”). No more than twenty-five percent (25%) of the Key Transferred Employees will have (i) revoked, rescinded or repudiated any Key Transferred Employee Agreement, (ii) terminated his or her employment or engagement with Parent or any of its Affiliates or (iii) indicated to an officer of Parent that he or she is not willing or does not intend to be employed or engaged by Purchaser or any of its Affiliates at or prior to the Closing;

(h) Key Business Employees. At least seventy percent (70%) of the Business Employees will (i) have timely delivered a countersigned offer letter or employment agreement to Purchaser or its relevant Affiliates, as applicable, (ii) not have terminated their employment with Parent or its relevant Affiliates or notified any Person affiliated with Parent or Purchaser of their intent to terminate their employment with Parent or an Affiliate of Parent prior to the Closing or with Purchaser or an Affiliate of Purchaser following the Closing;

(i) [***] Contract. Parent or its Affiliates shall have completed all steps necessary to (x) novate the [***] Contract to Qorvo [***] in compliance with applicable [***] or similar Laws or regulations, (y) terminate (other than for a breach by Parent) the [***] Contract, or (z) finalize a rescoping of the [***] Contract in accordance with Section 6.25, including any necessary amendments to the Transition Services Agreement to enable Purchaser or its Affiliates to fulfill all obligations under the [***] Contract, with all required consents and approvals required to complete either (x), (y) or (z) obtained prior to the Closing; and

(j) NJ Industrial Site Recovery Act. Parent or one of its Affiliates shall have taken all steps required to comply with ISRA [***]

Section 10.3 Conditions to Parent’s Obligation to Close. The obligations of Parent to consummate the Sale shall be subject to the satisfaction or waiver (by Purchaser) at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. The Purchaser Fundamental Representations and each of the other representations and warranties of Purchaser and Guarantor contained in Article V shall be true and correct as of the Closing as if made at and as of the Closing (other than representations and warranties that expressly relate to an earlier date, in which case, such representations and warranties shall be so true and correct only on and as of such earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to “materiality,” “Purchaser Material Adverse Effect” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Covenants and Agreements. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects or any material non-performance shall have been cured.

(c) Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 10.3(a) and Section 10.3(b) have been satisfied.

(d) Ancillary Agreements. Purchaser shall have duly executed and delivered the Ancillary Agreements to which it is a party.

Section 10.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Sections 10.1, 10.2 or 10.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement.

ARTICLE XI

TERMINATION

Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Parent and Purchaser;

(b) by either Parent or by Purchaser, if the Closing shall not have been consummated on or before April 9, 2025, subject to Section 12.12 (the “Outside Date”); provided, that, the right to terminate this Agreement under this clause (b) shall not be available to any Party to this Agreement (i) whose breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date and (ii) in the event the Closing has not been consummated on or before the Outside Date solely as a result of Section 2.3(a);

(c) by either Parent or by Purchaser, if any Legal Restraint permanently preventing, enjoining or prohibiting the consummation of the Sale shall be in effect and shall have become final and non-appealable; provided, that, the right to terminate this Agreement under this clause (c) shall not be available to any Party to this Agreement whose breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date;

(d) subject to Section 6.15, by Purchaser by notice to Parent, if Parent or the Transferred Companies shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, or any such representations or warranties have become inaccurate, and such breach, failure to perform or inaccuracy (i) would give rise to the failure of a condition set forth in Section 10.2(a), Section 10.2(b) or Section 10.2(i) and (ii) (A) is incapable of being cured prior to the Outside Date or (B) if capable of being cured prior to the Outside Date, Parent or the Transferred Companies, as applicable, has not taken substantial steps to cure such breach or failure to perform prior to the date that is thirty (30) days from the date that Parent is notified in writing by Purchaser of such breach or failure to perform; provided, that, to exercise such right, Purchaser or Guarantor must not then be in breach of any representation, warranty, covenant or other agreement contained in this Agreement such that Section 10.2(a), Section 10.2(b) or Section 10.2(i) would not be satisfied; and

(e) subject to Section 6.15, by Parent by notice to Purchaser, if Purchaser or Guarantor shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, or any such representations or warranties have become inaccurate, and such breach, failure to perform or inaccuracy (i) would give rise to the failure of a condition set forth in Section 10.3(a) or Section 10.3(b), and (ii) (A) is incapable of being cured prior to the Outside Date or (B) if capable of being cured prior to the Outside Date, Purchaser has not taken substantial steps to cure such breach or failure to perform prior to the date that is thirty (30) days from the date that Purchaser is notified in writing by Parent of such breach or failure to perform; provided, that, to exercise such right, Parent and the Transferred Companies must not then be in breach of any representation, warranty, covenant or other agreement contained in this Agreement such that Section 10.3(a) or Section 10.3(b) would not be satisfied.

Section 11.2 Notice of Termination. In the event of termination of this Agreement by either or both of Parent and Purchaser pursuant to, and in accordance with the terms and conditions set forth in Section 11.1, written notice of such termination shall be given by the terminating Party to the other Party (a “Termination Notice”).

Section 11.3 Effect of Termination. In the event of termination of this Agreement by either or both of Parent and Purchaser pursuant to Section 11.1 or Section 6.15, this Agreement shall terminate and become void and have no effect, and there shall be no liability on the part of any Party to this Agreement, except as set forth in this Section 11.3; provided, that, termination of this Agreement shall not relieve any Party hereto from liability for any Intentional and Willful Breach prior to the time of such termination; provided, further, that, nothing contained in this Article XI will be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement. The provisions of Section 6.2 (Confidentiality), Section 6.3(c) (Required Actions), this Section 11.3 and Article XII (General Provisions) shall survive any termination of this Agreement.

Section 11.4 Extension; Waiver. At any time prior to the Closing, either Parent, on the one hand, or Purchaser, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Interpretation; Absence of Presumption.

(a) The Parties hereto acknowledge that the specification of any dollar amount in the Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or would reasonably be expected to have a Parent Material Adverse Effect, Business Material Adverse Effect or Purchaser Material Adverse Effect, as applicable.

(b) For the purposes of this Agreement: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms “Article”, “Section”, “paragraph”, “Exhibit” and “Schedule” shall be deemed to refer to an article of this Agreement, a section of this Agreement, a paragraph of this Agreement, an exhibit to this Agreement and a schedule to this Agreement (including the Disclosure Schedules) unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars, and any amounts that are denominated in a foreign currency shall be deemed to be converted into U.S. dollars at the applicable exchange rate in effect at 9:00 a.m., New York City time (as reported by Bloomberg L.P.) on the date for which such U.S. dollar amount is to be calculated; (v) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including, without limitation,” unless otherwise specified; (vi) the word “or” need not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) Parent and Purchaser have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (x) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided, that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (xi) references to any Contract are to that Contract as amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xii) a reference to any Person includes such Person’s successors and permitted assigns; (xiii) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (xiv) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xv) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number; (xvi) any document or item will be deemed “delivered”, “provided” or “made available” to Purchaser within the meaning of this Agreement if such document or item is (A) included in the “Helios” electronic data room hosted by Datasite LLC (the “Data Room”) by 8:00 p.m., New York City time on the day that is one (1) Business Day prior to the date of this Agreement. If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, any payment obligation of Purchaser hereunder shall be a joint and several obligation of Purchaser and the U.S. Transferred Company. In the event of any conflict or inconsistency between the terms of this Agreement and any Ancillary Agreement, this Agreement will control.

Section 12.2 Headings; Definitions. The Section and Article headings contained in this Agreement and the Ancillary Agreements are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement or the Ancillary Agreements.

Section 12.3 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Each Party agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 12.8. Notwithstanding the foregoing, any judgment obtained in accordance with the foregoing may be enforced in any other jurisdiction.

(b) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT, THE CLEAN TEAM AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT, THE CLEAN TEAM AGREEMENT OR RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 12.3(B). NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 12.3(B) WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 12.4 Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto, the Confidentiality Agreement and the Clean Team Agreement (all of which are hereby incorporated by reference), constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 12.5 Non-Recourse. This Agreement may only be enforced against, and any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as Parties to this Agreement. Except to the extent named as a Party to this

Agreement, and then only to the extent of the specific obligations of such Parties expressly set forth in this Agreement, no past, present or future direct or indirect stockholder, equityholder, member, partner, manager, director, officer, employee, Affiliate, agent or Representative of any Party to this Agreement will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the Parties to this Agreement or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement.

Section 12.6 No Third-Party Beneficiaries. Except for Section 6.10 and Section 12.14, which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto, are for the sole benefit of the Parties and their permitted assigns, and are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any legal or equitable rights, benefits, causes of action or remedies with respect to this Agreement and the subject matter or any provision hereof.

Section 12.7 Expenses. Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal, accounting, broker, finder or investment banker fees and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement.

Section 12.8 Notices. All notices, requests, demands, claims, and other communications required or permitted to be delivered, given, or otherwise provided under this Agreement must be in writing and must be delivered, given, or otherwise provided: (a) when personally delivered (in which case, it shall be effective upon delivery); (b) by overnight delivery by a nationally recognized courier service (in which case, it shall be effective on the Business Day after being deposited with such courier service); or (c) by electronic mail (in which case, it shall be effective when transmitted provided that no “error” message or other notification of non-delivery is generated), in each case, to the address listed below:

(a)	If to Parent or, prior to the Closing, the Transferred Companies:

Qorvo US, Inc.

c/o Qorvo, Inc.

7628 Thorndike Road

Greensboro, NC 27409

Attn: General Counsel

Email: [***]

and

United Silicon Carbide, Inc.

c/o Qorvo, Inc.

7628 Thorndike Road

Greensboro, NC 27409

Attn: General Counsel

Email: [***]

and

Qorvo Philippines Silicon Carbide, Inc.

c/o Qorvo, Inc.

7628 Thorndike Road

Greensboro, NC 27409

Attn: General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

c/o Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: [***]

E-mail: [***]

(b)	If to Purchaser:

Semiconductor Components Industries, LLC

5701 N Pima Rd

Scottsdale, AZ 85250-2634

Attention: Legal Department

E-mail: [***]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, CA 94301-1908

Attention: [***]

Email Address: [***]

Section 12.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns; provided, that, no Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party to this Agreement, except that (a) Parent may transfer or assign, in whole or from time to time in part, its rights under this Agreement to any Subsidiary of Parent, but any such transfer or assignment under this clause (a) will not result in any delay in the consummation of the transactions contemplated hereby or relieve Parent of any of its obligations hereunder and (b) Purchaser may, in whole or in part, from time to time transfer or assign, its rights, interests or obligations under this Agreement to any of its Affiliates, but any such transfer or assignment under this clause (b) will not result in any delay in the consummation of the transactions contemplated hereby or relieve Purchaser of any of its obligations hereunder.

Section 12.10 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party to this Agreement may, only by an instrument in writing, waive compliance by the other Party to this Agreement with any term or provision of this Agreement on the part of such other Party to this Agreement to be performed or complied with. The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.12 Specific Performance. The Parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties hereto acknowledge and agree that the Parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the Parties hereto agrees that it will not oppose, and irrevocably waives its right to object to, the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. Each of the Parties acknowledges and agrees that the existence of any other remedy contemplated by this Agreement or any Ancillary Agreement does not diminish the availability of an injunction or specific performance. If, prior to the Outside Date, any Party hereto brings any Action in accordance with Section 12.3 to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days or (ii) such other time period established by the court presiding over such action.

Section 12.13 No Admission. Nothing herein shall be deemed an admission by Purchaser, Parent or any of their respective Affiliates, in any Action or Action by or on behalf of a third party, that Purchaser, Parent or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 12.14 Privilege. Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Companies after the Closing), that, following the Closing, Ropes & Gray LLP (“Parent Group’s Counsel”) may serve as counsel to the members of the Parent Group and their Affiliates in connection with any matters related to this Agreement or the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the Ancillary Agreements, the negotiation, performance or subject matter hereof or thereof, or the Sale, notwithstanding any representation by Parent Group’s Counsel prior to the Closing Date of the Transferred Companies. Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Companies after the Closing), (i) to waive any claim they have or may have that Parent Group’s Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including the Transferred Companies), on the one hand, and the Parent Group or any of their respective Affiliates, on the other hand, Parent Group’s Counsel may represent the Parent Group and/or any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or any of its Affiliates (including the Transferred Companies) and even though Parent Group’s Counsel may have represented the Transferred Companies in a matter substantially related to such dispute. Purchaser, on behalf of itself and its Affiliates (including the Transferred Companies after the Closing) also further agrees that, as to all communications to or from Parent Group’s Counsel, on the one hand, and the Transferred Companies, the Parent Group or their respective Affiliates and their respective Representatives, on the other hand, that relate in any way to this Agreement or any Ancillary Agreement, the negotiation, performance or subject matter hereof or thereof, or the transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs and will belong solely to the Parent Group and will not pass to or be claimed by Purchaser or its Affiliates (including the Transferred Companies after the Closing). Without limitation of the foregoing, none of Purchaser or any of its Affiliates (including the Transferred Companies after the Closing) may use or rely upon any communications described in the immediately preceding sentence in any dispute against or involving the Parent Group. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including the Transferred Companies), on the one hand, and a third party other than (and not an Affiliate of) a party to this Agreement, on the other hand, the Transferred Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Parent Group’s Counsel to such third party; provided, however, that the Transferred Companies may not waive such privilege without the prior written consent of Parent. Purchaser acknowledges that it has consulted with independent counsel of its own choosing with respect to the meaning and effect of this Section 12.14. Parent Group’s Counsel is an express intended third party beneficiary of this Agreement for purposes of this Section 12.14, and may enforce the same. This Section 12.14 will survive the Closing and will remain in effect indefinitely.

Section 12.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic method shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties hereto as of the day first above written.

QORVO US, INC.

By:	/s/ Grant A. Brown
Name: Grant A. Brown
Title: Vice President

UNITED SILICON CARBIDE, INC.

By:	/s/ Grant A. Brown
Name: Grant A. Brown
Title: President

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

By:	/s/ Hassane El-Khoury
Name: Hassane El-Khoury
Title: President and Chief Executive Officer

ON SEMICONDUCTOR CORPORATION
solely for the purposes of Article V and Section 6.15

By:	/s/ Hassane El-Khoury
Name: Hassane El-Khoury
Title: President and Chief Executive Officer

Exhibit A

Accounting Principles; Working Capital Calculation

[***]

Exhibit B

Business Employees

[***]

Exhibit C

Transitional Trademark License

[***]

Exhibit D

Transition Services Agreement

[***]

Exhibit E

[***]

[***]

Exhibit F

Lease Assignment and Assumption Agreement

[***]